As filed with the Securities and Exchange Commission on February 1, 2006

Registration No. 333-130667

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	6022	58-2107916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

H. AVERETT WALKER

Chief Executive Officer

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308 (404) 885-3294	Katherine M. Koops Powell Goldstein LLP One Atlantic Center, Fourteenth Floor 1201 W. Peachtree Street, N.W. Atlanta, Georgia 30309 (404) 572-6819

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:    Upon the merger of Neighbors Bancshares, Inc. with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT OF NEIGHBORS BANCSHARES, INC.	PROSPECTUS OF SECURITY BANK CORPORATION

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Neighbors Bancshares, Inc. and Security Bank Corporation have each agreed to the acquisition of Neighbors by Security. In the merger each share of Neighbors common stock will receive consideration of approximately $1.37 in cash and ..9256 shares of Security common stock. The stock options and warrants held by Neighbors directors and employees at closing will be converted into cash and Security common stock based on the net equivalent value of the options and warrants.

Security’s common stock is quoted on The Nasdaq National Market under the symbol “SBKC.” On January 31, 2006, the closing price of Security’s common stock was $22.60. If the merger had closed on that date, for each share of Neighbors common stock held by you, you would have received $1.37 in cash and .9256 shares of Security common stock with a value of approximately $20.91, for a total value of $22.28 per Neighbors share. Shares of Neighbors common stock are not traded on any securities exchange and have no established trading market. The last known sales price for a share of Neighbors common stock was $12.50 on July 20, 2005. If the average closing price of Security common stock during the 20 trading-day period ending five trading days prior to the date of the merger is less than or equal to $18.68 per share and certain other market conditions exist, then Neighbors may renegotiate the merger consideration with Security. If a new price is not agreed upon within 15 days, the merger agreement will terminate.

A special meeting of Neighbors’ shareholders will be held on Tuesday, March 7, 2006. Approval of the merger agreement requires the affirmative vote of a majority of the shares of Neighbors common stock outstanding on the record date. The board of directors and executive officers, who hold the power to vote approximately 24.8% of the outstanding shares of Neighbors, have signed agreements with Security to vote in favor of the merger.

Neighbors’ board of directors recommends that you vote FOR approval of the merger agreement.

You should read this entire proxy statement-prospectus and the documents incorporated herein by reference carefully because they contain important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Security common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated February 3, 2006 and is first being mailed to Neighbors’ shareholders on or about February 6, 2006.

NEIGHBORS BANCSHARES, INC.

2380 Old Milton Parkway

Alpharetta, Georgia 30004

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 7, 2006

To the Shareholders of Neighbors Bancshares, Inc.:

Neighbors will hold a special meeting of shareholders at its main office located at 2380 Old Milton Parkway, Alpharetta, Georgia on Tuesday, March 7, 2006 at 8:30 a.m., local time, for the following purposes:

1.	Merger. To approve and adopt an agreement and plan of reorganization, dated November 22, 2005, and amended December 22, 2005, between Security Bank Corporation and Neighbors Bancshares, Inc., pursuant to which Security will acquire Neighbors through the merger of Neighbors with and into Security. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on January 31, 2006, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of a majority of the shares of Neighbors common stock outstanding on the record date.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the merger agreement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Neighbors’ secretary, or by filing a properly executed proxy of a later date with Neighbors’ secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

Neighbors’ shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and who comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Phil Baldwin
Alpharetta, Georgia	President and Chief Executive Officer
February 3, 2006

OTHER MATTERS	76

EXPERTS	76

LEGAL MATTERS	76

WHERE YOU CAN FIND ADDITIONAL INFORMATION	77

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEIGHBORS	F-1

IMPORTANT NOTICE FOR NEIGHBORS’ SHAREHOLDERS

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it. This proxy statement–prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Security or Neighbors since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Security” and “Neighbors” refer to Security Bank Corporation and Neighbors Bancshares, Inc., respectively, and, where the context requires, “Security” may refer to Security Bank Corporation and its subsidiaries, Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro.

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement, which provides for the acquisition of Neighbors by Security through the merger of Neighbors with and into Security.

Q:	How does my board of directors recommend I vote on the merger?

A:	The board of directors of Neighbors recommends that you vote “FOR” approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a unique strategic opportunity to combine with Security, which is expected to create greater short- and long-term growth and shareholder value.

Q:	What will I receive in the merger?

A:	A total of $1,819,000 and 1,233,404 shares of Security common stock (the “merger consideration”) will be issued in the merger. Each share of Neighbors common stock outstanding at the effective time of the merger will be exchanged in the merger for a combination of cash and shares of Security common stock representing its pro rata share of the merger consideration. In addition, options and warrants held by Neighbors employees and directors at closing will be cancelled and exchanged for a pro rata share of the merger consideration based on the net equivalent value of such option or warrant. While the value of the cash component of the merger consideration and the number of shares of Security common stock you will receive will remain fixed, the value of the stock component of the merger consideration will fluctuate with the market price of the Security common stock prior to the closing of the merger. If the average closing price of the Security common stock during the 20 trading-day period ending five trading days before the proposed effective time of the merger is less than $18.68 per share and certain other market conditions are met, then Neighbors may renegotiate the merger consideration with Security. If they cannot agree on a new price within 15 business days after the proposed effective date, then the merger agreement will terminate. Assuming 1,332,542 shares of Neighbors common stock (including the equivalent warrant and option shares) are outstanding at the time of the merger, each outstanding share of Neighbors common stock would represent the right to receive the amount of cash and stock shown below. These amounts reflect the issuance of $1,819,000 cash consideration and 1,233,404 shares of Security common stock and are based on the closing prices for Security’s stock on November 21, 2005 of $24.88 and January 31, 2006 of $22.60. Because the exchange ratio, with certain limited exceptions, is fixed, the “Total Merger Consideration Value” shown below will fluctuate depending on the current market price of Security common stock.

Date	Total Merger Consideration Value	Cash per Neighbors Share	Shares of Security Stock per Neighbors Share	Value of Shares of Security Stock per Neighbors Share	Total Value of Consideration per Neighbors Share
November 21, 2005 (one day prior to date of the merger agreement)	$32,506,092	$1.37	.9256	$23.02	$24.39
January 31, 2006 (last practicable day prior to date of this proxy statement-prospectus)	$29,693,930	$1.37	.9256	$20.91	$22.28

Because most of the merger consideration consists of Security common stock, the value of the consideration you receive could vary from the amounts shown above. Examples of the possible fluctuation in the value of the merger consideration that you receive are set forth under the heading “The Merger Agreement—What Neighbors Shareholders Will Receive in the Merger.”

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Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger soon after the special shareholders’ meeting, assuming the Neighbors shareholders approve the merger.

Q:	What should I do now?

A:	After carefully reading and considering the information in this proxy statement-prospectus, indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement.

Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to Neighbors’ secretary. Second, you can submit a new properly executed proxy with a later date with Neighbors’ secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my Neighbors stock certificates now?

A:	No. If the merger is completed, Registrar and Transfer Company, the exchange agent, will send all of Neighbors’ shareholders written instructions for exchanging Neighbors common stock certificates for the merger consideration.

Q:	If I am a Neighbors shareholder, can I elect to receive the merger consideration solely in cash or solely in Security common stock?

A:	No. You will receive your pro rata share of $1,819,000 in cash (approximately $1.37 per share), and your pro rata share of 1,233,404 shares of Security common stock (approximately ..9256 shares).

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:

Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Georgia law. To

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exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the heading “Dissenters’ Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Georgia law as Appendix C to this proxy statement-prospectus.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact Richard Eason at Neighbors Bancshares, Inc., 2380 Old Milton Parkway, Alpharetta, Georgia 30004, telephone: (770) 343-6255.

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SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Security common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated by reference into this proxy statement-prospectus. You may obtain the information about Security that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of Neighbors’ shareholders.

Each item in this summary refers to the page of this proxy statement-prospectus document on which that subject is discussed in more detail.

The Companies (See page 45 for Security and page 48 for Neighbors)

SECURITY BANK CORPORATION

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

Security is a Georgia corporation and a registered bank holding company headquartered in Macon, Georgia. Security’s current banking subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. Security currently provides a full range of traditional banking services throughout central Georgia, in limited parts of the metropolitan Atlanta area, and in Glynn County, Georgia. Security also conducts a mortgage lending business through its wholly owned subsidiary, Fairfield Financial Services, Inc.

As of September 30, 2005, Security had consolidated total assets of approximately $1.3 billion, consolidated total loans of approximately $1.0 billion, consolidated total deposits of approximately $1.1 billion and consolidated shareholders’ equity of approximately $140 million.

On December 31, 2005, Security completed its acquisition of Rivoli BanCorp, Inc., located in Macon, Georgia, which serves as the bank holding company for Rivoli Bank & Trust. As of September 30, 2005, Rivoli had consolidated total assets of approximately $213 million, consolidated total loans of approximately $160 million, consolidated total deposits of approximately $167 million and consolidated shareholders’ equity of approximately $13 million.

NEIGHBORS BANCSHARES, INC.

2380 Old Milton Parkway

Alpharetta, Georgia 30004

(770) 343-6255

Neighbors is a Georgia corporation that serves as the holding company for Neighbors Bank, a state-chartered bank organized under Georgia law. Neighbors Bank’s office is located in the City of Alpharetta, in northern Fulton County, Georgia and is a full-service commercial bank dedicated to providing superior customer service to individuals and businesses in northern Fulton County. As of September 30, 2005, Neighbors had

consolidated total assets of approximately $105 million, consolidated total net loans of approximately $88 million, consolidated total deposits of approximately $96 million and total consolidated shareholders’ equity of approximately $9 million.

The Merger (See page 26)

Under the terms of the merger agreement, Security will acquire Neighbors through the merger of Neighbors with and into Security. After the merger, Security will be the surviving corporation and will continue its corporate existence under Georgia law and Neighbors will cease to exist. Neighbors Bank, Neighbors’ wholly owned subsidiary, will continue its separate existence as a wholly owned subsidiary of Security. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 26)

A total of $1,819,000 and 1,233,404 shares of Security common stock will be issued in the merger. Each share of Neighbors common stock outstanding at the effective time of the merger will be exchanged in the merger for a combination of cash and shares of Security common stock, representing its pro rata share of the merger consideration. Because the exchange ratio is fixed, while the value of the cash component of the merger consideration and the number of shares of Security common stock you will receive will remain fixed, the value of the stock component of the merger consideration will fluctuate with the market price of the Security common stock. If the average closing price of the Security common stock during the 20 trading-day period ending on the date that is five trading days before the proposed effective time of the merger is less than or equal to $18.68 per share and certain other market conditions are met, then Neighbors may renegotiate the merger consideration with Security. If they cannot agree on a new price within 15 business days after the proposed effective date, then the merger agreement terminates. Assuming 1,332,542 shares of Neighbors common stock (including equivalent warrant and option shares) are outstanding at the time of the merger, each outstanding share of Neighbors common stock would represent the right to receive the amount of cash and stock shown below. These amounts reflect the issuance of $1,819,000 cash and 1,233,404 shares of Security common stock and are based on the closing prices for Security’s stock on November 21, 2005 of $24.88 and January 31, 2006 of $22.60.

Date	Total Merger Consideration Value	Cash per Neighbors Share	Shares of Security Stock per Neighbors Share	Value of Shares of Security Stock per Neighbors Share	Total Value of Consideration Per Neighbors Share
November 21, 2005 (one day prior to date of the merger agreement)	$32,506,092	$1.37	.9256	$23.02	$24.39
January 31, 2006 (last practicable day prior to date of this proxy statement-prospectus)	$29,693,930	$1.37	.9256	$20.91	$22.28

The following table shows examples of the value of shares of Security common stock and the total value of the consideration into which a share of Neighbors common stock would be converted in the merger, assuming that the market price for Security stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

Assumed Closing Price of Security Common Stock(1)	Merger Consideration Exchanged for One Share of Neighbors Common Stock			Total Value of Consideration Received
	Cash	Number of Shares of Security Common Stock	Value of Shares of Security Common Stock
$25.00	$1.37	.9256	$23.14	$24.51
24.50	1.37	.9256	22.68	24.05
24.00	1.37	.9256	22.21	23.58
23.50	1.37	.9256	21.75	23.12
23.00	1.37	.9256	21.29	22.66
22.50	1.37	.9256	20.83	22.20
22.00	1.37	.9256	20.36	21.73

(1)	The closing price of Security common stock on January 31, 2006 was $22.60.

Each share of Neighbors common stock held in the treasury of Neighbors immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

You will not be allowed to elect whether to receive cash or Security common stock. Instead, you will receive your pro rata share of the cash and stock consideration.

You will not receive any fractional shares of Security common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Security common stock otherwise issuable upon conversion, multiplied by $23.35, which represents the value of the Security common stock used in the calculation of the exchange ratio for the merger.

Effect of the Merger on Neighbors Options and Warrants (See page 27)

Prior to the execution of the merger agreement, there were outstanding options and warrants to purchase 309,388 shares of Neighbors common stock, with a weighted average exercise price of $10.00 per share. All unexercised options and warrants held at closing will be cancelled in the merger, and the holders of those options and warrants will be entitled to receive a pro rata share of the merger consideration based on the number of equivalent option and warrant shares underlying the option or warrant. The number of equivalent warrant and option shares underlying each such award is equal to the net equivalent value of such option or warrant divided by $22.98, the deemed value of the merger consideration per share. “Net equivalent value” of an option or warrant is equal to the product of (a) $22.98 less the exercise price per share of such option or warrant and (b) the number of shares of Neighbors common stock underlying such option or warrant.

Your Expected Tax Treatment as a Result of the Merger (See page 36)

In general, Neighbors shareholders who exchange Neighbors common stock for a combination of Security common stock and cash (not including cash received instead of a fractional share of Security common stock) pursuant to the merger will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of Security common stock received in the merger over (ii) the tax basis in the shares of Neighbors common stock (not including any tax basis allocable to any fractional shares of Security common stock paid in cash) surrendered. The completion of the merger is conditioned on the receipt of a tax opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that Neighbors shareholders will not recognize a gain or loss in connection with the exchange of their shares (except with respect to any cash received).

Any shareholder of Neighbors who receives all cash in the merger, as a result of perfecting dissenters’ rights under Georgia law, will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in his or her Neighbors common stock. See “Material Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your particular circumstances or treatment under U.S. federal income tax law. For these reasons, we recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign, or other tax consequences of the merger to you.

You Will Have Dissenters’ Rights as a Result of the Merger (See page 42)

If the merger is completed, those shareholders of Neighbors who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your Neighbors shares in cash as determined in accordance with Georgia law. Appendix C includes the relevant provisions of Georgia law regarding these rights.

Reasons for the Merger (See page 17)

Neighbors’ directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by Neighbors’ shareholders relative to the book value and earnings per share of Neighbors common stock;

•	information concerning Security’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security;

•	the opinion of Burke Capital Group, L.L.C. (“Burke Capital”) that the consideration to be received by Neighbors’ shareholders in the merger is fair from a financial point of view;

•	the fact that the merger will enable Neighbors’ shareholders to exchange their relatively illiquid shares of Neighbors common stock for shares that are more widely held and actively traded, and that the exchange for Security common stock will be tax-free to Neighbors’ shareholders (except for the amount of any cash received);

•	the alternatives to the merger, including remaining an independent institution; and

•	the competitive and regulatory environment for financial institutions generally.

Opinion of Neighbors’ Financial Advisor (See page 18)

In deciding to approve the merger, the board of directors of Neighbors considered the opinion of its financial advisor, Burke Capital. Burke Capital, an investment banking and financial advisory firm with a national reputation, has given a fairness opinion to the Neighbors board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of Neighbors. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Burke Capital considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of Neighbors to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Burke Capital in providing its opinion.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 15)

The board of directors of Neighbors has unanimously approved the merger agreement and believes that the merger is in the best interests of Neighbors’ shareholders. The board recommends that you vote FOR approval of the merger agreement.

Information About the Shareholders’ Meeting (See page 14)

A special meeting of the shareholders of Neighbors will be held on Tuesday, March 7, 2006, at 8:30 a.m., local time. The meeting will be held at Neighbors’ main office located at 2380 Old Milton Parkway, Alpharetta, Georgia. At the meeting, the shareholders of Neighbors will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger soon after the special shareholders’ meeting.

Quorum and Vote Required at the Meeting (See page 14)

Shareholders who own Neighbors common stock at the close of business on January 31, 2006 (the “record date”) will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Neighbors common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger agreement requires the affirmative vote of majority of the shares of Neighbors common stock outstanding on the record date.

Share Ownership of Management (See page 71)

As of the record date for the special meeting, directors and executive officers of Neighbors had or shared voting or dispositive power over approximately 24.8% of the issued and outstanding shares of Neighbors common stock. These individuals have agreed with Security that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the record date of the meeting, neither Security nor any of its directors or executive officers owned any shares of Neighbors common stock nor did they possess shared or other voting or dispositive power over any of the issued and outstanding Neighbors common stock.

Management and Operations after the Merger

•	Neighbors will cease to exist after the merger.

•	Neighbors Bank, Neighbors’ wholly owned subsidiary, will continue to operate following the merger as a separate, wholly owned subsidiary of Security.

•	One of the current directors of Neighbors, to be determined by Security, will be appointed to the board of directors of Security.

We Must Obtain Regulatory Approval to Complete the Merger (See page 34)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Georgia Department of Banking and Finance (the “GDBF”). As of the date hereof, we have not filed all regulatory applications and notices required to be filed prior to the merger. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 29)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	approval of the merger agreement by the Neighbors’ shareholders;

•	receipt of an opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization;

•	receipt by Security of an agreement not to compete from each of Neighbors’ directors and executive officers;

•	execution of employment agreements between Security and certain of Neighbors’ executive officers;

•	the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate, and the parties must have performed in all material respects all of their obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, Security and Neighbors contemplate that they will complete the merger soon after the special shareholders’ meeting.

Termination and Termination Fee (See page 30)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Security terminates the merger agreement because Neighbors’ board withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the Security merger, or if Neighbors terminates the merger agreement because it has received an offer for such an acquisition transaction, Neighbors (or its successor) must pay to Security a termination fee of $1,400,000.

Neighbors’ Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 31)

The executive officers and directors of Neighbors have interests in the merger in addition to their interests as shareholders of Neighbors generally. The members of Neighbors’ board of directors know about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	payments of bonuses to certain executive officers of Neighbors in connection with the merger;

•	payments to directors of Neighbors by Security in exchange for their continued service as directors of Neighbors Bank after the merger;

•	the continued employment of some of Neighbors’ executive officers by Security after the merger;

•	the continuation of employee benefits;

•	the appointment of one of Neighbors’ current directors to Security’s board of directors;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Neighbors for certain liabilities; and

•	the conversion of stock options and warrants, whether or not vested, into the right to receive a pro rata portion of the merger consideration.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Differences in Rights of Neighbors’ Shareholders after the Merger (See page 39)

Neighbors shareholders who receive Security common stock in the merger will become Security shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Georgia law and by Security’s articles of incorporation and bylaws. The rights of Security shareholders are different in certain respects from the rights of Neighbors’ shareholders. Some of the principal differences are described in this proxy statement-prospectus.

Accounting Treatment (See page 35)

Security is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

Selected Financial Information of Security

The following table sets forth certain consolidated financial information of Security. The information for the years ended December 31 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Security contained in its annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement-prospectus. All share data has been adjusted to reflect the declaration of a two-for-one split of Security’s common stock in the form of a 100% stock dividend paid on May 27, 2005.

	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
INCOME STATEMENT: (in thousands)
Interest Income	$55,594	$39,208	$53,926	$42,894	$32,920	$33,608	$27,035
Interest Expense	18,975	10,237	14,373	12,912	12,110	16,586	13,106

Net Interest Income	36,619	28,971	39,553	29,982	20,810	17,022	13,929
Provision for Loan Losses	2,203	1,967	2,819	2,859	2,603	1,912	1,292
Other Income	12,238	10,699	14,833	17,303	13,146	11,147	5,354
Other Expense	28,045	23,712	32,308	30,841	23,022	19,397	12,655

Income Before Tax	18,609	13,991	19,259	13,585	8,331	6,860	5,336
Income Taxes	6,803	5,089	6,940	4,938	3,065	2,518	1,857

Net Income	$11,806	$8,902	$12,319	$8,647	$5,266	$4,342	$3,479

PER SHARE:
Earnings Per Common Share:
Basic	$0.97	$0.81	$1.10	$0.99	$0.77	$0.65	$0.52
Diluted	0.94	0.78	1.07	0.96	0.76	0.64	0.51
Cash Dividends Paid	0.20	0.17	0.22	0.20	0.17	0.15	0.14
Basic Weighted Average Shares	12,212,164	10,992,132	11,156,372	8,725,276	6,779,220	6,745,938	6,708,290

RATIOS:
Return on Average Assets	1.32%	1.25%	1.27%	1.16%	1.03%	1.00%	1.09%
Return on Average Equity	12.98	13.08	13.04	14.27	14.11	13.05	12.01
Dividend Payout Ratio	20.62	20.99	20.00	20.20	22.08	23.08	26.92
Average Equity to Average Assets	10.15	9.53	9.72	8.11	7.27	7.63	9.06
Net Interest Margin	4.46	4.44	4.45	4.40	4.38	4.24	4.78

BALANCE SHEET: (in thousands, except shares)
(At end of period)
Assets	$1,345,566	$1,012,647	$1,063,485	$911,269	$581,319	$504,762	$410,230
Investment Securities (a)	121,374	115,325	111,412	102,855	53,905	51,041	51,498
Loans Held for Sale	9,372	9,363	7,507	11,448	35,955	40,764	13,215
Loans, Net of Unearned Income	1,064,070	792,321	845,765	697,682	438,446	378,542	305,264
Reserve for Loan Losses	13,628	10,465	10,903	9,407	5,480	4,099	3,003
Deposits	1,086,379	791,202	842,558	743,301	440,595	375,065	311,577
Borrowed Funds	110,259	110,812	107,504	85,986	96,310	90,418	64,057
Shareholders’ Equity	140,408	104,154	106,671	75,809	39,548	34,777	31,071
Shares Outstanding, Net of Treasury Shares	12,911,550	11,625,170	11,639,810	10,048,600	6,796,634	6,745,938	6,745,938

(a)	Investment Securities include FHLB Stock (in thousands): 2005—$5,759 (at 9/30/2005); 2004—$3,847 and $4,918 (at 9/30/2004 and 12/31/2004, respectively); 2003—$3,935 (at 12/31/2003); 2002—$3,614 (at 12/31/2002); 2001—$3,533 (at 12/31/2001); and 2000—$2,464 (at 12/31/2000).

Selected Financial Information of Neighbors

The following table sets forth certain consolidated financial information of Neighbors. The information for the years ended December 31, 2004 and 2003 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Neighbors for the year ended December 31, 2004, which are included in this proxy statement-prospectus. Neighbors commenced operations in 2003. As a result, consolidated financial information for the years ended December 31, 2002, 2001 and 2000 is not presented.

	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2005	2004	2004	2003
STATEMENT OF OPERATIONS: (in thousands)
Interest Income	$4,343	$940	$1,684	$90
Interest Expense	1,780	237	512	65

Net Interest Income	2,563	703	1,172	25
Provision for Loan Losses	490	353	465	45
Other Income	127	69	79	1
Other Expense	1,809	1,199	1,750	754

Net Income (Loss)	$391	$(780)	$(964)	$(773)

PER SHARE:
Earnings (Loss) Per Common Share:
Basic	$.34	$(.67)	$(.83)	$(.67)
Diluted	.33	(.67)	(.83)	(.67)
Cash Dividends Paid	0	0	0	0
Basic Weighted Average Shares	1,157,800	1,157,800	1,157,800	1,157,800

RATIOS:
Return on Average Assets	0.77%	(3.76)%	(2.93)%	(10.35)%
Return on Average Equity	7.16	(10.71)	(10.13)	(26.37)
Dividend Payout Ratio	N/A	N/A	N/A	N/A
Average Equity to Average Assets	10.80	34.99	28.96	39.27
Net Interest Margin	4.47	3.85	4.19	0.45

BALANCE SHEET: (in thousands, except shares)
(At end of period)
Assets	$105,490	$44,555	$56,968	$12,737
Investment Securities Available-for-Sale	3,319	1,328	404	1,446
Investment Securities Held-to-Maturity	1,993	1,981	2,981	0
Loans, Net	88,493	35,369	47,522	4,439
Allowance for Loan Losses	1,000	398	510	45
Deposits	95,666	34,674	46,850	2,577
Federal Funds Purchased and Other Liabilities	335	68	1,016	99
Shareholders’ Equity	9,489	9,282	9,103	10,061

COMPARATIVE SHARE DATA REGARDING NEIGHBORS AND SECURITY

The following table sets forth certain unaudited comparative per share data relating to consolidated shareholders’ equity (book value) per common share, cash dividends declared per common share and income from continuing operations per common share. This information is presented: (i) on a historical basis for Neighbors and Security, (ii) on a pro forma combined basis per share of Security stock to reflect completion of the acquisition, and (iii) on an equivalent pro forma basis per share of Neighbors stock to reflect completion of the acquisition, assuming it was effective for the periods presented. The pro forma information has been prepared giving effect to the acquisition using the purchase accounting method. This information should be read in conjunction with the historical financial statements and related notes of both entities included or incorporated by reference herein. The pro forma information should not be relied upon as being indicative of the historical results that would have resulted if Security and Neighbors had actually been combined.

	As of and for the nine months ended September 30, 2005	As of and for the year ended December 31, 2004
Book value per share:
Security	$10.87	$9.15
Neighbors	8.20	7.86
Pro forma combined	12.09	10.66
Per Equivalent Neighbors share(1)	11.19	9.87

Cash dividends per share:
Security	$0.20	$0.22
Neighbors	—	—
Pro forma combined	0.20	0.22
Per Equivalent Neighbors share(1)	0.19	0.20

Net income (loss) per share (basic):
Security	$0.97	$1.10
Neighbors	0.34	(0.83)
Pro forma combined	0.90	0.91
Per Equivalent Neighbors share(1)	0.84	0.85

Net income (loss) per share (diluted):
Security	$0.94	$1.07
Neighbors	0.33	(0.83)
Pro forma combined	0.88	0.89
Per Equivalent Neighbors share(1)	0.81	0.82

(1)	Calculated by multiplying the pro forma combined information by the exchange ratio of .9256.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

Because the market price of Security common stock will fluctuate, you cannot be sure of the market value of the Security common stock that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of Neighbors common stock will be converted into the right to receive cash and shares of Security common stock. While the number of shares of Security common stock you will receive will not change, the value of that portion of the merger consideration will fluctuate based upon the value of Security common stock. The value of the Security common stock that you receive in the merger will likely be different from the value of Security common stock on the date the merger was announced, on the date that this proxy statement-prospectus is mailed to Neighbors’ shareholders and on the date of the special meeting of Neighbors’ shareholders. Unless the market value of Security’s common stock drops to $18.68 per share or below, and certain other market conditions are met, there will be no adjustment made to the merger consideration you are entitled to receive.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Security’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Security’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Security common stock you will receive upon completion of the merger.

Risks associated with unpredictable economic and political conditions may be amplified as a result of Security’s limited market area.

Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond Security’s control may adversely affect profitability. In addition, a significant portion of Security’s primary business area is located near Robins Air Force Base, one of the largest employers in Georgia, and many of Security’s customers are financially dependent, directly and indirectly, on the continued operation of Robins Air Force Base. Military installations, such as Robins Air Force Base, are subject to annual review and potential closing by the United States Congress. The closing of Robins Air Force Base, or a significant reduction in the operations conducted there may result in, among other things, a deterioration in Security’s credit quality or a reduced demand for credit and may harm the financial stability of Security’s customers. Due to Security’s limited market area, these negative conditions may have a more noticeable effect on Security than would be experienced by an institution with a larger, more diverse market area.

Combining the two companies may be more difficult, costly, or time-consuming than we expect.

Security and Neighbors have operated, and, until completion of the merger, will continue to operate, independently. In addition, in June 2005 Security acquired SouthBank in Woodstock, Georgia, which Security presently operates as Security Bank of North Metro, and on December 31, 2005, completed the acquisition of Rivoli Bancorp and its subsidiary, Rivoli Bank & Trust, which operates in Macon, Georgia. It is possible that the integration process for these acquisitions could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect Security’s ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If Security has difficulties with the integration process, it might not achieve the economic benefits expected to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause Security to lose customers or cause customers to remove their deposits or loans from Security’s banks and move their business to competing financial institutions.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board and the GDBF. The Federal Reserve Board and the GDBF will consider, among other factors, the competitive impact of the merger, Security’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board and the GDBF will review capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits Neighbors’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Neighbors’ ability to discuss competing third-party proposals to acquire all or a significant part of Neighbors. In addition, Neighbors has agreed to pay Security a fee of $1,400,000 if the transaction is terminated because Neighbors decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Neighbors from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Neighbors than it might otherwise have proposed to pay.

Certain directors and executive officers of Neighbors have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of Neighbors have interests in the merger other than their interests as shareholders. For example, some of Neighbors’ executive officers will receive bonus payments upon the closing of the merger and will enter into employment agreements with Security at that time. Additionally, Neighbors’ bank directors will receive fees for their services in that capacity from Security after the merger and one of Neighbors’ directors will be elected to Security’s board of directors upon the closing of the merger. The board of directors of Neighbors was aware of these interests at the time it approved the merger. These interests may cause Neighbors’ directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger” for more information on the interests described above and other interests of Neighbors’ executive officers and directors in the merger.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of Security and Neighbors to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Security and Neighbors believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	the costs of integrating Security’s and Neighbors’ operations, which may be greater than Security expects;

•	potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	Security’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•	Security’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support its business;

•	Security’s ability to keep pace with technological changes;

•	Security’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers;

•	Security’s ability to expand into new markets;

•	the cost and other effects of material contingencies;

•	further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, credit unions and finance companies, may increase competitive pressures and affect Security’s ability to preserve its customer relationships and margins;

•	possible changes in general economic and business conditions in the United States in general and in the larger region and communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets;

•	the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty; and

•	possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Security and Neighbors do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE NEIGHBORS

SPECIAL SHAREHOLDERS’ MEETING

Purpose

You have received this proxy statement-prospectus because the board of directors of Neighbors is soliciting your proxy for the special meeting of shareholders to be held on Tuesday, March 7, 2006 at Neighbors’ main office located at 2380 Old Milton Parkway, Alpharetta, Georgia, at 8:30 a.m., local time. Each copy of this proxy statement-prospectus mailed to holders of Neighbors common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•	the merger agreement; and

•	any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card or do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The record date for the special meeting is January 31, 2006. Neighbors’ shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of the record date, there were 1,157,800 shares of Neighbors common stock issued and outstanding and entitled to vote at the meeting, held by approximately 468 holders of record.

The presence, in person or by proxy, of a majority of the shares of Neighbors common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Neighbors common stock outstanding on January 31, 2006 entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, Neighbors will count as present at the meeting the shares of Neighbors common stock present in person but not voting and the shares of common stock for which Neighbors has received proxies but with respect to which the holders of such shares have abstained.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Neighbors common stock as of the record date for the special meeting.

As of the record date for the meeting, Neighbors’ directors and executive officers beneficially owned a total of 286,850 shares, or approximately 24.8%, of the outstanding shares of Neighbors common stock. These individuals have agreed with Security that they will vote their stock in favor of the merger agreement.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to Neighbors’ secretary prior to the date of the meeting revoking your proxy; or

•	submitting to Neighbors’ secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Neighbors’ board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If you hold shares of Neighbors in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, however, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted.

Neighbors will bear the cost of soliciting proxies from its shareholders. Neighbors will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Neighbors may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Neighbors will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Rights of Dissenting Shareholders

Neighbors’ shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code (“GBCC”) will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. For more information regarding the exercise of these rights, see “Dissenters’ Rights.”

Recommendation of the Board of Directors of Neighbors

Neighbors’ board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Neighbors and its shareholders and recommends that you vote “FOR” approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Neighbors’ board of directors, among other things, consulted with its legal advisor, Powell Goldstein LLP, regarding the legal terms of the merger agreement, and with Burke Capital, its financial advisor, which rendered a fairness opinion to the board. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Background of the Merger” and “—Reasons for the Merger.”

Shareholders should note that Neighbors’ directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Neighbors. See “The Merger Agreement—Interest of Certain Persons in the Merger.”

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

The board of directors of Neighbors believes that its primary responsibility is to increase shareholder value. Although the board of directors believes that Neighbors has enjoyed strong performance since Neighbors Bank opened, it believes that a strategic merger with a larger bank with greater stock liquidity would enhance the value of Neighbors’ shareholders’ investment.

On August 22, 2005, Tony Collins, Security’s senior vice president, expressed Security’s interest in entering into a merger with Neighbors at a meeting with Phil Baldwin, Neighbors’ president and chief executive officer. Mr. Baldwin replied that he did not believe that Neighbors’ board of directors was interested in pursuing a merger, but agreed to host members of Security’s management team at Neighbors’ main offices to continue discussions. On September 13, 2005, H. Averett Walker, Security’s president and chief executive officer, James McLemore, Security’s chief financial officer, and Mr. Collins visited Neighbors’ office and met with Mr. Baldwin, Richard Eason, Neighbors’ chief financial officer, Ross Mynatt, Neighbors’ chief lending officer, and James Williams, Neighbors’ chairman. At this meeting, Mr. Walker expressed Security’s interest in seeking a strategic combination with Neighbors as part of Security’s expansion into the North Fulton County market and indicated that a merger offer would be forthcoming.

On October 12, 2005, Mr. Baldwin informed Neighbors’ board of the ongoing discussions with Security and the board voted to consider a merger offer from Security should such an offer arise. Security reviewed public information and performed a financial analysis of Neighbors prior to determining that it wanted to pursue a possible acquisition. During the remainder of October, the respective executive officers of Neighbors and Security discussed generally the terms of a potential merger. On November 3, 2005, Neighbors received a draft letter of intent from Security that outlined the terms under which Security would be willing to pursue a transaction.

On November 9, 2005, Messrs. Walker, McLemore and Collins attended Neighbors’ board meeting to discuss Security’s strategic plans and the proposed merger. Representatives of Powell Goldstein LLP, counsel to Neighbors, were also at the meeting. Following the meeting, Neighbors’ board voted unanimously to accept Security’s offer pending receipt of a fairness opinion from a financial advisor and negotiation of a definitive merger agreement. Security and Neighbors entered into a confidentiality agreement dated November 10, 2005 but did not enter into a letter of intent.

On November 11, 2005, Security visited Neighbors’ main offices to conduct due diligence. On November 13, 2005, the Security Board of Directors met and discussed the terms of the proposed merger. After discussion of the terms, the Security board unanimously approved the proposed merger, subject to negotiation of a definitive merger agreement. The Security board’s reasons for approving the merger are listed under “Background of and Reasons for the Merger—Reasons for the Merger—Security.” On November 15, 2005, Neighbors engaged Burke Capital to perform a financial analysis of the proposed transaction and to render a fairness opinion. On November 16, 2005, Neighbors conducted reverse due diligence at Security’s main office in Macon, Georgia.

On November 18, 2005, Security presented Neighbors with a proposed merger agreement. Between November 18 and 22, 2005, Security, Neighbors and their respective attorneys negotiated the terms of the merger agreement. Neighbors’ board of directors met on November 22, 2005 to discuss the terms of the proposed agreement. Also present at the meeting were representatives of Powell Goldstein LLP and Burke Capital. Powell Goldstein LLP reviewed and discussed with the board its fiduciary duties and the terms of the proposed merger agreement, and Burke Capital delivered and described its opinion that, as of the date of the meeting, the consideration to be received by Neighbors’ shareholders was fair from a financial point of view. After full consideration and discussion of the structure, terms and conditions of the proposed merger, Neighbors’ board of directors unanimously ratified the proposed transaction as in the best interests of Neighbors’ shareholders and authorized Mr. Baldwin to execute the agreement and take such further action as was necessary to consummate the merger, subject to regulatory and shareholder approval. The Neighbors board’s reasons for approving the merger are listed under “Background of and Reasons for the Merger—Reasons for the Merger—Neighbors.”

The merger agreement between Neighbors and Security was executed by the parties on November 22, 2005. The transaction was announced on November 22, 2005 by a press release issued by Security and a technical amendment to the merger agreement was executed on December 22, 2005.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Security’s and Neighbors’ representatives. Security’s and Neighbors’ boards of directors also considered many factors in determining the consideration Neighbors’ shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of Security and Neighbors; and

•	the market price, liquidity and historical earnings per share of Security common stock and Neighbors common stock.

The following discussion of the information and factors considered by the Security board of directors and the Neighbors board of directors is not intended to be exhaustive but includes all of the material factors the respective boards considered. In reaching their determinations to approve the merger, and, with respect to the Neighbors board of directors, to recommend the merger, neither the Security board of directors nor the Neighbors board of directors assigned any relative or specific weights to the following factors, and individual directors may have given different weights to different factors.

Security

In deciding to pursue an acquisition of Neighbors, Security’s management and board of directors noted, among other things, the following:

•	the information presented by Neighbors’ management concerning Neighbors’ business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•	the ability of the operations of Neighbors after the merger to contribute to Security’s earnings;

•	the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Neighbors’ common stock;

•	the compatibility of Neighbors’ management team, strategic objectives and geographic footprint with those of Security;

•	the opportunity to leverage Security’s infrastructure;

•	the advice of Sandler O’Neill & Partners, L.P., Security’s independent financial advisor, as to the financial terms of the merger; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Neighbors

In deciding to be acquired, Neighbors’ management and board of directors noted, among other things, the following:

•	the value of the consideration to be received by Neighbors’ shareholders relative to the book value and earnings per share of Neighbors common stock;

•	information concerning Security’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security;

•	the fact that the merger will enable Neighbors’ shareholders to exchange their relatively illiquid shares of Neighbors common stock for shares that are more widely held and actively traded, and that the acquisition of Security common stock will be tax-free to Neighbors’ shareholders (except to the extent of any cash received);

•	the opinion of Burke Capital that the consideration to be received by Neighbors’ shareholders in the merger is fair from a financial point of view; and

•	the alternatives to the merger, including remaining an independent institution in the competitive and regulatory environment for financial institutions generally.

Neighbors’ board of directors recommends that Neighbors’ shareholders vote FOR the proposal to approve the merger agreement.

Opinion of Burke Capital

Neighbors retained Burke Capital to act as a financial advisor in connection with a possible business combination. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to Neighbors in connection with the proposed merger with Security Corporation. In connection with Burke Capital’s engagement, Neighbors asked Burke Capital to evaluate the fairness of the merger consideration to Neighbors’ stockholders from a financial point of view. At the November 22, 2005 meeting of the Neighbors board, Burke Capital delivered to the board its oral and written opinions that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Neighbors stockholders from a financial point of view. At this meeting, the Neighbors’ board voted to approve the merger and executed the merger agreement.

The full text of Burke Capital’s written opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the merger.

Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the Neighbors’ board of directors and is directed only to the fairness of the merger consideration to the Neighbors shareholders from a financial point of view. It does not address the underlying business decision of Neighbors to engage in the merger or any other aspect of the merger and is not a recommendation to any Neighbors shareholder as to how such shareholder should vote at the shareholder meeting with respect to the merger, or any other matter.

In connection with rendering its November 22, 2005 opinion, Burke Capital reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of Neighbors that it deemed relevant;

•	projected earnings estimates for Neighbors for the years ending December 31, 2005 through 2008 prepared by and reviewed with senior management of Neighbors and the views of senior management regarding Neighbors’ business, financial condition, results of operations and future prospects;

•	internal financial and operating information with respect to the business, operations and prospects of Neighbors furnished to Burke Capital by Neighbors that is not publicly available;

•	certain publicly available financial statements, future earnings projections, and other historical financial information of Security that it deemed relevant;

•	the reported prices and trading activity of Security’s common stock and compared those prices and activity with other publicly-traded companies that Burke Capital deemed relevant;

•	the pro forma financial impact of the merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Neighbors and Burke Capital;

•	the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Neighbors’ board of directors did not limit the investigations made or the procedures followed by Burke Capital in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Neighbors and Security that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Neighbors or Security or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Neighbors or Security, nor did it review any individual credit files relating to Neighbors or Security. With Neighbors’ consent, Burke Capital assumed that the respective allowances for loan losses for both Neighbors and Security were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of Neighbors or Security. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of Neighbors and Security for the accuracy and completeness of the financial statements furnished to it.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in Neighbors’ and Security’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Neighbors and Security will remain as going concerns for all periods relevant to its analyses.

In rendering its November 22, 2005 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to Neighbors or Security and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Neighbors or Security and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of Neighbors. Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by Neighbors were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Neighbors, Security and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Neighbors board at the November 22, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of Neighbors’ common stock or Security’s common stock or the prices at which Neighbors’ or Security’s common stock may be sold at any time.

Summary of Proposed Merger

Burke Capital reviewed the financial terms of the proposed transaction whereby the holders of Neighbors’ stock receive 0.9256 shares of Security common stock plus $1.37 in cash in exchange for each share of Neighbors’ common stock. Based upon the terms of the Definitive Agreement and Security’s closing stock price of $24.88 on November 21, 2005, Burke Capital calculated a transaction value of $32,506,109 or $24.39 per Neighbors’ share. Utilizing Neighbors’ unaudited financial information on the date of announcement, which was September 30, 2005, Burke Capital calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Offer Price / Common Share	$24.39	Transaction Value / Last Twelve Months (“LTM”) Net Income	107.28	x
Aggregate Value For Common Shares	$28,052,760	Transaction Value / Book Value	3.43	x
Aggregate Value for Outstanding Options	$4,453,349	Transaction Value / leveraged Book Value	3.91	x

Total Transaction Value	$32,506,109	Core Deposit Premium	31.53%

*	Deal multiples based on September 30, 2005 unaudited financial results.

The fully diluted share count is based upon Neighbors 1,157,800 outstanding common shares and 309,388 outstanding options to purchase common shares at a weighted average strike price of $10.00. The fully diluted share count is 1,332,542, which assumes a cashless exercise of Neighbor’s in-the-money options at the time of the transaction announcement.

Analysis of Neighbors

Selected Peer Group Analysis

Burke Capital used publicly available information to compare selected financial information for Neighbors and a group of selected financial institutions. The group consisted of 15 bank financial institutions, which we refer to as the “Neighbors Peer Group.” The Neighbors Peer Group consisted of selected Georgia community banks with assets between $75 million and $200 million with three or less branches and established after January 1, 2001. The Neighbors Peer Group was comprised of the following institutions:

Bank Holding Company	City	Bank Holding Company	City
Atlanta Business Bank	Atlanta	Lanier Community Bank	Buford
Community Bank of West Georgia	Villa Rica	Mountain State Bank	Dawsonville
First Commerce Community Bank	Douglasville	Oglethorpe Bank	Brunswick
First National Bank of Forsyth County	Cumming	Piedmont Community Bank	Gray
First National Bank of West Metro	Dallas	Satilla Community Bank	Saint Marys
First Southern National Bank	Statesboro	McIntosh Commercial Bank	Carrollton
Georgia Commerce Bank	Atlanta	Piedmont Bank of Georgia	Atlanta
Homestead Bank	Suwanee

The analysis calculated the median performance of the Neighbors Peer Group, based upon the latest publicly available financial data, to Neighbors’ September 30, 2005 unaudited consolidated financial results. The table below sets forth the comparative data over the last 12 months.

	Revenues		Earnings				Capital Implications		Asset Quality	Asset Growth
	Net Interest Margin	Noninterest Income/Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA’s/Total Assets	LTM
Peer Group Median	4.01%	0.34%	66.13%	1.09%	-9.81%	1.45%	9.13%	95.03%	0.02%	53.90%
Neighbors	4.18%	0.30%	84.98%	-0.43%	-2.84%	0.68%	9.39%	90.34%	0.00%	226.15%

Neighbors’ performance is within the range in most financial metrics with the selected peer group over the last 12 months.

Analysis of Selected Merger Transactions

Southeastern Transactions

In order to address the specific valuation considerations within the Southeastern market that Neighbors serves, Burke Capital selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2004;

•	seller located within the Southeastern United States—Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia;

•	seller assets between $50 million and $150 million;

•	seller with return on average assets, or ROAA, less than 75 basis points in the latest quarter prior to announcement; and

•	seller had two or less branches.

Burke Capital selected eight transactions fitting the criteria listed above as being comparable to the proposed merger. The eight comparable transactions selected included the following:

Buyer	State	Seller	State
SCBT Financial Corp.	SC	Sun Bancshares Inc.	SC
Northwest Bancorp Inc. (MHC)	PA	Equinox Financial Corp.	FL
First Horizon National Corp.	TN	West Metro Financial Services	GA
Security Bank Corporation	GA	SouthBank	GA
SCBT Financial Corp.	SC	New Commerce BanCorp	SC
GB&T Bancshares Inc.	GA	FNBG Bancshares, Inc.	GA
Crescent Banking Co.	GA	Futurus Financial Services	GA
United Community Banks Inc.	GA	Eagle National Bank	GA

Burke Capital reviewed the multiples of transaction value at announcement to last 12 months’ earnings, transaction value to book value, transaction value to assets, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Neighbors’ financial information as of and for the period ended September 30, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of Neighbors’ common stock of $18.23 to $20.49 based upon the median and mean multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/ Share	Mean Multiple		Implied Value/ Share	Neighbors Merger Consideration
Transaction Value / LTM E.P.S.	41.88	x	NM	41.73	x	NM	NM
Transaction Value / Book Value	2.49	x	$18.23	2.50	x	$18.27	3.43	x
Transaction Value / Assets	23.52%		$19.02	22.98%		$18.63	30.81%
Book Premium / Core Deposits	23.94%		$20.49	22.77%		$19.91	31.53%

	Median Value		$19.02			$18.63	$24.39
	Mean Value		$19.25			$18.94

	Implied Range		$18.23	<=>		$20.49

The analysis showed that the merger consideration represented multiples of earnings and book value that are above the corresponding mean and median values for the comparable transactions. The merger consideration per share of $24.39 is above the range of values imputed by the mean and median multiples of the comparable Southeastern transactions.

United States Transactions

Burke Capital, in addition to analyzing Southeastern transactions, selected a group of comparable United States merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2004;

•	Seller located within the continental United States;

•	Seller assets between $50 million and $150 million;

•	Seller with ROAA less than 75 basis points in the latest quarter prior to announcement; and

•	Seller had two or less branches.

Burke Capital selected 22 transactions fitting the criteria listed above as being comparable to the proposed merger. The 22 comparable transactions selected included the following:

Buyer	State	Seller	State
Northwest Bancorp Inc. (MHC)	PA	Maryland Permanent B&TC	MD
Peoples Community Bancorp Inc.	OH	Mercantile Financial Corp.	OH
German American Bancorp	IN	Stone City Bancshares Inc.	IN
Nutmeg Financial MHC Inc.	CT	Castle Bank & Trust Company	CT
Wilshire Bancorp Inc.	CA	Liberty Bank of New York	NY
SCBT Financial Corp.	SC	Sun Bancshares Inc.	SC
Sky Financial Group Inc.	OH	Falls Bank	OH
Northwest Bancorp Inc. (MHC)	PA	Equinox Financial Corp.	FL
First Banks Inc.	MO	Northway State Bank	IL
First Horizon National Corp.	TN	West Metro Financial Services	GA
Security Bank Corporation	GA	SouthBank	GA
Center Bancorp Inc.	NJ	Red Oak Bank	NJ
SCBT Financial Corp.	SC	New Commerce BanCorp	SC
CVB Financial Corp.	CA	Granite State Bank	CA
GB&T Bancshares Inc.	GA	FNBG Bancshares, Inc.	GA
Crescent Banking Co.	GA	Futurus Financial Services	GA
United Community Banks Inc.	GA	Eagle National Bank	GA
Metropolitan Bank Group Inc.	IL	Allegiance Community Bank	IL
Dearborn Bancorp Inc.	MI	Bank of Washtenaw	MI
Northbrook Investments	IL	North Bancshares Inc.	IL
Fairfield County Bank Corp.	CT	Bank of Westport	CT
HGroup Acquisition Co.	TX	Heritage Bancshares	TX

Burke Capital reviewed the multiples of transaction value at announcement to last 12 months’ earnings, transaction value to book value, transaction value to assets, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Neighbors’ financial information as of and for the period ended September 30, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of Neighbors’ common stock of $14.43 to $16.82 based upon the median and mean multiples of the selected U.S. transactions.

	Median Multiple		Implied Value/ Share	Mean Multiple		Implied Value/ Share	Neighbors Merger Consideration
Transaction Value / LTM E.P.S.	35.92	x	NM	33.74	x	NM	NM
Transaction Value / Book Value	1.90	x	$14.43	2.06	x	$15.42	3.43	x
Transaction Value / Assets	19.00%		$15.77	20.47%		$16.82	30.81%
Book Premium / Core Deposits	14.87%		$15.97	16.55%		$16.81	31.53%

	Median Value		$15.77			$16.81	$24.39
	Mean Value		$15.39			$16.35

	Implied Range		$14.43	<=>		$16.82

The analysis showed that the merger consideration represented multiples of earnings and book value that are above the corresponding mean and median values for the comparable transactions. The merger consideration per share of $24.39 is well above the range of values imputed by the mean and median multiples of the comparable U.S. transactions.

Discounted Cash Flow Analysis

Using a discounted dividends analysis, Burke Capital estimated the present value of the future stream of dividends that Neighbors could produce over the next four years in accordance with Neighbors internal earnings forecast for 2005 – 2009. In order to derive the terminal value of Neighbor’s earnings stream beyond 2008, Burke Capital assumed terminal value multiples of fiscal year 2009 net income ranging from 16.0x to 22.0x. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 16.0% to 20.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Neighbors common stock. This discounted dividend analysis indicated a value range between $15.67 and $24.73 per share of Neighbors common stock. The value of the consideration offered by Security to Neighbors in the merger is $24.39 per share of Neighbors common stock, which is at the high-end of the range of values imputed from the discounted cash flow analysis.

Analysis of Security

Selected Peer Group Analysis

Burke Capital used publicly available information to compare selected financial information for Security and a group of selected financial institutions. The group consisted of Security and 20 bank holding companies, which we refer to as the “Security Peer Group.” The Security Peer Group consisted of selected Southeastern U.S. banks with assets between $1 billion and $2 billion. The Security Peer Group was comprised of the following institutions:

Bank Holding Company	City	State	Bank Holding Company	City	State
ABC Bancorp	Moultrie	GA	First Mariner Bancorp	Baltimore	MD
Banc Corporation	Birmingham	AL	FNB Financial Services Corporation	Greensboro	NC
BancTrust Financial Group, Inc.	Mobile	AL	GB&T Bancshares, Inc.	Gainesville	GA
Bank of Granite Corporation	Granite Falls	NC	Greene County Bancshares, Inc.	Greeneville	TN
Cardinal Financial Corporation	McLean	VA	SCBT Financial Corporation	Columbia	SC
Colony Bankcorp, Inc.	Fitzgerald	GA	TIB Financial Corp.	Naples	FL
Columbia Bancorp	Columbia	MD	TowneBank	Portsmouth	VA
Fidelity Southern Corporation	Atlanta	GA	Union Bankshares Corporation	Bowling Green	VA
First Bancorp	Troy	NC	Virginia Commerce Bancorp, Inc.	Arlington	VA
First Community Bancshares, Inc.	Bluefield	VA	Virginia Financial Group, Inc.	Culpeper	VA

The analysis calculated the median performance of the Security Peer Group, based upon the latest publicly available financial data, to Security’s September 30, 2005 unaudited consolidated financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality	5-yr Growth Rates		Current Pricing Ratios
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROAE	Pre- Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA’s/ Total Assets	Assets	Core EPS	Price/ Tangible Book Value	Price / LTM Earnings
Peer Group Median	4.26%	1.03%	59.92%	1.02%	11.88%	2.03%	8.75%	92.45%	0.33%	14.21%	8.45%	248.31%	18.71x
Security	4.46%	1.42%	56.91%	1.32%	12.97%	2.52%	10.43%	92.21%	0.56%	29.57%	17.84%	359.08%	20.25x

Security’s performance is in line with the selected peer group.

Relative Stock Price Performance

Burke Capital analyzed the price performance of Security’s common stock from November 22, 2003 to November 21, 2005 and compared that performance to the performance of the S&P Financials Index, SNL Bank ($1b—$5b assets) and the S&P Bank Index. This analysis indicated the following cumulative changes in price over the period:

Security:	64.6%
S&P Financials Index:	21.04%
SNL Bank ($1b—$5b):	15.53%
S&P Bank Index:	12.15%

Other Factors and Analyses

Burke Capital took into consideration various other factors and analyses, including: historical market prices and trading volumes for Security’s common stock; movements in the common stock of selected publicly-traded companies and movements in the S&P Bank Index.

Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Capital determined that the transaction consideration was fair from a financial point of view to the Neighbors shareholders.

For its financial advisory services provided to Neighbors, Burke Capital will be paid a fee of approximately $40,000 at the earlier of the closing of the merger or March 31, 2006. In addition, Neighbors has agreed to indemnify Burke Capital against various liabilities, including any that may arise under the federal securities laws, subject to adjustment based on the actual deal value as of the closing date.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Burke Capital, Neighbors’ financial advisor, which are attached as Appendices A and B to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.

General

If the shareholders of Neighbors approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Security will acquire Neighbors pursuant to the merger of Neighbors with and into Security. Security will exchange a combination of cash and shares of Security common stock for each outstanding share of Neighbors common stock as to which dissenters’ rights have not been exercised and perfected (other than shares held by Neighbors, which will be cancelled in the merger). Each share of Security common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger.

What Neighbors’ Shareholders Will Receive in the Merger

A total of $1,819,000 and 1,233,404 shares of Security common stock (the “merger consideration”) will be issued in the merger. Each share of Neighbors common stock outstanding at the effective time of the merger, as well as equivalent warrant and option shares, will be exchanged in the merger for a combination of cash and shares of Security common stock representing its pro rata share of the merger consideration. While the value of the cash component of the merger consideration and the number of shares of Security common stock you will receive will remain fixed, the value of the stock component of the merger consideration will fluctuate with the market price of the Security common stock prior to the closing of the merger. It is anticipated that Neighbors will have issued and outstanding on the date of the merger 1,332,542 shares of its common stock and equivalent warrant and option shares, which will entitle each Neighbors shareholder to receive $1.37 in cash and .9256 shares of Security common stock for each share of Neighbors common stock. If the average closing price of Security common stock for the 20 trading-day period ending five trading days immediately prior to the proposed effective time of the merger is equal to or less than $18.68 per share and certain other market conditions are met, then Neighbors may renegotiate the merger consideration with Security. Assuming 1,332,542 shares of Neighbors common stock and equivalent warrant and option shares are outstanding on each date, each outstanding share of Neighbors common stock would represent the right to receive the amount of cash and stock shown below. These amounts are based on the closing prices for Security’s common stock on November 21, 2005 of $24.88 and January 31, 2006 of $22.60.

Date	Total Merger Consideration Value	Cash per Neighbors Share	Shares of Security Stock per Neighbors Share	Value of Shares of Security Stock per Neighbors Share	Total Value of Consideration per Neighbors Share
November 21, 2005 (one day prior to date of the merger agreement)	$32,506,092	$1.37	.9256	$23.02	$24.39
January 31, 2006 (last practicable day prior to date of this proxy statement-prospectus)	$29,693,930	$1.37	.9256	$20.91	$22.28

Examples of the possible fluctuation in the value of the merger consideration that you will receive are set forth in the table below.

As is noted above, the merger consideration is subject to renegotiation by Security and Neighbors under the following circumstances. If the “average closing price” of Security common stock is less than or equal to $18.68 per share and the ratio of the “average closing price” to the weighted average proposed closing price for the 20 trading-day period ending on the date that is five trading days prior to the proposed closing date of the merger of certain banks located in the Southeastern United States is less than or equal to 80% of the ratio of $23.35 to the weighted average closing price of the same banks for the same 20-day period, then the parties have the right to renegotiate the merger consideration. “Average closing price” is defined as the average closing price of Security common stock for the 20 trading-day period ending on the date that is five trading days prior to the proposed closing date. The banks to be used in determining the ratio outlined above are listed in Appendix 1 of the merger agreement, which is attached as Appendix A to this proxy statement-prospectus. If Security and Neighbors can not agree on a new price within 15 business days after the proposed effective date, then the merger agreement terminates.

The following table shows examples of the value of shares of Security common stock and the total value of the consideration into which a share of Neighbors common stock and equivalent warrant and option shares would be converted in the merger, assuming that the market price for Security stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

	Merger Consideration Exchanged for One Share of Neighbors Common Stock			Total Value of Consideration Received
Assumed Average Market Price of Security Common Stock(1)	Cash	Number of Shares of Security Common Stock	Value of Shares of Security Common Stock
$25.00	$1.37	.9256	$23.14	$24.51
24.50	1.37	.9256	22.68	24.05
24.00	1.37	.9256	22.21	23.58
23.50	1.37	.9256	21.75	23.12
23.00	1.37	.9256	21.29	22.66
22.50	1.37	.9256	20.83	22.20
22.00	1.37	.9256	20.36	21.73

(1)	The closing price of Security common stock on January 31, 2006 was $22.60.

No Fractional Shares

No fractional shares of Security common stock will be issued in connection with the merger. Instead, Security will make a cash payment without interest to each shareholder of Neighbors who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Security common stock otherwise issuable to such shareholder by $23.35, which represents the value of the Security common stock used in the calculation of the exchange ratio for the merger.

Dissenters’ Rights

Holders of shares of Neighbors common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the GBCC will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration. For more information, see “Dissenters’ Rights.”

Effect of the Merger on Neighbors Options and Warrants

Options and warrants to purchase shares of Neighbors common stock outstanding as of the effective time of the merger will be cancelled in the merger and converted, regardless of whether or not they are vested, into the right to receive a pro rata portion of the merger consideration based on the number of equivalent warrant or option shares, as the case may be, for such option or warrant. The number of equivalent shares an option or warrant is entitled to is equal to the “net equivalent value” of such option or warrant divided by $22.98, the deemed value of the merger consideration per share under the merger agreement. The “net equivalent value” of an option or warrant is equal to the product of (A) $22.98, the deemed value under the merger agreement of the merger consideration per share, less the exercise price of such option or warrant, and (B) the number of shares of Neighbors common stock underlying such option or warrant. By way of example, if a Neighbors optionee holds an option to purchase 200 shares of Neighbors common stock at $10.00 per share, the optionee will be entitled to 112.97 equivalent option shares. The equivalent warrant and option shares will be converted in the merger into the right to receive a pro rata portion of the merger consideration. The effect of this conversion is to treat each outstanding Neighbors option and warrant as if it had been exercised in full by cashless exercise immediately prior to the effective time of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by Neighbors’ shareholders;

•	all required consents and approvals are obtained; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Security and Neighbors.

Representations and Warranties in the Merger Agreement

Neighbors and Security have made representations and warranties to each other as part of the merger agreement. Neighbors’ representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization, subsidiaries, properties and financial statements;

•	pending and threatened litigation;

•	its loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems;

•	its contractual obligations and contingent liabilities; and

•	its public reports filed with the Securities and Exchange Commission (the “SEC”).

Security’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization and financial statements;

•	pending and threatened litigation against Security;

•	the shares of Security common stock to be issued in the merger; and

•	its public reports filed with the SEC.

The representations and warranties of the parties will not survive the effective time of the merger.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by Neighbors’ shareholders;

•	approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to either Security or Neighbors (see “The Merger Agreement—Regulatory and Other Required Approvals”);

•	issuance of a tax opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization and that Neighbors’ shareholders will not recognize gain on the exchange of their shares (except to the extent of any cash received);

•	the issuance of an opinion from Burke Capital that the consideration to be paid to Neighbors’ shareholders is fair to such shareholders from a financial standpoint, which opinion has been delivered to Neighbors and is attached hereto as Appendix B;

•	the absence of a stop order suspending the effectiveness of Security’s registration statement under the Securities Act with respect to the shares of Security common stock to be issued to the Neighbors shareholders;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•	continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any material adverse change in the financial condition, results of operations, business or prospects of each of the parties;

•	Security’s receipt of support agreements from Neighbors’ affiliates, which support agreements have been delivered;

•	Security’s receipt from each of Neighbors’ directors of an executed noncompetition agreement, which agreements have been delivered to Security (see “The Merger Agreement—Interests of Certain Persons in the Merger”);

•	Security’s entry into employment agreements with Messrs. Baldwin, Eason and Mynatt, key management officers of Neighbors and Neighbors Bank;

•	the approval of shares of Security common stock to be issued pursuant to the merger agreement for Nasdaq listing; and

•	issuance of certain legal opinions by counsel for Neighbors and Security.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Neighbors’ shareholders with respect to the amended merger agreement.

Business of Neighbors Pending the Merger

The merger agreement requires Neighbors to continue to operate its business as usual pending the merger. Among other things, it may not, without Security’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or other obligation in excess of $100,000 or allow any lien or encumbrance to be placed on any asset;

•	redeem, repurchase, or otherwise acquire any shares of its capital stock or any instruments convertible into capital stock or pay any distribution or dividend on its capital stock;

•	issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or otherwise dispose of any asset having a book value in excess of $100,000;

•	enter into or modify any employment agreement, except such agreements that are terminable at will;

•	except in certain circumstances, make any material investments other than investments in obligations or securities of government entities;

•	adopt any new employee benefit plan or make any material change to existing plans, except as required by law or to maintain the tax status of the plan;

•	make any change to tax or accounting methods or internal accounting controls, except as required by law, regulation, or GAAP;

•	commence any litigation inconsistent with past practices or settle any claim for over $100,000 in money damages or any restrictions on its operations; or

•	enter into, modify, amend, or terminate any contract or waive, release, or assign any claim in any amount exceeding $100,000.

The restrictions on Neighbors’ business activities are set forth in Section 7.2 of the merger agreement.

No Solicitation of Alternative Transactions

Neighbors was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, Neighbors may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by Neighbors’ board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, Neighbors’ board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

Neighbors was also required to instruct its officers, directors, agents, and affiliates to refrain from taking action prohibited of Neighbors and is required to notify Security immediately if it receives any inquires from third parties. However, no director or officer of Neighbors is prohibited from taking any action that the board of directors of Neighbors determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual written consent of Neighbors’ board of directors and Security’s board of directors;

•	by either party if the other party breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•	by either party if, by September 30, 2006, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated, or if the conditions to such party’s obligation to close are not satisfied by such date;

•	by either party if Neighbors’ shareholders do not approve the merger agreement or if any required consent of any regulatory authority is denied and is not appealed;

•	by Security if Neighbors’ board of directors withdraws, modifies or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Security merger), or announces any agreement to do any of those things;

•	by Neighbors if Neighbors receives a bona fide written offer for an acquisition transaction that the Neighbors board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the Security merger;

•	by Security if the holders of more than 10% of Neighbors common stock exercise dissenters’ rights; or

•	automatically if the parties have the right to renegotiate the merger consideration and no agreement can be reached within 15 business days of the date on which the right to renegotiate arises. For information regarding the circumstances under which the parties may renegotiate the merger consideration, please see “The Merger Agreement—What Neighbors’ Shareholders Will Receive in the Merger.”

If Security terminates the merger agreement because Neighbors’ board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Security merger, or if Neighbors terminates the agreement because it has received an offer for such an acquisition transaction, then Neighbors (or its successor) must pay Security a termination fee of $1,400,000.

Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of Neighbors and its controlling persons will survive any termination of the merger agreement.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of Neighbors’ directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of Neighbors. These interests are described below. Neighbors’ board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Agreements

It is a condition to the obligations of the parties under the merger agreement that Security will enter into employment agreements with each of Phil Baldwin, president and chief executive officer of Neighbors, Richard E. Eason, Sr., senior vice president and chief financial officer of Neighbors, and J. Ross Mynatt, chief lending officer of Neighbors Bank. As of the date hereof, the terms of these employment agreements have not been completed. However, it is anticipated that Mr. Baldwin will continue to serve as President of Neighbors Bank, and Messrs. Eason and Mynatt will continue to serve as Treasurer and Chief Lending Officer, respectively, of Neighbors Bank. In addition, the parties expect the employment agreements to include non-competition and non-solicitation provisions and will provide for severance payments in the event the executives are terminated following a change of control of Security.

Director Noncompetition Agreements

It is a condition to the obligations of Security under the merger agreement that each director of Neighbors shall enter into a noncompetition agreement not to compete with Security. The agreements provide that each director of Neighbors shall not serve on the board of any financial institution or any financial institution holding company located within 15 miles of Neighbors in Alpharetta, Georgia, for a period of two years following the date of the consummation of the merger. The Neighbors directors will not receive additional consideration for the noncompetition agreements.

Neighbors Stock Options and Warrants

Prior to the execution of the merger agreement, directors, executive officers and key employees of Neighbors held options and warrants to purchase an aggregate of 309,388 shares of Neighbors common stock with a weighted average exercise price of $10.00 per share. All of these options and warrants will be cancelled in the merger, regardless of whether or not the options or warrants are vested at that time, and instead the holders of those options will be entitled to a number of equivalent warrant or option shares equal to the “net equivalent value” of such option or warrant divided by $22.98, the deemed value of the merger consideration per share under the merger agreement. The “net equivalent” value is equal to the product of (A) $22.98 less the exercise price of such option or warrant, and (B) the number of shares of Neighbors common stock underlying such option or warrant. By way of example, if a Neighbors optionee holds an option to purchase 200 shares of Neighbors common stock at $10.00 per share, the optionee will be entitled to 112.97 equivalent option shares, which will be converted in the merger.

Director Payments

One member of the Neighbors board of directors, to be selected by Security, will serve as a director of Security after the merger and will be paid the same compensation as other directors of Security. In addition, the directors of Neighbors Bank will continue to serve as directors of Neighbors Bank for at least two years at the same level of compensation received by Security’s bank directors generally under Security’s director compensation policy.

Bonus Payments

On November 9, 2005, Neighbors’ board of directors approved bonus payments (to be paid at the closing of the merger) to its executive officers in the following amounts: Phil Baldwin—$490,000; Richard E. Eason—$324,000; and J. Ross Mynatt—$357,000. The bonus amounts will be adjusted at closing in accordance with the provisions of Section 280G of the Code but are not expected to change a material extent. On November 9, 2005, Neighbors’ board of directors also approved bonus payments (to be paid at the closing of the merger) in an aggregate amount of $210,000 to three of Neighbors’ non-executive employees.

Employee Benefits

Security will also give Neighbors’ employees full vesting and eligibility credit for their years of service with Neighbors, for purposes of benefit accrual under Security’s payroll practices and fringe benefit programs. Security will honor Neighbors compensatory agreements in accordance with their terms (except that options will be cancelled in the merger) and will provide continuation coverage to Neighbors employees under Neighbors’ group health plan or any successor Security plan.

Indemnification and Insurance

Security has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Neighbors’ articles of incorporation and bylaws as in effect on November 22, 2005 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Security has agreed to indemnify, under certain conditions, Neighbors’ directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Neighbors must cause the officers and directors of Neighbors to be covered by Neighbors’ directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

Except for Neighbors’ chief financial officer, Richard Eason, who owns 500 shares of Security common stock in an IRA, no director or executive officer of Neighbors owns any Security common stock. No Security director or executive officer owns any shares of Neighbors common stock and Security does not own any shares of Neighbors common stock.

Public Trading Market

Security common stock is traded on The Nasdaq National Market under the trading symbol “SBKC.” The shares of Security common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Security common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Neighbors on the date of the special meeting of Neighbors’ shareholders or an affiliate of Security following completion of the merger. See “—Resale of Security Common Stock.”

Security Dividends

The holders of Security common stock receive dividends if and when declared by the Security board of directors out of legally available funds. Security declared a dividend of $0.055 per share of common stock for each quarter of 2004 and declared a dividend of $0.065 per share for each quarter of 2005. Following the completion of the merger, Security expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Security board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, Neighbors’ shareholders will automatically become entitled to all of the rights and privileges afforded to Security shareholders at that time. However, the actual physical exchange of Neighbors common stock certificates for cash and certificates representing shares of Security common stock will occur after the merger.

Registrar and Transfer Company will serve as exchange agent for the merger. Promptly after the effective time of the Merger, Security will send or cause to be sent to all Neighbors’ shareholders (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging Neighbors common stock certificates for the merger consideration. Each Neighbors stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Security, at its option, may delay paying former shareholders of Neighbors who become holders of Security common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Security common stock following the effective time of the merger until they have surrendered their certificates evidencing their Neighbors common stock, at which time Security will pay any such dividends or other distributions without interest.

You should not send in your Neighbors stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy.

After the exchange agent receives your certificates of Neighbors common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Security common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest).

Shareholders who cannot locate their stock certificates are urged to contact promptly:

Neighbors Bancshares, Inc.

2380 Old Milton Parkway

Alpharetta, Georgia 30004

Attention: Richard Eason

Telephone: (770) 343-6255

Neighbors will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Neighbors signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Neighbors and Security against any claim that may be made against Neighbors or Security by the holder of the certificate(s) alleged to have been lost or destroyed. Neighbors or Security may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Neighbors and Security.

Resale of Security Common Stock

The shares of Security common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”). Neighbors’ shareholders who are not affiliates of Neighbors or Security may freely trade their Security common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of Neighbors prior to the merger or who is an executive officer, director or 10% shareholder of Security after the merger. Those shareholders who are deemed to be affiliates of Neighbors may only sell their Security common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of Neighbors, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Security common stock after the merger. Persons assumed to be affiliates of Neighbors have entered into agreements with Security not to sell shares of Security common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Federal Reserve Board and GDBF

The Federal Reserve Board must approve the merger before it can be completed. Security and Neighbors must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Security intends to file an application for approval of the merger with the Federal Reserve Board in early February 2006. In reviewing that application, the Federal Reserve Board is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Security, including its subsidiaries, and of Neighbors, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Security;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Security and Neighbors in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

The GDBF must also approve the merger. Security intends to file an application for approval with the GDBF in early February 2006. The GDBF procedures are compatible with the requirements of the Federal Reserve Board, and utilize the application forms and publication requirements of the Federal Reserve Board in carrying out its concurrent responsibilities under the Federal Bank Holding Company Act.

In connection with or as a result of the merger, Security or Neighbors may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Security common stock to be issued in exchange for Neighbors common stock in the merger will be registered with the SEC and will be listed on The Nasdaq National Market. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

To date, all regulatory applications and notices required to be filed prior to the merger have not been filed. Security and Neighbors contemplate that they will complete the merger soon after the special shareholders’ meeting, assuming all required approvals are received.

Security and Neighbors believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Security and Neighbors believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Security is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Neighbors will be recorded, as of completion of the merger, at their respective fair values and added to those of Security. Any excess of purchase price over the net fair value of Neighbors’ assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Security issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Neighbors. The results of operations of Neighbors will be included in the results of operations of Security following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to the shareholders of Neighbors. This summary is based on provisions of the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of this date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. This summary is limited to Neighbors shareholders who hold their shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Neighbors shareholders in light of their particular circumstances or to Neighbors shareholders who are subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or Neighbors shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	Neighbors shareholders who hold Neighbors stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	Neighbors shareholders whose functional currency is not the U.S. dollar;

•	Neighbors shareholders who acquired Neighbors common stock through the exercise of employee stock options or otherwise as compensation;

•	Neighbors shareholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this summary does not address any aspect of state, local, or foreign laws, or any federal laws other than those pertaining to income taxation.

The obligation of both Security and Neighbors to complete the merger is conditioned upon each party receiving a written opinion from Troutman Sanders LLP, to the effect that:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•	the exchange of Neighbors common stock for Security common stock will not give rise to gain or loss to the shareholders of Neighbors with respect to such exchange (except to the extent of any cash received).

Such opinions will be rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the Agreement and Plan of Reorganization and the statements contained in this proxy statement. The opinions will be rendered on the basis of representations, including those contained in officers’ certificates of Security and Neighbors, all of which must be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in either the opinions or stated below could be affected. None of the opinions referred to in this paragraph or the opinions stated below will be binding on the Internal Revenue Service (“IRS”) or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the merger. Accordingly, there can be no certainty that the IRS will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.

The material U.S. federal income tax consequences of the merger are generally as follows:

Classification as a Reorganization. The merger will be treated as a reorganization within the meaning Section 368(a) of the Code.

Consequences to Security and Neighbors. Neither Security nor Neighbors will recognize gain or loss as a result of the merger.

Consequences to the Neighbors Shareholders. The consequences of the merger to Neighbors shareholders, generally, will depend on whether the shareholders exchange shares of Neighbors common stock for either cash or a combination of cash and shares of Security common stock.

•	Exchange for Part Cash and Part Security Common Stock. Neighbors shareholders who exchange Neighbors common stock for a combination of Security common stock and cash (not including cash received instead of a fractional share of Security common stock) pursuant to the merger will recognize gain, if any, but not loss in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of Security common stock received in the merger over (ii) the tax basis in the shares of Neighbors common stock (not including any tax basis allocable to any fractional shares of Security common stock paid in cash) surrendered. Any gain recognized by Neighbors shareholders generally will be treated as long-term capital gain, except to the extent any such gain could be treated as a dividend if the receipt of cash has the effect of the distribution of a dividend (as discussed below), if the holding period for the shares of Neighbors common stock is more than one year at the time of the merger.

•	Potential Treatment of Cash Received as a Dividend.

•	Depending upon the facts and circumstances of each Neighbors shareholder, the cash received may be taxable under the dividend distribution rules of Code sections 301 and 302 to the extent the distribution is essentially equivalent to a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces a Neighbors shareholder’s deemed percentage stock ownership in Security. For purposes of this determination, a Neighbors shareholder is treated as if he or she first exchanged all of his or her shares of Neighbors common stock solely for Security common stock and then Security immediately redeemed, which we refer to as the “Deemed Redemption,” a portion of such Security common stock in exchange for the cash such shareholder actually received. The gain recognized in the Deemed Redemption will be treated as a capital gain if the Deemed Redemption is (1) “substantially disproportionate” with respect to a Neighbors shareholder or (2) “not essentially equivalent to a dividend.”

•	Substantially Disproportionate. The Deemed Redemption will generally be “substantially disproportionate” with respect to a Neighbors shareholder if (1) immediately after the Deemed Redemption a Neighbors shareholder owns less than 50% of the total combined voting power of all the Security voting stock and (2) the percentage of Security voting stock actually owned by a Neighbors shareholder immediately after the Deemed Redemption is less than 80% of the percentage of Security voting stock treated as owned by such shareholder immediately before the Deemed Redemption. The constructive stock ownership rules apply to the above tests. Accordingly, a Neighbors shareholder may be treated as owning stock that is owned by other related persons or entities or stock underlying an option to purchase additional stock in addition to the stock actually owned by such Neighbors shareholder.

•

Not Essentially Equivalent to a Dividend. The determination of whether the Deemed Redemption is “not essentially equivalent to a dividend” with respect to a Neighbors shareholder will depend upon each Neighbors shareholder’s particular facts and circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed

Redemption must result in a “meaningful reduction” in a Neighbors shareholder’s deemed percentage stock ownership of Security. We believe the “meaningful reduction” determination requires a comparison of: (1) the percentage of Security voting stock that a Neighbors shareholder is treated as owned by such shareholder immediately before the Deemed Redemption and (2) the percentage of Security voting stock that such Neighbors shareholder actually owns immediately after the Deemed Redemption. The stock constructive ownership rules apply to the above tests. Accordingly, a Neighbors shareholder may be treated as owning stock that is owned by other related persons or entities or stock underlying an option to purchase additional stock in addition to the stock actually owned by such Neighbors shareholder.

•	The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above Deemed Redemption analysis (e.g., the shareholder’s interest is reduced from 1% to 0.97%), and as a result, the shareholder experienced a reduction in voting rights, the right to participate in current earnings and accumulated surplus and the right to share in net assets upon liquidation. Accordingly, any gain recognized in the exchange of Neighbors common stock by such a shareholder for Security common stock would likely be treated as capital gain.

•	These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

•	Exchange of Cash in Lieu of Fractional Share. Neighbors shareholders who receive cash instead of a fractional share of Security common stock generally will recognize capital gain or loss based on the amount of such cash and the tax basis that such holder would have had in the fractional share. Such gain or loss will be long-term capital gain or loss if the holding period for the fractional share of Security common stock (as determined below) would have been more than one year at the time of the merger.

•	Tax Basis of Security Common Stock Received in the Merger. The aggregate tax basis in the Security common stock received in the merger (including the basis in any fractional shares for which cash is received) will be equal to the aggregate tax basis in the Neighbors common stock surrendered in the exchange, decreased by the amount of cash received (excluding any cash received instead of a fractional share), and increased by the amount of gain, if any, recognized or any amount treated as a dividend.

•	Holding Period of Security Common Stock Received in the Merger. The holding period of the Security common stock received in the merger will include the period during which Neighbors common stock surrendered in the exchange was held.

•	Exchange Solely for Cash. Neighbors shareholders who receive solely cash in exchange for Neighbors common stock as a result of exercising dissenter’s rights will recognize gain or loss in an amount, if any, equal to the difference between the cash received and the shareholder’s adjusted tax basis in the shares of Neighbors common stock surrendered. Any gain or loss recognized by Neighbors shareholders generally will be treated as long-term capital gain or loss, if the holding period for the shares of Neighbors common stock is more than one year at the time of the merger.

Shareholder Reporting Requirements. Under Treasury Regulations, Neighbors shareholders receiving shares of Security common stock in the merger must file a statement with their U.S. federal income tax returns setting forth certain information concerning the merger.

Backup Withholding. Neighbors shareholders receiving cash in the merger may be subject to backup withholding, currently at a rate of 28%, on the cash received. Backup withholding will not apply, however, to shareholders who (1) provide a correct taxpayer identification number or (2) come within certain exempt categories and, in each case, complies with applicable certification requirements. If a Neighbor shareholder receiving cash in the merger does not provide the exchange agent with its correct taxpayer identification number, the shareholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes certain required information to the IRS.

The summary set forth above of material U.S. federal income tax consequences of the merger is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each Neighbors shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income, reporting, or other tax consequences of the merger to that shareholder.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, Neighbors’ shareholders (other than those exercising dissenters’ rights) will become Security’s shareholders. Their rights as shareholders will then be governed by Security’s articles of incorporation and bylaws rather than by Neighbors’ articles of incorporation and bylaws.

Security and Neighbors are both corporations organized under the laws of Georgia. The corporate affairs of both Security and Neighbors are governed by the provisions of the GBCC. The following is a summary of material differences between the rights of Neighbors’ shareholders and Security’s shareholders not described elsewhere in this proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the GBCC, as well as the articles of incorporation and bylaws of each corporation. Neighbors shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders which would result from the proposed merger.

Authorized Capital Stock

Security. Security’s articles of incorporation authorize it to issue 25,000,000 shares of common stock, $1.00 par value per share. As of the record date, there were 14,406,732 shares of Security common stock outstanding.

Neighbors. Neighbors’ amended and restated articles of incorporation authorize it to issue 10,000,000 shares of common stock, $0.50 par value per share. As of the record date, there were 1,157,800 shares of Neighbors common stock issued and outstanding. Neighbors’ articles also authorize it to issue 10,000,000 shares of preferred stock, no par value per share, none of which have been issued.

Boards of Directors

Security. Security’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders.

Neighbors. Neighbors’ bylaws provide for a board of directors consisting of not less than five nor more than 25 directors divided into three classes. Each class of directors serves a staggered three-year term such that approximately one-third of the board is elected annually, and directors standing for election are elected by plurality vote at each annual meeting of shareholders held for that purpose.

Amendment of Articles of Incorporation

Security. Security’s articles of incorporation require the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote on any amendment to the articles of incorporation of Security.

Neighbors. The amended and restated articles of incorporation of Neighbors require approval of two-thirds of the outstanding shares entitled to vote for amendments to provisions of Neighbors’ articles of incorporation pertaining to director indemnification and constituency considerations. All other amendments to Neighbors’ amended and restated articles of incorporation must be approved by a majority of the outstanding shares entitled to vote.

Liquidation Rights

Security. Pursuant to the articles of incorporation of Security, two-thirds of the outstanding shares entitled to vote must approve any dissolution or liquidation of Security.

Neighbors. Under the GBCC, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of Neighbors.

Mergers, Consolidations and Sales of Assets

Security. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise. Security’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of its outstanding shares of common stock to approve a share exchange or merger (other than a merger or share exchange in which Security is the surviving or acquiring company and that has been approved by two-thirds of the directors of Security), or sale, lease, transfer, exchange or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the assets of Security or any of its affiliates to another corporation, person or entity. A merger of Security into another corporation would also require regulatory approval of the Federal Reserve Board.

Neighbors. Pursuant to the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of Neighbors’ property and a share exchange must be approved by a majority of the outstanding shares entitled to vote.

Acceptance of Acquisition Proposals

Security. In considering any proposal for the merger, consolidation or acquisition of Security, the directors of Security are required to act in a manner which they believe in good faith to be in the best interest of Security and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The articles of incorporation of Security do not require the consideration of any specific factors or circumstances in exercise of that judgment.

Neighbors. Neighbors’ amended and restated articles of incorporation authorize its board of directors, when evaluating an offer of another party to make a tender or exchange offer for any equity security of Neighbors, to merge or effect a share exchange or similar transaction with Neighbors or to purchase or otherwise acquire all or substantially all of the assets of Neighbors, in determining what is in the best interest of Neighbors and its shareholders, to give due consideration to all relevant factors, including the consideration being offered in relation to the then-current value of Neighbors and the board of directors’ then-estimate of the future value of Neighbors as an independent entity, and the short-term and long-term social and economic effects on the employees, customers, shareholders, and other constituents of Neighbors and its subsidiaries, and on the communities within which Neighbors and its subsidiaries operate.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of the relevant provisions of the GBCC, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pursuant to the provisions of the GBCC, Neighbors’ shareholders have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders of Neighbors common stock who fulfill the requirements of Article 13 of the GBCC, summarized below will be entitled to assert dissenters’ rights. Shareholders considering initiation of a dissenters’ proceeding should review this section in its entirety and Article 13 of the GBCC attached as Appendix C. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the GBCC, if the merger is consummated, you must:

•	give to Neighbors, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of Neighbors common stock (hereinafter referred to as “shares”);

•	not vote in favor of the merger; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the merger.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Neighbors in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand. Voting against the merger will not satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights.

Any written objection to the merger satisfying the requirements discussed above should be addressed to Neighbors Bancshares, Inc., 2380 Old Milton Parkway, Alpharetta, Georgia 30004, Attn: Corporate Secretary.

If the shareholders of Neighbors approve the merger at the special meeting, Neighbors must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten days after the effective date of the merger and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•	set a date by which Neighbors must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•	be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with Neighbors in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, Neighbors (or Security, as Neighbors’ successor), must, within ten days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Security estimates to be the fair value of the shares, plus accrued interest from the effective date of the merger. Security’s offer of payment must be accompanied by:

•	recent financial statements of Neighbors;

•	security’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•	a copy of Article 13 of the GBCC.

If the dissenting shareholder accepts Security’s offer by written notice to Security within 30 days after Security’s offer, Security must pay for the shares within 60 days after the later of the making of the offer or the effective date of the merger.

If the merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Neighbors must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Security must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify Security in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•	he or she believes that the amount offered by Security is less than the fair value of his or her shares or that Security has calculated incorrectly the interest due; or

•	Security, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 unless he or she notifies Security of his or her demand in writing within 30 days after Security makes or offers payment for the dissenting shareholder’s shares. If Security does not offer payment within ten days of the later of the merger’s effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Security’s payment offer, and Security must provide such information within ten days after receipt of the written demand. The shareholder may notify Security of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

If a demand for payment under Section 14-2-1327 remains unsettled, Security must commence a nonjury equity valuation proceeding in the Superior Court of Bibb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Security does not commence the proceeding within those 60 days, the GBCC requires Security to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Security is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Security, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Security if the court finds Security did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either Security or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Security, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent were given by Security in compliance with the Dissenters’ Notice and payment offer requirements.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix C to this proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix C and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Security, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of Security.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger.”

You must do all of the things set forth in Article 13 of the GBCC in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps required by Article 13 of the GBCC, you will have no right to receive cash for your shares as provided in the GBCC. In view of the complexity of these provisions of Georgia law, shareholders of Neighbors who are considering exercising their dissenters’ rights should consult their legal advisors.

INFORMATION ABOUT SECURITY

General

Security is a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Security’s current banking subsidiaries are Security Bank of Bibb County, located in Macon, Georgia, Security Bank of North Metro, located in Woodstock, Georgia, Security Bank of Houston County, located in Perry, Georgia, and Security Bank of Jones County, located in Gray, Georgia. All of Security’s banking subsidiaries are Georgia state banks. Security engages in community banking and serves the central and southeastern Georgia market areas, as well as north metropolitan Atlanta. Security also engages in real estate mortgage lending through its wholly owned subsidiary, Fairfield Financial Services, Inc.

Security’s banking subsidiaries provide a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. The strategy of Security’s banking subsidiaries includes a focus on personalized customer service while offering the sophisticated products and services found at much larger banks.

At September 30, 2005, Security had consolidated total assets of approximately $1.3 billion, consolidated total loans of approximately $1.0 billion, consolidated total deposits of approximately $1.1 billion and consolidated shareholders’ equity of approximately $140 million.

On December 31, 2005, Security completed its previously announced acquisition of Rivoli BanCorp, Inc., located in Macon, Georgia, which serves as the bank holding company for Rivoli Bank & Trust. As of September 30, 2005, Rivoli had consolidated total assets of approximately $213 million, consolidated total loans of approximately $160 million, consolidated total deposits of approximately $167 million and consolidated shareholders’ equity of approximately $13 million.

Security’s principal executive offices are located at 4219 Forsyth Road, Macon, Georgia 31210, and Security’s telephone number is (478) 722-6200.

Market Prices of and Dividends Declared on Security Common Stock

Security common stock is traded on The Nasdaq National Market under the symbol “SBKC.” The following table sets forth for the periods indicated the high and low sale prices per share of Security common stock as reported on The Nasdaq National Market and the quarterly dividends declared for each such period. All figures shown in the following table have been adjusted to reflect a 2-for-1 split of the company’s common stock in the form of a 100% stock dividend paid on May 27, 2005.

	High	Low	Dividend
2006
First Quarter (through January 31, 2006)	$23.98	$21.30	$—

2005
First Quarter	$21.23	$19.86	$0.065
Second Quarter	$24.00	$17.72	$0.065
Third Quarter	$25.39	$21.78	$0.065
Fourth Quarter	$26.00	$21.25	$0.065

2004
First Quarter	$16.01	$14.53	$0.055
Second Quarter	$17.77	$14.34	$0.055
Third Quarter	$18.00	$15.62	$0.055
Fourth Quarter	$21.65	$16.98	$0.055

The holders of Security common stock receive dividends if and when declared by the Security board of directors out of legally available funds. Following the completion of the merger, Security expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by Security’s board of directors of other relevant factors.

Incorporation of Documents by Reference

The SEC allows Security to “incorporate by reference” the information it files with the SEC. This permits Security to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Security has filed or will file with the SEC (File No. 0-23261) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K, as amended, for the year ended December 31, 2004;

•	its quarterly reports on Form 10-Q, as amended, for the quarters ended March 31, 2005 and June 30, 2005;

•	its quarterly report on Form 10-Q for the quarter ended September 30, 2005;

•	its Current Reports on Form 8-K filed on January 21, 2005, February 9, 2005, February 25, 2005, March 14, 2005, April 22, 2005, May 9, 2005, May 19, 2005, May 26, 2005, May 27, 2005, June 14, 2005, July 22, 2005, August 23, 2005, September 9, 2005, October 20, 2005, November 18, 2005 and November 28, 2005;

•	the description of Security common stock set forth in Security’s registration statement on Form SB-2 (Reg. No. 333-11371) under the Securities Act, dated September 4, 1996; and

•	all documents filed by Security with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the Neighbors shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of Neighbors common stock and would like a copy of any of the information incorporated by reference by Security in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Security will provide it to you without charge.

If you would like to receive any of this information, please call or write Security at:

Security Bank Corporation Attn: Chief Financial Officer 4219 Forsyth Road Macon, Georgia 30210 Telephone: (478) 722-6200

You should make your request before February 14, 2006 in order to receive the information prior to the meeting.

INFORMATION ABOUT NEIGHBORS

General

Neighbors is a Georgia corporation that was incorporated on May 31, 2001 to organize and serve as the holding company for Neighbors Bank, a state-chartered bank organized under Georgia law. Neighbors Bank is a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in and around Alpharetta, Georgia. Neighbors believes that local ownership and control allows Neighbors Bank to serve customers more efficiently and aids in its growth and success.

Neighbors Bank

Neighbors Bank opened for business on September 19, 2003. Neighbors Bank focuses on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. Neighbors Bank emphasizes personalized banking services to small- to medium-size businesses, independent single-family residential consumers, and contractors. Lending services include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. Neighbors Bank offers an array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Neighbors Bank also provides additional services such as ATM cards, debit cards, travelers’ checks, direct deposit and automatic transfers. Neighbors Bank offers its services through a variety of delivery systems including automated teller machines, Internet services for selected businesses, courier services and private banking. Neighbors Bank offers on-line banking including bill payment, cash management and ACH services to account holders.

Philosophy and Strategy

Neighbors Bank operates as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. Neighbors believes that this philosophy, encompassing the service aspects of community banking, distinguishes Neighbors Bank from its competitors.

To carry out this philosophy, Neighbors’ business strategy involves the following:

•	capitalizing on the directors’ and officers’ diverse community involvement, professional expertise, and personal and business contacts within the bank’s primary service area;

•	hiring and retaining highly experienced and qualified banking personnel, preferably with established client relationships;

•	providing individualized attention with consistent, local decision-making authority;

•	utilizing technology and strategic outsourcing to provide an array of convenient products and services;

•	offering competitive interest rates on Neighbors Bank’s deposit accounts; and

•	utilizing an aggressive marketing program.

Market Opportunities

Neighbors Bank’s primary service area is the city of Alpharetta in North Fulton County, Georgia. Neighbors Bank competes for deposits and loan customers with other financial institutions whose resources are equal to or greater than those available to Neighbors and Neighbors Bank. According to information provided by the Federal Deposit Insurance Corporation (the “FDIC”) as of June 30, 2005, Alpharetta was serviced by 20 financial institutions with a total of 51 offices in Alpharetta. As of June 30, 2005, total deposits within Alpharetta for these institutions was $5.8 billion.

Lending Services

Lending Policy. Neighbors Bank places primary emphasis on real estate-related loans in order to take advantage of the population growth in its primary service area. Neighbors Bank also offers a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. Neighbors Bank competes for these loans with competitors who are well established in the North Fulton County area and have greater resources and lending limits. As a result, Neighbors Bank often has to offer more flexible pricing and terms to attract borrowers.

At December 31, 2004, Neighbors Bank’s loan portfolio was comprised of the following:

Loan Category	Percentage
Real estate related loans	82.11
Commercial real estate	63.56
Construction and development	4.94
Residential real estate	13.61

Commercial loans	15.20

Consumer loans	2.69

Based on the past lending experience of Neighbors Bank’s executive officers, they believe that, when properly managed and monitored, none of these categories represent a significantly higher risk than another.

Loan Approval and Review. Neighbors Bank’s loan approval policies provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the Directors’ Loan Committee determines whether to approve the loan request. Neighbors Bank does not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending Limits. Neighbors Bank’s lending activities are subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. In general, however, Neighbors Bank is able to lend any one borrower a maximum amount equal to either:

•	15% of Neighbors Bank’s capital and surplus; or

•	25% of its capital and surplus if the amount that exceeds 15% is secured by good collateral and other ample security.

These legal limits increase or decrease as Neighbors Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks. The principal economic risk associated with each category of loans that Neighbors Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

The well-established financial institutions in the North Fulton County market make proportionately more loans to medium- and large-sized businesses than does Neighbors Bank. Many of Neighbors Bank’s loans are made to small- to medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. Neighbors Bank makes commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where Neighbors Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans.

•	Commercial Real Estate. Commercial real estate loan terms are generally limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates are either fixed or adjustable, although rates typically are not fixed for a term exceeding 36 months. Neighbors Bank generally charges an origination fee of 1%. Neighbors Bank attempts to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Neighbors Bank generally requires personal guarantees from the principal owners of the property supported by a review by Neighbors Bank’s management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. Neighbors Bank limits its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•	Construction and Development Loans. Neighbors Bank makes construction and development loans, both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to 12 months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically does not exceed 75%. Speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•	Residential Real Estate. Neighbors Bank’s residential real estate loans consist of residential second mortgage loans and residential construction loans. The amortization of second mortgages does not generally exceed 15 years and the rates are not generally fixed for over 60 months. All loans are made in accordance with Neighbors Bank’s appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 85%, unless the borrower has private mortgage insurance. Neighbors believes that these loan-to-value ratios are sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial Loans. Loans for commercial purposes in various lines of businesses are part of Neighbors Bank’s loan portfolio. The terms of these loans vary by purpose and by type of underlying collateral, if any. Neighbors Bank typically makes equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans are generally secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability to properly evaluate changes in the supply-and-demand characteristics affecting its markets and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. Neighbors Bank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower’s gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer reviews the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determines the impact of all these factors on the ability of the borrower to make future payments as agreed.

Investments

In addition to loans, Neighbors Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments exceeds any applicable limitation imposed by law or regulation. The Loan & Asset/Liability Committee of Neighbors Bank reviews the investment portfolio on an ongoing basis in order to ensure that the investments conform to Neighbors Bank’s policy as set by its board of directors.

Asset and Liability Management

The Asset/Liability Committee of Neighbors Bank manages Neighbors Bank’s assets and liabilities and strives to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee conducts these management functions within the framework of written loan and investment policies that Neighbors Bank has adopted. The committee attempts to maintain a balanced position between rate-sensitive assets and rate-sensitive liabilities. Specifically, the committee charts assets and liabilities on a matrix by maturity, effective duration and interest adjustment period in an attempt to manage any gaps in maturity ranges.

Deposit Services

Neighbors Bank seeks to establish a base of core deposits, including savings accounts, checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Neighbors Bank employs an aggressive marketing plan in its overall service area and features a broad product line and competitive rates and services. The primary sources of deposits are residents of, and businesses and their employees located in, Neighbors Bank’s primary service area. Neighbors Bank obtains these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other Banking

Other banking services include limited cash management services, travelers’ checks, direct deposit of payroll and Social Security checks, courier service, ATM cards and debit cards. Neighbors Bank is associated with nationwide networks of automated teller machines that our customers can access throughout Georgia and other regions. Neighbors Bank also offers MasterCard® and VISA® credit card services through a correspondent bank as an agent for Neighbors Bank. In the future, Neighbors Bank may offer a full-service trust department, but cannot do so without the prior approval of the GDBF.

Employees

Neighbors Bank has 16 full-time equivalent employees. Neighbors does not have any employees who are not also employees of Neighbors Bank.

Properties

The main office facility of both Neighbors and Neighbors Bank is located at 2380 Old Milton Parkway in Alpharetta, Georgia. The construction of this permanent facility was completed during the third quarter of 2004. The facility is a two-story, stone and stucco building with 15,650 square feet and includes three drive up windows and an automated teller machine.

Legal Proceedings

There are no material pending legal proceedings to which Neighbors is a party or of which any of its properties are subject, nor are there material proceedings known to Neighbors to be contemplated by any governmental authority. Additionally, Neighbors is unaware of any material proceedings, pending or contemplated, in which any existing or proposed director, officer or affiliate, or any principal security holder of Neighbors or any associate of any of the foregoing, is a party or has an interest adverse to Neighbors.

Market Prices and Dividends Declared on Neighbors Common Stock

There is no established public trading market for shares of Neighbors common stock. As a result, any market in Neighbors common stock prior to the merger should be characterized as illiquid and irregular. Information available to management regarding the quarterly trading prices for the Neighbors common stock is provided below.

	High	Low
2006
First Quarter (through January 31, 2006)	$—	$—

2005
First Quarter	$—	$—
Second Quarter	$—	$—
Third Quarter	$12.50	$12.50
Fourth Quarter	$—	$—

2004
First Quarter	$—	$—
Second Quarter	$—	$—
Third Quarter	$—	$—
Fourth Quarter	$12.00	$12.00

To date, Neighbors has not paid any dividends on shares of its common stock. As of the record date, Neighbors common stock was held by approximately 468 shareholders of record.

NEIGHBORS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Neighbors has adopted various accounting policies that govern the application of accounting principles generally accepted in the U.S. in the preparation of financial statements. Neighbor’s significant accounting policies are described in Footnote 1 to its consolidated financial statements at December 31, 2004, which begin on page F-8 of this proxy statement-prospectus.

Neighbors believes that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Please refer to the discussion under “—Provision and Allowance for Loan Losses” on pages 54 and 61 for a description of the processes and methodology Neighbors uses to determine the allowance for loan losses.

General

The following discussion focuses on significant changes in Neighbors’ financial condition and results of operations for the period ended September 30, 2005 and during the year ended December 31, 2004. Like most community banks, Neighbors Bank derives most of its income from interest it receives from its loans and investments. Interest-bearing deposits are the primary source of funds for making these loans and investments. Consequently, one of the key measures of Neighbors’ success is the amount of net interest income, or the difference between the income on its interest-earning assets, such as loans and investments, and the expense on its interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield Neighbors earns on these interest-earning assets and the rate Neighbors pays on its interest-bearing liabilities.

Neighbors has included a number of tables which help describe these measures. For example, the “Average Balances” table shows the average balance during 2004 and 2003 for Neighbors’ assets and liabilities, as well as the yield it earned or the rate it paid with respect to each category. A review of this table shows that Neighbors’ loans typically provide higher interest yields than do other types of interest-earning assets, which is why Neighbors channels a substantial percentage of its earning assets into its loan portfolio. Neighbors also tracks the sensitivity of the various categories of assets and liabilities against changes in interest rates, and has included a “Sensitivity Analysis Table” to help explain this. Finally, Neighbors has included a number of tables that illustrate its investment securities, its loans, and its deposits.

Of course, there are risks inherent in all loans, so Neighbors maintains an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. Neighbors establishes and maintains this allowance by charging a provision for loan losses against its operating earnings. Neighbors has included a detailed discussion of this process.

In addition to earning interest on its loans and investments, Neighbors earns income through fees and service charges collected from its customers. Neighbors describes the various components of this noninterest income, as well as its noninterest expense, in the following discussion.

The discussion that follows also identifies significant factors that have affected Neighbors’ financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with Neighbors’ consolidated financial statements and the related notes and other statistical information included in this proxy statement-prospectus beginning on page F-1.

Management’s Discussion and Analysis for the Nine Months Ended September 30, 2005

Financial Condition

At September 30, 2005, Neighbors had total assets of $105,489,532, an increase of $48,521,073 (85.17%) compared to December 31, 2004. These assets consisted principally of $5,897,554 in cash and cash equivalents; $3,319,344 in securities available-for-sale; $1,992,660 in securities held-to-maturity; $88,493,467 in net loans; and $5,237,749 in premises and equipment.

Neighbors had total deposits of $95,665,633 at September 30, 2005, an increase of $48,815,919 (104.20%) from the December 31, 2004 total of $46,849,714. The accumulated deficit at September 30, 2005 was $1,826,430 and total shareholders’ equity was $9,488,837.

Results of Operations

Neighbors had net earnings of $306,026 and $391,254 for the three and nine months ended September 30, 2005, compared to a net loss of $258,015 and $780,178, respectively, for the same periods in 2004. The increase in earnings is primarily attributable to the increase in net interest income after provision for loan losses from $349,906 for the nine-month period ended September 30, 2004 to $2,073,246 for the nine-month period ended September 30, 2005, made possible through the continued growth of Neighbors Bank’s loan and deposit portfolios.

Net Interest Income

Interest income totaled $4,343,289 and $939,791 for the nine months ended September 30, 2005 and 2004, respectively. The increase in interest income is due primarily to volume growth in interest-bearing assets. The yield on interest earning assets was 7.57% and 5.41% for the nine months ended September 30, 2005 and 2004, respectively. Interest expense totaled $1,780,043 and $237,385 for the nine months ended September 30, 2005 and 2004, respectively. The cost of interest-bearing liabilities was 3.27% for the nine months ended September 30, 2005 and 2.23% for the same period in 2004.

Net interest income was $2,563,246 and $702,406 for the nine months ended September 30, 2005 and 2004, respectively. The net interest margin, which takes into account the benefit of noninterest-bearing liabilities, was 4.47% for the nine months ended September 30, 2005 and 3.85% for the same period in 2004.

Provision and Allowance for Loan Losses

Neighbors has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems.

Neighbors has established an allowance for loan losses through a provision for loan losses charged to expense on its statement of operations. The allowance represents an amount which Neighbors believes will be adequate to absorb probable losses on existing loans that may become uncollectible. The provision for loan losses was $490,000 for the nine months ended September 30, 2005 and $352,500 for the nine months ended September 30, 2004. Neighbors evaluates the adequacy of the allowance based on the collectibility of outstanding loans. These evaluations take into consideration such factors as changes in the nature and volume of its loan portfolio, current economic conditions that may affect its borrowers’ ability to pay, overall portfolio quality, and review of specific problem loans. Due to Neighbors’ limited operating history, the provision for loan losses has been made primarily as a result of the assessment of Neighbors’ general loan loss risk as compared to the general loan loss risk of banks of similar size and maturity. Neighbors does not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy of the allowance on an overall portfolio basis using a loan grading system that rates loans in different categories. Certain grades representing criticized or classified loans are assigned allocations of loss based on its estimate of potential loss that is generally based on historical losses and/or collateral deficiencies. Other loans are graded by type and allocated loss ranges based on Neighbors’ perceived inherent loss for the loan type. The combination of these results is compared monthly to the recorded allowance for loan losses, and Neighbors adjusts material differences by increasing or decreasing the provision for loan losses. Neighbors uses an independent third party loan reviewer to challenge and corroborate the loan grading system and to provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loans.

At September 30, 2005, the allowance for loan losses was $1,000,000, an increase of $490,000 from December 31, 2004. Neighbors believes this allowance is adequate since it is based on internal and external reviews of the quality of its loan portfolio and bank peer group data. While Neighbors uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review Neighbors Bank’s allowance for loan losses as an integral part of their examination process. Such agencies may require Neighbors to recognize additions to the allowance based on judgments different than Neighbors.

Neighbors evaluations of the adequacy of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant change. Neighbors’ losses will undoubtedly vary from its estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of September 30, 2005, Neighbors has no loans with payments over 30 days past due and have no charge-offs.

Other Income

For the nine months ended September 30, 2005 and 2004, other operating income totaled $126,848 and $68,910, respectively. The increase is attributable to the gain on sales of the guaranteed portion of loans made under the Small Business Administration Act at a premium above par in the amount of $22,085; an increase in overdraft fees and other fees of $29,479; and an increase in service charges on deposit accounts of $6,374. These increases are primarily due to the increase in the volume of deposit accounts. For the three months ended September 30, 2005 compared to the same period in 2004, other income decreased by $22,969, from $58,840 to $35,871, most of which is attributable to the decrease in gain on sales of loans made under the Small Business Administration Act.

Other Expenses

Operating expenses totaled $1,808,840 for the nine months ended September 30, 2005, compared to $1,198,994 for the same period of 2004, an increase of $609,846,or 50.86%. Salaries and benefits increased $307,909, or 40.91%, in 2005 compared to 2004 due to an increase in full-time equivalent employees from nine in 2004 to 15 in 2005. Occupancy expense increased $171,277, or 152.49%, due to occupancy of the new banking facility. For the three-month period ended September 30, 2005, total other expenses increased $218,082, or 47.27%, over the amount for 2004. Other expenses increased due to usual expenses incurred in the growth of Neighbors Bank’s business, particularly in areas of postage, training, correspondent bank fees and business and occupational taxes. These increases are attributable to the growth of Neighbors Bank explained in the nine-month comparisons.

The following table presents the other miscellaneous expenses incurred in the normal operation of Neighbors for the nine months ended September 30, 2005 and 2004.

	2005	2004
Miscellaneous expenses:
Advertising and marketing	$34,722	25,100
Audits, exam, credit and compliance reviews	145,043	62,424
Travel and entertainment	29,229	14,124
Office supplies and printing	23,703	37,296
Telephone and communications	14,261	13,706
Insurance, armored car, and other expenses	105,467	65,622
Data processing	112,201	121,694

Total miscellaneous expenses	$464,626	339,966

There was an increase of $82,619 in miscellaneous expenses for audits, exams and compliance reviews, which reflected an increase in accruals for those services due to the increased expenses anticipated by Sarbanes-Oxley Act compliance and also due to general increases in fees related to the continued growth of Neighbors.

Liquidity and Capital Resources

Liquidity management involves the ability to match the cash flow requirements of Neighbors’ customers. This matching is accomplished by monitoring and managing the balances and maturities of Neighbors’ loans and deposits so that its cash in-vault, cash held in correspondent bank accounts, and federal funds sold are sufficient to meet anticipated demand for immediate funds.

Both Neighbors and the regulatory authorities monitor the liquidity of Neighbors Bank on a periodic basis. Neighbors has limited historical data for seasonal or other related demands on its liquidity due to its commencing operations on September 19, 2003; however, Neighbors believes the liquidity of Neighbors Bank as of September 30, 2005 is adequate to support the cash flow requirements of its customers.

Neighbors’ primary sources of liquidity are customer deposits, other borrowings, loan repayments and securities available for sale. If additional funding sources are needed, Neighbors has access to federal fund lines at correspondent banks of $4,900,000.

Requirements by banking regulators include the monitoring of risk-based capital guidelines for banks that are designed to make capital requirements more sensitive to differences in risk profiles and account for off balance sheet items. Neighbors substantially exceeded the regulatory minimums on capital requirements and ratios as of September 30, 2005. However, as Neighbors continues to grow and the loan portfolio increases, these ratios have and will continue to adjust downward. Neighbors monitors these amounts and ratios on a frequent basis. The minimum capital requirements and the actual capital ratios for Neighbors and Neighbors Bank as of September 30, 2005 are as follows:

	Consolidated	Bank Only
Risk-Based Capital Ratios
Tier 1 Capital, actual	9.11%	9.20%
Tier 1 Capital minimum requirement	4.00%	4.00%

Excess	5.11%	5.20%

Total Capital, actual	10.11%	10.20%
Total Capital minimum requirement	8.00%	8.00%

Excess	2.11%	2.20%

Leverage Ratio
Tier 1 Tangible Capital to adjusted total assets (“Leverage Ratio”)	9.21%	9.31%
Minimum leverage requirement	4.00%	4.00%

Excess	5.21%	5.31%

Management’s Discussion and Analysis for the Years Ended December 31, 2004 and 2003

Neighbors

Selected Financial Data

(in thousands except per share data)

	2004	2003
For the Year:
Net interest income	$1,172	25
Provision for loan losses	465	45
Noninterest income	79	1
Noninterest expense	1,750	754
Net loss	(964)	(773)

Per Common Share:
Basic loss per share	$(.83)	(.67)
Diluted loss per share	(.83)	(.67)
Cash dividends declared	—	—
Book value	7.86	8.69

At Year End:
Loans, net	$47,522	4,439
Earning assets	50,906	10,198
Assets	56,968	12,737
Deposits	46,850	2,577
Shareholders’ equity	9,103	10,061
Common shares outstanding	1,158	1,158

Average Balances:
Loans	$23,612	506
Earning assets	27,982	5,440
Assets	32,854	7,470
Deposits	22,859	1,033
Stockholders’ equity	9,515	2,934
Weighted average shares outstanding	1,158	1,158

Key Performance Ratios:
Return on average assets	(2.93)%	(10.35)%
Return on average stockholders’ equity	(10.13)%	(26.37)%
Net interest margin	4.19%	.45%
Dividend payout ratio	—	—
Average equity to average assets	28.96%	39.27%

Results of Operations

Neighbors’ net loss for 2004 was $963,702, or $.83 per common share, as compared to the 2003 net loss of $773,441, or $.67 per common share; an increase of $190,261. Neighbors’ operational results depend to a large degree on net interest income, which is the difference between the interest income received from investments (such as loans, investment securities, and federal funds sold) and the interest expense (paid on deposits and other liabilities). Net interest income was $1,171,945 and $24,603 for 2004 and 2003, respectively.

The provision for loan losses was $465,000 in 2004 compared to $45,000 in 2003. The increase is a direct result of the growth of loans funded throughout the year. The provision for loan losses reflects Neighbors management’s estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the years ended December 31, 2004 and 2003 totaled $79,333 and $592, respectively. Other operating income includes service charges on deposit accounts and miscellaneous service fees. Other operating expenses were $1,749,980 and $753,636 in 2004 and 2003, respectively. The largest component of other operating expenses is salaries and benefits, which totaled $1,093,511 and $507,855 for the years ended December 31, 2004 and 2003, respectively. The increase in other operating income in 2004 is due to the full year Neighbors Bank was in operation as compared to three months in 2003. During the first year of operation, there were staff additions as well as marketing programs that were implemented to gain recognition in the community.

In 2004 and 2003, Neighbors did not recognize an income tax benefit due to the fact that realization of such a benefit is dependent upon future earnings of Neighbors.

Net Interest Income

Net interest income for the year ended December 31, 2004 totaled $1,171,945; an increase of $1,147,342 over the December 31, 2003 total of $24,603. Interest income from loans including fees was $1,549,958 and $33,528 for the years ended December 31, 2004 and 2003, respectively; representing yields of 6.56% and 6.63% for those same periods. Interest expense totaled $511,808 and $65,741 for the years ended December 31, 2004 and 2003, respectively. The net interest margin realized on earning assets was 4.19% and .45% for the years ended December 31, 2004 and 2003, respectively. The interest rate spread for that same period was 3.54% and (-1.94)%, respectively.

Average Balances and Interest Rates

The following table shows the average balance outstanding for each category of interest-earning assets and interest-bearing liabilities for 2004 and 2003 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest earning assets:
Loans (including loan fees)(1) (2)	$23,611,747	1,549,958	6.56%	505,847	33,528	6.63%
Investment securities	2,566,841	114,045	4.44%	313,430	11,251	3.59%
Federal funds sold	1,803,429	19,750	1.10%	1,807,211	19,203	1.06%
Interest on interest-bearing deposits	—	—		2,813,701	26,362.94%

Total interest earning assets	27,982,017	1,683,753	6.02%	5,440,189	90,344	1.66%

Other noninterest earning assets	4,872,471			2,030,240

Total assets	$32,854,488			7,470,429

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$791,154	14,127	1.79%	36,385	143.39%
Savings and money market	6,447,017	152,307	2.36%	260,362	3,850	1.48%
Time	13,128,117	339,748	2.59%	13,669	280	2.05%
Other	275,142	5,626	2.04%	1,517,729	61,468	4.05%

Total interest-bearing liabilities	20,641,430	511,808	2.48%	1,828,145	65,741	3.60%

Noninterest bearing deposits	2,492,774			722,477
Other noninterest bearing liabilities	204,778			1,986,254
Stockholders’ equity	9,515,506			2,933,553

Total liabilities and stockholders’ equity	$32,854,488			7,470,429

Excess of interest-earning assets over interest-bearing liabilities	$7,340,587			3,612,044

Ratio of interest-earning assets to interest-bearing liabilities	135.56%			297.58%

Net interest income		1,171,945			24,603

Net interest spread			3.54%			(1.94)%

Net interest margin			4.19%			.45%

(1)	Loan fees in the amounts of $156,095 and $6,719 are included in interest income on loans for 2004 and 2003, respectively.
(2)	There were no non-accruing loans during 2004 and 2003.

The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the change related to higher outstanding balances and the change in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate. A rate volume analysis is not presented for 2003 versus 2002, as Neighbors Bank did not open for business until 2003.

	2004 vs. 2003 Increase (decrease) due to:
	Volume	Rate	Total
Interest-earning assets:
Loans	$1,523,268	(6,838)	1,516,430
Investments	93,768	9,026	102,794
Federal funds	249	298	547
Interest-earning deposits	(26,362)	—	(26,362)

Total increase in interest income	1,590,923	2,486	1,593,409

Interest-bearing liabilities:
Interest-bearing demand	9,412	4,572	13,984
Savings and money market	124,986	23,471	148,457
Time	311,226	28,242	339,468
Other	(55,842)	—	(55,842)

Total increase in interest expense	389,782	56,285	446,067

Increase in net interest income	$1,201,141	(53,799)	1,147,342

Interest Rate Sensitivity and Asset Liability Management

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income and to control the risks associated with interest rate movements. Neighbors management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest-sensitive and noninterest-sensitive assets and liabilities. “Gap” is a static measurement of the difference between the contractual maturities or repricing dates of interest-sensitive assets and interest-sensitive liabilities within the following 12 months. Gap is an attempt to predict the behavior of Neighbors Bank’s net interest income in general terms during periods of movement in interest rates. In general, if Neighbors Bank is asset sensitive, more of its interest-sensitive assets are expected to reprice within 12 months than its interest-sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest-sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2004, Neighbors Bank, as measured by Gap, is in an asset-sensitive position. Neighbors management has several tools available to it to evaluate and predict interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004 that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. Neighbors Bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

	At December 31, 2004 Maturing or Repricing in
	(dollars in thousands)
	3 Months or Less	4 Months to 12 Months	1 to 5 Years	Over 5 Years	Total
Interest-earning assets:
Investment securities	$—	—	3,384	—	3,384
Loans	44,688	160	2,764	420	48,032

Total interest-bearing assets:	44,688	160	6,148	420	51,416

Interest-bearing liabilities:
Deposits:
Savings and demand	11,754	—	—	—	11,754
Time deposits	4,345	14,926	12,563	—	31,834
Federal funds purchased	812	—	—	—	812

Total interest-bearing liabilities	16,911	14,926	12,563	—	44,400

Interest sensitive difference per period	$27,777	(14,766)	(6,415)	420	7,016

Cumulative interest sensitivity difference	$27,777	13,011	6,596	7,016

Cumulative difference to total assets	48.76%	22.84%	11.58%	12.32%

At December 31, 2004, the difference between Neighbors Bank’s liabilities and assets repricing or maturing within one year was $13,011,000. Due to an excess of assets repricing or maturing within one year, a drop in interest rates would cause Neighbors Bank’s net interest income to decline, and a rise in interest rates would cause Neighbors Bank’s net interest income to increase.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the above table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Provision and Allowance for Loan Losses

The provision charged to expense was $465,000 and $45,000 for the years ended December 31, 2004 and 2003, respectively. The increase in the provision has been a result of Neighbors management’s efforts to increase the allowance to match the growth in the loan portfolio. The allowance for loan losses was 1.06% of gross loans at December 31, 2004 and 1% of gross loans at December 31, 2003. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Neighbors anticipates maintaining an allowance for loan losses based on, among other things, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Neighbors’ judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of Neighbors’ net income and, possibly, its capital. Neighbors did not experience any charge-offs in 2004 or 2003. Neighbors had no accounts past due over 30 days, no non-accrual loans, and no other real estate or repossessions as of December 31, 2004 or 2003. Neighbors does not allocate the allowance for loan losses to various loan categories. The entire allowance is available to absorb losses from any and all loans. Due to the short time that Neighbors Bank has been open, management of Neighbors cannot estimate the amount of net charge-offs that will occur in 2005.

The following table summarizes information concerning the allowance for loan losses:

	2004	2003
Balance at beginning of year	$45,000	—
Charge-Offs	—	—
Recoveries	—	—
Additions charged to operations	465,000	45,000

Balance at end of year	$510,000	45,000

Noninterest Income and Expense

Noninterest income for the year ended December 31, 2004 totaled $79,333, compared to $592 in 2003; an increase of $78,741. The largest component of other income was premiums received on the sale of the guaranteed portion of an SBA loan totaling $51,250. Service charges on deposit accounts totaled $9,950 and $359 during 2004 and 2003, respectively. Other noninterest income consisted of service fees of $16,975 and $233 at December 31, 2004 and 2003, respectively. These increases are attributed to Neighbors Bank’s full year of operation in 2004 compared to only three months during 2003.

Total noninterest expense for 2004 was $1,749,980; an increase of $996,344 when compared to the December 31, 2003 balance of $753,636. Salaries and benefits, the largest component of noninterest expense, totaled $1,093,511 and $507,855 for 2004 and 2003, respectively. Net occupancy and equipment expense was $188,372 and $56,128 for 2004 and 2003, respectively, and other operating expenses totaled $468,097 and $189,653 for the same periods. Other operating expenses largely include data processing expenses, office supplies and printing, communications, marketing, and audit examination expenses.

Financial Condition

Total assets at December 31, 2004 increased $44,231,470 to $56,968,459 compared to $12,736,989 at December 31, 2003. The primary source of growth in assets was net loans, which totaled $47,521,617 and $4,439,494 as of December 31, 2004 and 2003, respectively. Net loans comprised 83.42% and 34.86% of total assets at December 31, 2004 and 2003, respectively. Investment securities available-for-sale totaled $403,732 and $1,446,244 at December 31, 2004 and 2003, respectively. Investment securities held-to-maturity totaled $2,981,135 at December 31, 2004. There were no securities classified as held-to-maturity at December 31, 2003.

Total deposits in 2004 were $46,849,714, or 82.24%, compared to $2,577,072, or 20.23% of total assets, as of December 31, 2003.

Interest-Earning Assets

Investment Securities. Investment securities available-for-sale totaled $403,732 and $1,446,244 at December 31, 2004 and 2003, respectively. At December 31, 2003, all of Neighbors Bank’s marketable investment securities were designated as available-for-sale and consisted of mortgage-backed securities. The amortized cost of these available-for-sale investment securities was $415,177 and $1,466,043 at December 31, 2004 and 2003, respectively. Proceeds of $900,657 were received from the sale of securities available-for-sale during 2004. Gross gains of $1,158 and no gross losses were recognized from the sale of securities available for sale in 2004.

Investment securities held-to-maturity totaled $2,981,135 at December 31, 2004. There were no investment securities held-to-maturity at December 31, 2003. At December 31, 2004, all of Neighbors Bank’s held-to-maturity securities consisted of U.S. Government Agency Securities which are all callable during 2005.

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Yields
Securities available-for-sale:

Maturities at December 31, 2004
After 5 through 10 years	$415,177	—	11,445	403,732	4.75%

Maturities at December 31, 2003
After 5 through 10 years	$1,466,043	—	19,799	1,446,244	3.52%

Securities held-to-maturity:

Maturities at December 31, 2004
After 5 through 10 years	$2,981,135	31,621	—	3,012,756	5.15%

Loans. At December 31, 2004, gross loans totaled $48,031,617 as compared to $4,484,494 at December 31, 2003. The largest classification of loans was in commercial real estate loans, which totaled $37,065,687 compared to $3,497,759 at December 31, 2003. Balances within the major loans receivable categories as of December 31, 2004 and 2003 are as follows:

	2004		2003
		Percent of Total Loans		Percent of Total Loans
Commercial, financial and agricultural	$7,302,648	15.20	517,468	11.54
Real estate—mortgage	37,065,687	77.17	3,497,759	78.00
Real estate—construction and development	2,372,354	4.94	425,000	9.48
Consumer and other	1,290,928	2.69	44,267.99

	$48,031,617	100.00	4,484,494	100.00

As of December 31, 2004, the loan portfolio contained concentrations which are monitored on an ongoing basis. The largest concentration was 113 real estate mortgages, which totaled $37,065,687, or 77.17% of the portfolio. These loans consisted of loans to finance ongoing businesses such as hotels, shopping centers, convenience stores and commercial and residential investment companies.

As of December 31, 2004 maturities of loans in the indicated classifications were as follows:

	Due In One Year	Due After One Through Five Years	Due After Five Years	Total
Loan Maturity:
Commercial, financial and agricultural	$3,790,484	3,036,357	475,807	7,302,648
Real estate—mortgage	8,542,899	19,441,978	9,080,810	37,065,687
Real estate—construction and development	2,372,354	—	—	2,372,354
Consumer and other	762,623	528,305	—	1,290,928

Total	$15,468,360	23,006,640	9,556,617	48,031,617

Loan Interest Rate Sensitivity:
Loans with:
Predetermined interest rates	$1,968,782	841,102	937,498	3,747,382
Floating or adjustable interest rates	13,499,578	22,165,538	8,619,119	44,284,235

Total	$15,468,360	23,006,640	9,556,617	48,031,617

There were no non-accruing loans during 2004 and 2003. Neighbors’ loan policy dictates that loans with interest payments over 90 days in arrears will be placed in a non-accrual status.

Deposits. At December 31, 2004 and 2003, deposits totaled $46,849,714 and $2,577,072, respectively. Noninterest-bearing demand deposits were $3,261,564, or 6.96% of total deposits, and interest-bearing deposits were $43,588,150, or 93.04% of total deposits, for the year ended December 31, 2004. Noninterest-bearing demand deposits were $474,673, or 18.42% of total deposits, and interest-bearing deposits were $2,102,399, or 81.58% of total deposits, for the year ended December 31, 2003. At December 31, 2004, Neighbors Bank had certificates of deposit of $100,000 or greater totaling $11,498,000. Neighbors Bank did not have any certificates of deposits of $100,000 or greater at December 31, 2003.

Balances within the major deposit categories as of December 31, 2004 and 2003 are as follows:

	2004		2003
	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Noninterest bearing demand deposits	$3,261,564	6.96	$474,673	18.42
Interest bearing demand deposits	11,647,997	24.86	1,946,468	75.53
Savings deposits	105,574.23		25,550.99
Other time deposits	31,834,579	67.95	130,381	5.06

	$46,849,714	100.00	$2,577,072	100.00

The average balance of deposits and the average rates paid on such deposits are summarized for 2004 and 2003 in the following table. Interest costs for 2003 were annualized based on Neighbors Bank’s opening date of September 19, 2003.

	2004		2003
	Amount	Rate	Amount	Rate
Noninterest-bearing demand	$2,492,774		$722,477
Interest-bearing demand	791,154	1.79%	36,385.39%
Savings and money market	6,447,017	2.36%	260,362	1.48%
Time deposits	13,128,117	2.59%	13,669	2.05%

Totals	$22,859,062		$1,032,893

Maturities of time certificates of deposit outstanding at December 31, 2004 are summarized as follows:

	Less than $100,000	$100,000 or More	Total Time Deposits
Within 3 months	$3,635,167	709,415	4,344,582
After 3 through 6 months	719,594	302,434	1,022,028
After 6 through 12 months	7,987,418	5,917,326	13,904,744
After 12 months	7,994,495	4,568,730	12,563,225

Total	$20,336,674	11,497,905	31,834,579

Capital Resources

Shareholders’ equity totaled $9,102,541 and $10,061,040 at December 31, 2004 and 2003, respectively. Neighbors raised capital in the amount of $11,578,000 during its initial public offering, which was completed in September 2003. Neighbors has sustained net losses of $963,702 and $773,441 for the years ended December 31, 2004 and 2003, respectively, and other comprehensive income net of tax totaled $5,203 for the year ended December 31, 2004 as compared to a comprehensive loss of $12,299 in 2003.

As a bank holding company, Neighbors and Neighbors Bank are required by banking regulators to meet certain minimum levels of capital adequacy that are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders’ equity less intangible assets) and Tier 2 capital (essentially Tier 1 capital plus the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in Neighbors’ assets, provide the weighting of assets based on assigned risk factors and include off-balance-sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0%, and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 4.0%.

The following table summarizes Neighbors’ and Neighbors Bank’s risk-based capital ratios at December 31, 2004 and 2003:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets)
Consolidated	$9,620	17.43%	$4,416	8%	N/A	N/A
Bank Only	9,211	16.74	4,401	8	$5,501	10%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	9,110	16.50	2,208	4	N/A	N/A
Bank Only	8,701	15.82	2,200	4	3,301	6
Tier 1 Capital (to Average Assets)
Consolidated	9,110	18.15	2,008	4	N/A	N/A
Bank Only	8,701	17.40	2,000	4	2,500	5

As of December 31, 2003:
Total Capital (to Risk Weighted Assets)
Consolidated	$10,118	132.47%	$611	8%	N/A	N/A
Bank Only	9,636	126.16	611	8	$764	10%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	10,073	131.88	306	4	N/A	N/A
Bank Only	9,591	125.57	306	4	458	6
Tier 1 Capital (to Average Assets)
Consolidated	10,073	85.98	469	4	N/A	N/A
Bank Only	9,591	81.87	469	4	586	5

Liquidity

Neighbors Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors’ accounts and to supply new borrowers with funds. To meet these obligations, Neighbors Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of Neighbors Bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

Neighbors Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, Neighbors Bank has arrangements with commercial banks for short-term unsecured advances up to $3,900,000. At December 31, 2004, this credit availability totaled $3,088,000.

Cash and cash equivalents decreased $4,162,419 from $4,535,041 at December 31, 2003 to $372,622 at December 31, 2004. Cash used by operating activities totaled $414,666 in 2004 compared to $834,193 in 2003, while inflows from financing activities totaled $45,084,642 compared to $11,957,554 at December 31, 2003. This increase is primarily attributable to net increases in deposits.

During 2004, investing activities used $48,832,395 of cash and cash equivalents as compared to $6,671,176 at December 31, 2003. Investing activities included net loans of $43,547,123 made to customers; $2,979,690 purchases of callable investment securities held to maturity; and purchases of premises and equipment of $3,357,372, partially offset by maturities and sales of investment securities available for sale of $151,133 and $900,657, respectively.

Off-Balance-Sheet Arrangements

Neighbors is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written, conditional commitments issued by Neighbors Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Neighbors’ exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Neighbors uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes Neighbors’ off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2004 and 2003:

	2004	2003
Commitments to extend credit	$9,191,000	49,880
Standby letters of credit	$350,000	—

Management of Neighbors is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although Neighbors Bank’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in North Fulton County and surrounding areas.

Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. Neighbors copes with the effects of inflation through the management of interest rate sensitivity gap position by periodically reviewing and adjusting its pricing of services to consider current costs and through managing its level of net income relative to its dividend payout policy.

MANAGEMENT OF NEIGHBORS

Directors

Set forth below is information regarding the directors of Neighbors. Each director of Neighbors also serves as a director of Neighbors Bank. Directors serve for a term of one year and are elected by the shareholders of Neighbors each year at the annual meeting of shareholders of Neighbors. Neighbors’ officers are appointed by and hold office at the will of the board of directors of Neighbors.

The following table sets forth for each director of Neighbors: (1) the person’s name; (2) his or her age at December 31, 2005; (3) the year he or she was first elected as a director of Neighbors; and (4) his or her positions with Neighbors, other than as a director, and his or her other business experience for the past five years.

Name (Age)	Director Since	Position with the Company And Business Experience
Phil Baldwin (52)	2001	President and Chief Executive Officer of Neighbors and Neighbors Bank; Owner of Keller Williams Realty; previously President of Prudential Bank.

Thomas E. Boland (71)	2003	Chair of the Audit Committee of Neighbors and Neighbors Bank; Non-employee Consultant to the President of Mercer University of Macon and Atlanta; Retired Chairman of Wachovia Corporation of Georgia and Wachovia Bank of Georgia, N.A.; Retired Director, Citizens Bancshares Corporation and Citizens Trust Bank, Atlanta.

Richard E. Eason, Sr. (58)	2002	Treasurer and Assistant Secretary of Neighbors; Senior Vice President, Chief Financial Officer and Secretary of Neighbors and Neighbors Bank; previously Chief Financial Officer of John Dixon & Associates (real estate auction company); Executive Vice President and Chief Financial Officer of Integrity Bank; Executive Vice President of Bank of North Georgia.

Charles E. Hoff (60)	2001	Retired National Bureau Chief at Cable News Network (CNN).

Ramzan Karimi (50)	2003	Real Estate Investor; President and CEO of M2Z2 Com, Inc., GA C-Store, Inc., M2Z2 LLC, TN C-Store, LLC, and Tunica Properties, LLC.

Barbara H. Lebow (57)	2001	Attorney at Law; Founder/Owner of The Sedona Group, LLC; Former General Counsel of Mercy Healthcare Services and Saint Joseph’s Health Systems.

Benjamin H. Schnell (43)	2001	Secretary of Neighbors; Analyst, Piedmont Health-Care; previously Bank Consultant with the Weilage Group; Senior Associate with PriceWaterhouseCoopers; Network Developer with Georgia Department of Medical Assistance.

Victor C. Smith (61)	2003	Chair of the Director’s Loan Committee of Neighbors Bank; Former Director of First Colony Bank (now Main Street Bank); Certified Public Accountant; Partner with Waddell Smith Magoon & Freeman, LLP.

James R. Williams (63)	2001	Chair of the Board of Directors of Neighbors and Neighbors Bank; Chairman and Chief Executive Officer of Consultants and Builders, Inc. (design/build firm); Chairman and Chief Executive Officer of Parkway Office Suites, Ltd. (office suite developer); President of Willford Corporation, LLC (real estate holding company); Partner, Flyboy Aviation Properties, LLC and Mathis Field, LLC (private airport ownership and operations).

Neither Neighbors nor Neighbors Bank separately compensates its directors for their service as directors.

Executive Officers

The following table sets forth for each executive officer of Neighbors: (1) the person’s name; (2) his age at December 31, 2005; (3) how long he has been an executive officer of Neighbors; and (4) his positions with Neighbors and Neighbors Bank.

Name (Age)	Officer Since	Position with Neighbors and Neighbors Bank
Phil Baldwin (52)	2001	President and Chief Executive Officer

Richard E. Eason, Sr. (58)	2002	Chief Financial Officer

J. Ross Mynatt (44)	2003	Chief Lending Officer

Executive Compensation

The following table presents the total compensation paid by Neighbors during fiscal years 2004 and 2003 to its chief executive officer, chief financial officer and chief lending officer, which we sometimes collectively refer to herein as the named executive officers of Neighbors. No other executive officer of Neighbors earned over $100,000 in salary and bonus during fiscal years 2004 or 2003.

		Annual Compensation							Long-Term Compensation
Name and Position	Year	Salary			Bonus		Other Annual Compensation		Number of Securities Underlying Options		All Other Compensation(1)
Phil Baldwin, President and Chief Executive Officer	2004 2003	$ $	186,400 157,292		$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0

Richard E. Eason, Sr., Chief Financial Officer	2004 2003	$ $	125,000 107,292		$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0

J. Ross Mynatt Chief Lending Officer	2004 2003	$ $	125,000 66,779	(2)		$0		$0		$0		$0

(1)	Information on “perks” and other personal benefits has been omitted because the aggregate value of these items does not meet the minimum amount required for disclosure under the SEC’s regulations.
(2)	Consists of salary paid to Mr. Mynatt for services as chief lending officer from June 2003 to December 2003 at an annualized rate of $125,000.

Neighbors did not grant any stock options or stock appreciation rights during 2004 and no options were exercised by the named executive officers of Neighbors in fiscal year 2004.

Employment Agreements

Phil Baldwin. Neighbors has entered into a three-year employment agreement with Phil Baldwin regarding Mr. Baldwin’s employment as President and Chief Executive Officer of Neighbors and Neighbors Bank. Under the terms of the agreement, Mr. Baldwin receives an initial base salary of $175,000 per year. Neighbors Bank also provides Mr. Baldwin with other customary benefits such as disability, health and life insurance, membership fees to a country club and an automobile allowance.

Neighbors is obligated to pay Mr. Baldwin his base salary for six months following termination if Mr. Baldwin is terminated without cause. The agreement also generally provides that, for a period of two years following the termination of Mr. Baldwin’s employment by Neighbors with cause, he will neither compete with Neighbors or Neighbors Bank in the banking business nor solicit their customers or employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply for six months following a termination of Mr. Baldwin’s employment without cause.

Richard E. Eason, Sr. Neighbors has entered into a three-year employment agreement with Richard Eason, Sr. regarding Mr. Eason’s employment as Senior Vice President and Chief Financial Officer of Neighbors and Neighbors Bank. Under the terms of the agreement, Mr. Eason receives an initial base salary of $125,000 per year. Neighbors Bank also provides Mr. Eason with other customary benefits such as health and life insurance.

Neighbors is obligated to pay Mr. Eason his base salary for six months following termination if Mr. Eason is terminated without cause. The agreement also generally provides that, for a period of two years following the termination of Mr. Eason’s employment by Neighbors with cause, he will neither compete with Neighbors or Neighbors Bank in the banking business nor solicit their customers or employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply for six months following a termination of Mr. Eason’s employment without cause.

J. Ross Mynatt. Neighbors has entered into a three-year employment agreement with J. Ross Mynatt regarding Mr. Mynatt’s employment as Senior Vice President and Chief Lending Officer of Neighbors and Neighbors Bank. Under the terms of the agreement, Mr. Mynatt receives an initial base salary of $125,000 per year. Neighbors Bank also provides Mr. Mynatt with other customary benefits such as health and life insurance.

Neighbors is obligated to pay Mr. Mynatt his base salary for six months following termination if Mr. Mynatt is terminated without cause. The agreement also generally provides that, for a period of two years following the termination of Mr. Mynatt’s employment by Neighbors with cause, he will neither compete with Neighbors or Neighbors Bank in the banking business nor solicit their customers or employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply for six months following a termination of Mr. Mynatt’s employment without cause.

Related Party Transactions

Directors and officers of Neighbors and their affiliates, including members of their families or businesses and other organizations with which they are associated, have banking and other transactions in the ordinary course of business with Neighbors Bank. It is the policy of Neighbors Bank that any loans or other transactions with those persons or entities (i) be made in accordance with applicable law and Neighbors Bank’s lending policies, (ii) be made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and (iii) not be expected to involve more than the normal risk of collectability or present other unfavorable features to the Neighbors and Neighbors Bank. In addition, all transactions with directors and officers of Neighbors and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of the directors of Neighbors, including a majority of the directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of Neighbors’ business, entered into a design and construction contract for its main office with Consultants & Builders, Inc. James. R. Williams, one of the Neighbors directors, is the Chairman and Chief Executive Officer of Consultants & Builders. Construction was completed in 2004 and the cost of the building was $3,158,000.

Neighbors obtained several bids from similar design-build construction firms before awarding the contract to Consultants & Builders. Neighbors believes that the terms of this contract were no less favorable than those Neighbors could have obtained from an unrelated third party for similar design and construction services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF NEIGHBORS

The following table sets forth the number of shares of Neighbors common stock that, as of January 31, 2006, are beneficially owned by (a) each existing director and named executive officer of Neighbors and (b) all executive officers and directors, as a group. The information shown below is based upon information furnished to Neighbors by the named persons. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his or her shares. Additionally, the address of each person is 2380 Old Milton Parkway, Alpharetta, Georgia 30004.

Information relating to beneficial ownership of Neighbors is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose of or to direct the disposition of a security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days of January 31, 2006. As a result, in calculating each person’s ownership percentage, his or her exercisable options and warrants, if any, are included in both the numerator and the denominator. However, unless such options or warrants are exercised prior to the record date, the persons listed below will not be able to vote such option or warrant shares at the special meeting.

Name	Number of Shares	Percent of Class	Nature of Beneficial Ownership
Phil Baldwin	77,629	6.47	Includes 23,333 shares that Mr. Baldwin can acquire by exercising a warrant and 19,296 shares that Mr. Baldwin can acquire by exercising an option.

Thomas E. Boland, Sr.	35,000	3.00	Includes 20,000 shares held by East Alpha Partners, L.P. and 10,000 shares that Mr. Boland can acquire by exercising a warrant.

Richard E. Eason, Sr.	59,966	4.82	Includes 12,000 shares held by an IRA for the benefit of Mr. Eason; 1,250 shares held by an IRA for the benefit of Mr. Eason’s spouse; 21,500 shares that Mr. Eason can acquire by exercising a warrant; and 3,216 shares that Mr. Eason can acquire by exercising an option.

Charles E. Hoff	33,333	2.85	Includes 7,000 shares held by an IRA for the benefit of Mr. Hoff’s spouse and 13,333 shares that Mr. Hoff can acquire by exercising a warrant.

Ramzan Karimi	70,000	5.94	Includes 20,000 shares that Mr. Karimi can acquire by exercising a warrant.

Barbara H. Lebow	20,833	1.79	Includes 12,500 shares held by an IRA for the benefit of Ms. Lebow and 8,333 shares that Ms. Lebow can acquire by exercising a warrant.

J. Ross Mynatt	4,816	*	Includes 1,600 shares held by an IRA for the benefit of Mr. Mynatt’s spouse and 3,216 shares that Mr. Mynatt can acquire by exercising an option.

Benjamin H. Schnell	33,333	2.85	Includes 1,665 shares held by an IRA for the benefit of Mr. Schnell; 9,500 shares held by an IRA for the benefit of Mr. Schnell’s spouse; and 13,333 shares that Mr. Schnell can acquire by exercising a warrant.

Name	Number of Shares	Percent of Class	Nature of Beneficial Ownership

Victor C. Smith	56,000	4.77	Includes 16,000 shares that Mr. Smith can acquire by exercising a warrant.

James R. Williams	84,167	7.06	Includes 4,936 shares held by an IRA for the benefit of Mr. Williams; 2,703 shares held by an IRA for the benefit of Mr. Williams’ spouse; and 33,667 shares that Mr. Williams can acquire by exercising a warrant.

All directors and executive officers as a group (10 persons)	472,077	35.15	Includes 185,227 shares issuable upon the exercise of options and warrants exerciseable within 60 days of December 1, 2005.

*	Less than 1% of class

SUPERVISION AND REGULATION

Security and its subsidiaries are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.

Supervisory Authorities

Security is a bank holding company, registered with and regulated by the Federal Reserve Board. Its subsidiary banks are Georgia state banks, and as such are subject to supervision, regulation and examination by the Federal Deposit Insurance Corporation, or FDIC, and GDBF. The regulatory authorities routinely examine Security and its subsidiary banks, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Security and its subsidiary banks are required to file regular reports with the Federal Reserve Board, the FDIC and the GDBF.

Capital

The Federal Reserve Board, the FDIC and the GDBF require Security and its subsidiary banks to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Security and its subsidiary banks exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Security may acquire other banks or bank holding companies and Security Bank subsidiaries may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Security may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Security is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

Under the Gramm-Leach-Bliley Act (the “GLB Act”), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Security has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish “financial subsidiaries” that may engage in activities not previously permitted for banks. None of Security’s subsidiary banks have elected to establish a financial subsidiary.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company such as Security would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Security would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company.

Deposit Insurance

All of Security’s subsidiary banks are members of the FDIC, and its deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Security’s subsidiary banks are thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may rate as high as 31 basis points. In addition, the FDIC collects The Financing Corporation (“FICO”) deposit assessments on assessable deposits. FICO assessments are set quarterly. Security’s subsidiary banks pay no deposit insurance assessment and pays the quarterly FICO assessment.

Other Statutes and Regulations

Security and its subsidiary banks are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Security and its subsidiary banks are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks.

Sections 23A and 23B of the Federal Reserve Act. Security’s subsidiary banks are limited in their ability to lend funds or engage in transactions with Security or other non-bank affiliates of Security, and all transactions must be on an arms-length basis and on terms at least as favorable to the subsidiary bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Security’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from its subsidiary banks. Statutory and regulatory limitations apply to the subsidiary banks’ payments of dividends to Security as well as to Security’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal and state banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Community Reinvestment Act. Security’s subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Security Bank received a “satisfactory” rating following its most recent CRA examination.

Consumer Regulation. Activities of Security Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by all of Security’s subsidiary banks;

•	govern disclosures of credit terms to consumer borrowers;

•	require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	require all of Security’s subsidiary banks to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of Security’s subsidiary banks are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OTHER MATTERS

Neighbors’ management is not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 of Neighbors included in this proxy statement-prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accounting firm, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedules as of December 31, 2004 and for each of the years in the three-year period ended December 31, 2004 incorporated in this prospectus and registration statement by reference from Security’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of Security common stock being offered hereby is being passed upon for Security by Troutman Sanders LLP, counsel to Security. Troutman Sanders LLP will also opine as to certain federal income tax consequences of the merger. As of December 23, 2005, a partner of Troutman Sanders LLP owned 9,386 shares of Security common stock. Certain additional legal matters relating to the merger are being passed upon for Security by Troutman Sanders LLP and for Neighbors by Powell Goldstein LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Security and Neighbors are publicly traded companies and are required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Security and Neighbors. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Security or Neighbors at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Security has filed a registration statement on Form S-4 with the SEC that registers the Security common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Security and a proxy statement of Neighbors for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Security and Neighbors and the Security common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Security has supplied all of the information contained in this proxy statement-prospectus relating to Security and its subsidiary banks. Neighbors has supplied all of the information relating to Neighbors and Neighbors Bank.

This proxy statement-prospectus incorporates by reference important business and financial information about Security that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Security Bank Corporation

Attn: Chief Financial Officer

4219 Forsyth Road

Macon, Georgia 31210

Telephone: (478) 722-6200

You should make your request before February 14, 2006 in order to receive the information prior to the meeting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Neighbors Bancshares, Inc. and Subsidiary

Alpharetta, Georgia

We have audited the accompanying consolidated balance sheets of Neighbors Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholders’ equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neighbors Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/    PORTER KEADLE MOORE, LLP

Atlanta, Georgia

January 14, 2005

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

Assets
	2004	2003
Cash and due from banks	$372,622	223,041
Federal funds sold	—	4,312,000

Cash and cash equivalents	372,622	4,535,041
Investment securities available-for-sale	403,732	1,446,244
Investment securities held-to-maturity, estimated fair value of $3,012,756	2,981,135	—
Loans, net	47,521,617	4,439,494
Premises and equipment, net	5,378,199	2,119,079
Accrued interest receivable and other assets	311,154	197,131

	$56,968,459	12,736,989

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$3,261,564	474,673
Interest-bearing demand and money market	11,647,997	1,946,468
Savings	105,574	25,550
Time	31,834,579	130,381

Total deposits	46,849,714	2,577,072
Federal funds purchased	812,000	—
Accrued interest payable and other liabilities	204,204	98,877

Total liabilities	47,865,918	2,675,949

Shareholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.50 par value; 10,000,000 shares authorized; 1,157,800 shares issued and outstanding	578,900	578,900
Additional paid-in capital	10,748,421	10,748,421
Accumulated deficit	(2,217,684)	(1,253,982)
Accumulated other comprehensive income (loss)	(7,096)	(12,299)

Total shareholders’ equity	9,102,541	10,061,040

	$56,968,459	12,736,989

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the Years Ended December 31, 2004 and 2003

	2004	2003
Interest income:
Interest and fees on loans	$1,549,958	33,528
Interest and dividends on investment securities	114,045	11,251
Interest on Federal funds sold	19,750	19,203
Interest on interest-bearing deposits	—	26,362

Total interest income	1,683,753	90,344

Interest expense:
Interest expense on deposits	506,182	4,273
Other interest expense	5,626	61,468

Total interest expense	511,808	65,741

Net interest income	1,171,945	24,603
Provision for loan losses	465,000	45,000

Net interest income (expense) after provision for loan losses	706,945	(20,397)

Other income:
Service charges and fees on deposit accounts	9,950	359
Gain on sale of investment securities	1,158	—
Gain on sale of SBA loan	51,250	—
Other operating	16,975	233

Total other income	79,333	592

Other expense:
Salaries and employee benefits	1,093,511	507,855
Net occupancy and equipment	188,372	56,128
Other operating	468,097	189,653

Total other expense	1,749,980	753,636

Net loss	$963,702	773,441

Basic and diluted loss per share	$.83	.67

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2004 and 2003

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	$1	9	(480,541)	—	(480,531)
Redemption of organizing share of stock	(1)	(9)	—	—	(10)
Sale of common stock, net of offering expenses of $250,679	578,900	10,748,421	—	—	11,327,321
Net loss	—	—	(773,441)	—	(773,441)
Change in unrealized loss on securities available-for-sale, net of tax	—	—	—	(12,299)	(12,299)

Balance, December 31, 2003	578,900	10,748,421	(1,253,982)	(12,299)	10,061,040
Net loss	—	—	(963,702)	—	(963,702)
Change in unrealized loss on securities available-for-sale, net of tax	—	—	—	5,203	5,203

Balance, December 31, 2004	$578,900	10,748,421	(2,217,684)	(7,096)	9,102,541

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2004 and 2003

	2004	2003
Net loss	$(963,702)	(773,441)

Other comprehensive loss net of tax:
Unrealized gains (losses) on investment securities available-for-sale:
Unrealized gains (losses) arising during the period	9,550	(19,799)
Income tax (benefit) expense related to unrealized losses	(3,629)	7,500
Reclassification adjustment for gain realized	(1,158)	—
Associated taxes	440	—

Other comprehensive income (loss)	5,203	(12,299)

Comprehensive loss	$(958,499)	(785,740)

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(963,702)	(773,441)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	465,000	45,000
Depreciation, amortization and accretion	97,032	11,070
Gain on sale of securities available for sale	(1,158)	—
Change in:
Other assets	(117,165)	(179,631)
Other liabilities	105,327	62,809

Net cash used by operating activities	(414,666)	(834,193)

Cash flows from investing activities:
Proceeds from maturities and paydowns of investment securities available-for-sale	151,133	18,451
Proceeds from sale of investments securities available-for-sale	900,657	—
Purchases of investment securities available-for-sale	—	(1,484,142)
Purchases of investment securities held-to-maturity	(2,979,690)	—
Net change in loans	(43,547,123)	(4,484,494)
Purchases of premises and equipment	(3,357,372)	(720,991)

Net cash used by investing activities	(48,832,395)	(6,671,176)

Cash flows from financing activities:
Net change in deposits	44,272,642	2,577,072
Change in Federal funds purchased	812,000	—
Change in advances payable to organizers	—	(70,000)
Change in line of credit	—	(500,000)
Repayment of note payable	—	(1,450,000)
Proceeds from sale of common stock	—	11,578,000
Deferred offering costs	—	(177,508)
Redemption of organizing share of stock	—	(10)

Net cash provided by financing activities	45,084,642	11,957,554

Net change in cash and cash equivalents	(4,162,419)	4,452,185
Cash and cash equivalents at beginning of the year	4,535,041	82,856

Cash and cash equivalents at end of the year	$372,622	4,535,041

Non-cash investing and financing activities:
Change in unrealized loss on securities available-for-sale, net of tax	$5,203	(12,299)
Change in restricted assets and subscribers’ deposits	$—	(120,000)
Supplemental information:
Interest paid, net of amounts capitalized	$425,430	66,772

See accompanying notes to consolidated financial statements.

NEIGHBORS BANCHSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1)    Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Neighbors Bancshares, Inc. (the “Company”) and its wholly owned subsidiary, Neighbors Bank (the “Bank”). All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company raised $11,327,321 net of offering expenses of $250,679, through the sale of 1,157,800 shares of its $.50 par value common stock at $10.00 per share and was incorporated for the purpose of becoming a bank holding company. The Bank commenced business on September 19, 2003 upon receipt of its banking charter from the Georgia Department of Banking and Finance (“DBF”). The Bank is primarily regulated by the DBF and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout North Fulton County, Georgia.

Operations through September 19, 2003 related primarily to expenditures by the organizers for incorporating and organizing the Company.

The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

Certain 2003 amounts have been reclassified to conform to the presentation used in 2004.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans and Allowance for Loan Losses

Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan fees and costs are deferred and amortized into income over the life of the loan as an adjustment to the yield.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades are assigned allocations of loss based on peer group loss experience and regulatory guidelines. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

Management uses an outsourced independent loan review specialist to corroborate and challenge the internal loan grading system and methods used to determine the adequacy of the allowance for loan losses.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently. The range of estimated useful lives for premises and equipment are:

Buildings	39 years
Furniture and equipment	3 –10 years

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Organizational Expenses

Start up costs and expenses associated with organizing the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed in accordance with Statement of Position (SOP) 98-5 issued by the American Institute of Certified Public Accountants.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Line of Credit and Advances Payable to Organizers

Organization, offering and pre-opening costs incurred prior to opening for business were funded under a line of credit and from advances payable to the organizers. The line of credit, which was guaranteed by the organizers, and the advances were repaid upon consummation of the stock offering.

Net Loss Per Share

Loss per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted loss per share. The presentation of loss per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both loss per share and diluted loss per share is required.

For 2004 and 2003, the effect of potential common shares outstanding would be anti-dilutive, and therefore is not presented. There were 270,796 anti-dilutive potential common stock issuances outstanding as of December 31, 2003 and 2004.

For 2004 and 2003, net loss per share is calculated by dividing net loss by the number of common shares outstanding (1,157,800), which are considered outstanding for all periods presented.

Recent Accounting Pronouncements

Meaning of Other-Than-Temporary-Impairment – In March 2004, The Emerging Issues Task Force (“EITF”) issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”). EITF 03-1 provides guidance for evaluating whether an investment is other-than-

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

temporarily impaired. The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning in 2003, whereas the recognition and measurement guidance has been deferred. The disclosures required by EITF 03-1 are included in Note 2 to the consolidated financial statements. The Bank did not recognize an impairment loss on any investment in 2004 or 2003.

Share-Based Payment – In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. For the Company, SFAS No. 123 (R) is effective for periods beginning after December 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt it in the first quarter of 2006. The financial statement impact is not expected to be materially different from that shown in the existing pro forma disclosure required under the original SFAS No. 123.

Stock-Based Compensation

The Company sponsors stock-based compensation plans, which are described more fully in Note 9. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercisable price equal to the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the year ended December 31, 2004. There were no stock options or warrants vested in 2003.

Net loss as reported	$963,702
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all vested awards	302,731

Pro forma net loss	$1,266,433

Pro forma net loss per share – basic and diluted	$1.09

The fair value of options and warrants is estimated using the Black-Scholes option pricing model. There were no options or warrants granted in 2004. The weighted average grant date fair value of options and warrants and the assumptions used to estimate fair values for the 2003 awards are as follows:

Weighted average grant date fair value of warrants issued at market price	$3.35
Assumptions used to estimate fair value:
Risk-free interest rate	4.17%
Expected life	10 years
Expected dividends	—
Volatility	.0023

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(2) Investment Securities

Investment securities at December 31, 2004 and 2003 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
December 31, 2004
Mortgage backed securities	$415,177	—	11,445	403,732

December 31, 2003
Mortgage backed securities	$1,466,043	—	19,799	1,446,244

Securities held-to-maturity:
December 31, 2004
U.S. Government agency securities	$2,981,135	31,621	—	3,012,756

As of December 31, 2004 and 2003, the Company’s available-for-sale portfolio consisted entirely of mortgage-backed securities; therefore, contractual maturities are not reported. The amortized cost and fair value of investment securities held-to-maturity, by contractual maturity, at December 31, 2004, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity:
Due from five years to ten years	$2,981,135	31,621	—	3,012,756

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 for available-for-sale and held-to-maturity securities:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of securities
Mortgage backed securities	$—	—	403,732	11,445	403,732	11,445

At December 31, 2004, unrealized losses in the investment portfolio related to one debt security. The unrealized loss on this security arose due to changing interest rates and market conditions and is considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest is backed by a U.S. Government sponsored corporation.

The Company received proceeds of $900,657 from the sale of securities available for sale during 2004. The Company realized gross gains of $1,158 and no gross losses on the sale. There were no sales of securities available-for-sale during 2003.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Securities held-to-maturity all have provisions for calls during 2005. There were no investments pledged at December 31, 2004 and 2003.

(3)    Loans

Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial, financial and agricultural	$7,302,648	517,468
Real estate – mortgage	37,065,687	3,497,759
Real estate – construction and development	2,372,354	425,000
Consumer	1,290,928	44,267

	48,031,617	4,484,494
Less: Allowance for loan losses	510,000	45,000

	$47,521,617	4,439,494

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of North Fulton County in Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses are summarized as follows:

	2004	2003
Balance at beginning of year	$45,000	—
Provision for loan losses	465,000	45,000
Loans charged off	—	—
Recoveries on loans charged off	—	—

Balance at end of year	$510,000	45,000

(4)    Premises and Equipment

Major classifications of premises and equipment as of December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Land	$1,604,510	1,409,510
Building	3,166,489	—
Furniture and equipment	716,873	184,930
Construction in process	—	536,060

	5,487,872	2,130,500
Less: Accumulated depreciation	109,673	11,421

	$5,378,199	2,119,079

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Depreciation expense amounted to approximately $98,200 and $11,400 in 2004 and 2003, respectively. The Company capitalized interest in the amount of $4,886 and $47,479 during 2004 and 2003, respectively on its construction in process.

(5)    Borrowings

The Company has federal funds lines of credit for short-term financing with two financial institutions totaling approximately $3,900,000. At December 31, 2004, the Company had $812,000 outstanding on these lines.

(6)    Deposits

The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was approximately $11,498,000 at December 31, 2004. There were no time deposits with a minimum denomination of $100,000 at December 31, 2003. At December 31, 2004, the scheduled maturities of time deposits were as follows:

2005	$19,271,353
2006	4,254,629
2007	1,450,108
2008	74,989
2009	6,783,500

$31,834,579

(7)    Income Taxes

The components of income tax (benefit) expense for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Current	$—	—
Deferred	(365,233)	(291,824)
Change in valuation allowance	365,233	291,824

	$—	—

The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2003, is as follows:

	2004	2003
Pretax loss at statutory rate	$(327,659)	(262,970)
State income tax benefit, net	(38,023)	(30,572)
Change in valuation allowance	365,233	291,824
Other	449	1,718

	$—	—

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred taxes at December 31, 2004 and 2003:

	2004	2003
Deferred income tax assets:
Pre-opening expenses	$227,619	285,635
Allowance for loan losses	181,137	11,928
Unrealized losses on investment securities available-for-sale	4,349	7,500
Operating loss carryforwards	449,697	182,244

Total gross deferred income tax assets	862,802	487,307
Less: Valuation allowance	(839,663)	(474,430)

Deferred income tax asset	23,139	12,877
Deferred income tax liability relating to premises and equipment	18,790	5,377

Net deferred income tax asset	$4,349	7,500

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

At December 31, 2004, the Bank has remaining loss carryforwards of approximately $1,177,000 for federal and state income tax purposes, which begin to expire in 2023, unless previously utilized.

(8)    Commitments

The Company entered into employment agreements with its President and Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer. These agreements have terms of three years, provide for a base salary, incentive bonuses, and other perquisites commensurate with their employment.

During 2003, the Bank operated out of a leased facility with monthly expense of $3,199. The lease expired on May 31, 2004. Total rent expense was $37,658 and $26,036 for the years ended December 31, 2004 and 2003, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The Bank’s loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

	Approximate Contract Amount
	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$9,191,000	49,880
Standby letters of credit	$350,000	—

(9)    Employee and Director Benefit Plans

The Board of Directors and the shareholders of the Company approved an employee stock incentive plan during 2003. The plan is for the benefit of key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 231,560 shares have been reserved for possible issuance under the plan. The options will vest over a three-year period and expire after ten years. No options have been granted under this plan as of December 31, 2004 and 2003.

In connection with the Company’s formation and initial offering, 270,796 warrants for shares were issued to the organizers. The warrants were issued to organizers at the initial offering price of $10 per share and vest evenly over a three-year period beginning September 19, 2004. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director. The Company had 90,265 warrants which were exercisable at December 31, 2004.

(10)    Shareholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(11)    Related Party Transactions

The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2004 and 2003, there were $2,280,791 and $371,242, respectively of related party deposits. The following is a summary of activity for related party loans for 2004:

Beginning balance	$—
New loans	2,859,173
Repayments	(160,183)

Ending balance	$2,698,990

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

During 2004 the Bank constructed its main office building under a construction contract with one of its directors. The total amount of the contract was approximately $3,500,000. There were no significant outstanding commitments related to the building as of December 31, 2004.

(12)     Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

The actual capital amounts (in thousands) and ratios are also presented in the table below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to Risk Weighted Assets)
Consolidated	$9,620	17.43%	$4,416	8%	N/A	N/A
Bank	$9,211	16.74%	$4,401	8%	$5,501	10%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$9,110	16.50%	$2,208	4%	N/A	N/A
Bank	$8,701	15.82%	$2,200	4%	$3,301	6%
Tier 1 Capital (to Average Assets)
Consolidated	$9,110	18.15%	$2,008	4%	N/A	N/A
Bank	$8,701	17.40%	$2,000	4%	$2,500	5%
As of December 31, 2003
Total Capital (to Risk Weighted Assets)
Consolidated	$10,118	132.47%	$611	8%	N/A	N/A
Bank	$9,636	126.16%	$611	8%	$764	10%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$10,073	131.88%	$306	4%	N/A	N/A
Bank	$9,591	125.57%	$306	4%	$458	6%
Tier 1 Capital (to Average Assets)
Consolidated	$10,073	85.98%	$469	4%	N/A	N/A
Bank	$9,591	81.87%	$469	4%	$586	5%

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

(13)    Miscellaneous Operating Expenses

Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

	2004	2003
Legal, accounting and consulting	$92,763	57,875
Printing and reproduction	46,511	17,703
Data processing	173,191	40,457
Other expenses	155,632	73,618

Total	$468,097	189,653

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(14)    Neighbors Bancshares, Inc. (Parent Company Only) Financial Information

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and cash equivalents	$234,004	504,037
Land	195,000	—
Investment in Bank	8,693,537	9,579,003
Other assets	—	1,000

	$9,122,541	10,084,040

Liabilities and Shareholders’ Equity
Total liabilities	$20,000	23,000
Shareholders’ equity	9,102,541	10,061,040

	9,122,541	10,084,040

Statements of Operations

For the Years Ended December 31, 2004 and 2003

	2004	2003
Interest income	$—	27,201
Interest expense	—	(66,354)
Other operating expense	(73,033)	(399,682)

Loss before equity in undistributed loss of Bank	(73,033)	(438,835)
Equity in undistributed loss of Bank	(890,669)	(334,606)

Net loss	$(963,702)	(773,441)

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(963,702)	(773,441)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in undistributed loss of Bank	890,669	334,606
Change in other assets and liabilities	(2,000)	(4,068)

Net cash used by operating activities	(75,033)	(442,903)

Cash flows from investing activities:
Capital infusion into Bank	—	(8,516,398)
Purchase of land	(195,000)	—

Net cash used in investing activities	(195,000)	(8,516,398)

Cash flows from financing activities:
Change in line of credit	—	(500,000)
Repayment of note payable	—	(1,450,000)
Change in advances payable to organizers	—	(70,000)
Proceeds from sale of common stock	—	11,578,000
Deferred offering costs	—	(177,508)
Redemption of organizing share of stock	—	(10)

Net cash provided by financing activities	—	9,380,482

Net change in cash and cash equivalents	(270,033)	421,181
Cash and cash equivalents at beginning of year	504,037	82,856

Cash and cash equivalents at end of year	$234,004	504,037

Supplemental schedule of noncash financing and investing activities:
Change in unrealized loss on securities available-for-sale, net of tax	$5,203	(12,299)
Transfer of land to Bank	$—	1,409,510
Change in restricted assets and subscribers’ deposits	$—	(120,000)
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$—	68,308

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(unaudited)

September 30, 2005

Assets
Cash and due from banks	$1,470,554
Federal funds sold	4,427,000

Cash and cash equivalents	5,897,554
Investment securities available-for-sale	3,319,344
Investment securities held-to-maturity, estimated fair value of $ 1,988,266	1,992,660
Loans, net	88,493,467
Premises and equipment, net	5,237,749
Other assets	548,758

Total assets	$105,489,532

Liabilities and Shareholders’ Equity
Deposits:
Non interest-bearing demand	$5,479,690
Interest bearing demand and money market	26,264,501
Savings	142,013
Time	63,779,429

Total deposits	95,665,633
Other liabilities	335,062

Total liabilities	96,000,695

Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $.50 par value, 10,000,000 shares authorized, 1,157,800 shares issued and outstanding	578,900
Additional paid-in capital	10,748,421
Accumulated deficit	(1,826,430)
Accumulated other comprehensive income	(12,054)

Total shareholders’ equity	9,488,837

Total liabilities and shareholders’ equity	$105,489,532

See accompanying notes to unaudited consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(unaudited)

For the Three and Nine Months Ended September 30, 2005 and 2004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income:
Interest and fees on loans	$1,791,188	429,798	4,059,213	851,419
Interest on investment securities	67,916	38,608	190,488	73,316
Interest on federal funds sold	37,524	3,393	93,588	15,056

Total interest income	1,896,628	471,799	4,343,289	939,791

Interest expense:
Deposits	767,027	138,228	1,775,889	233,989
Other	—	2,562	4,154	3,396

Total interest expense	767,027	140,790	1,780,043	237,385

Net interest income	1,129,601	331,009	2,563,246	702,406
Provision for loan losses	180,000	186,500	490,000	352,500

Net interest income after provision for loan losses	949,601	144,509	2,073,246	349,906

Other income:
Service charges on deposit accounts	5,203	2,426	13,667	7,293
Gain on sale of guaranteed portion of Small Business Administration loans	10,708	51,250	73,335	51,250
Other	19,960	5,164	39,846	10,367

Total other income	35,871	58,840	126,848	68,910

Other expense:
Salaries and benefits	404,990	291,893	1,060,620	752,711
Net occupancy and equipment expense	100,076	48,138	283,594	112,317
Other operating expense	174,380	121,333	464,626	333,966

Total other expenses	679,446	461,364	1,808,840	1,198,994

Net earnings (loss)	$306,026	(258,015)	391,254	(780,178)

Basic earnings (loss) per share	$.26	(.22)	.34	(.67)

Diluted earnings (loss) per share	$.25	(.22)	.33	(.67)

See accompanying notes to unaudited consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(unaudited)

For the Three and Nine Months Ended September 30, 2005 and 2004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net earnings (loss)	$306,026	(258,015)	391,254	(780,178)

Other comprehensive income (loss) net of tax:
Unrealized gains (losses) on investment securities available-for-sale:
Unrealized gains (losses) arising during the period	(35,261)	28,036	7,996	2,457
Income tax (benefit) expense related to unrealized gains (losses)	13,399	(10,654)	(3,038)	(910)

Other comprehensive income (loss)	(21,862)	17,382	4,958	1,547

Comprehensive earnings (loss)	$284,164	(240,633)	396,212	(778,631)

See accompanying notes to unaudited consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(unaudited)

For the Nine Months Ended September 30, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net earnings (loss)	$391,254	(780,178)
Adjustments to reconcile net earnings (loss) to net cash provided by (used) in operating activities:
Provision for loan losses	490,000	352,500
Depreciation, amortization, and accretion	129,976	29,838
Change in other assets and liabilities	(103,708)	(109,792)

Net cash provided by (used in) operating activities	907,522	(507,632)

Cash flows from investing activities:
Proceeds from maturities and paydowns of investment securities available-for-sale	54,687	122,562
Purchase of securities held-to-maturity	—	(1,979,899)
Purchase of securities available-for-sale	(2,977,250)	—
Proceeds from called securities held-to-maturity	1,000,000	—
Net change in loans	(41,461,850)	(31,281,903)
Purchases of premises and equipment	(2,096)	(3,076,717)

Net cash used in investing activities	(43,386,509)	(36,215,957)

Cash flows from financing activities:
Net change in deposits	48,815,919	32,096,803
Net change in federal funds purchased	(812,000)	531,000

Net cash provided by financing activities	48,003,919	32,627,803

Net change in cash and cash equivalents	5,524,932	(4,095,786)
Cash and cash equivalents at beginning of period	372,622	4,535,041

Cash and cash equivalents at end of period	$5,897,554	439,255

See accompanying notes to unaudited consolidated financial statements.

NEIGHBORS BANCSHARES, INC. AND SUBSIDARY

Notes to Consolidated Financial Statements

(1)    Basis of Presentation

The consolidated financial statements include the amounts of Neighbors Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Neighbors Bank (“the Bank”). All significant inter-company accounts have been eliminated in consolidation. The Bank opened for business on September 19, 2003.

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

The consolidated interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended September 30, 2005 are not necessarily indicative of the results of a full year’s operations. For further information, refer to the financial statements and footnotes included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2004.

(2)    Earnings (Loss) Per Share

Earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding during 2005 are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of earnings with and without the dilutive effects of potential common stock issuances from instruments such as options, and warrants. The effects of potential shares are antidilutive for 2004 and the loss per share is based on 1,157,800 shares outstanding for each period.

	Net Earnings	Weighted Average Common Shares	Per Share Amount
For the Three Months Ended September 30, 2005
Basic earnings per share	$306,026	1,157,800	$.26
Effect of dilutive securities – stock options and warrants	—	61,878	(.01)

Diluted earnings per share	$306,026	1,219,678	$.25

	Net Earnings	Weighted Average Common Shares	Per Share Amount
For the Nine Months Ended September 30, 2005
Basic earnings per share	$391,254	1,157,800	$.34
Effect of dilutive securities – stock options and warrants	—	21,831	(.01)

Diluted earnings per share	$391,254	1,179,631	$.33

NEIGHBORS BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(3)    Director, Officer and Employee Stock Benefit Plans

The Board of Directors and the shareholders of the Company approved an employee stock incentive plan during 2003. The plan is for the benefit of key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 231,560 shares have been reserved for possible issuance under the plan. The options will vest over a three-year period and expire after ten years. As of September 30, 2005, a total of 38,592 shares have been granted from this plan at an exercise price of $10.00 per share of which none are vested.

In connection with the Company’s formation and initial offering, 270,796 warrants for shares were issued to the organizers. The warrants were issued to organizers at the initial offering price of $10 per share and vest evenly over a three-year period beginning September 19, 2004. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director. The Company had 180,530 warrants which were exercisable at September 30, 2005.

The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25. “Accounting for Stock Issued to Employees” and related Interpretations. No stock-based employee compensation cost is reflected in the net earnings, as all options and warrants granted under the plans had an exercise price equal to the market value of the underling common stock on the date of grants. The following table illustrates the effect on net earnings and earnings per share if we had applied the fair value provisions of the Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”.

	For the Three Months Ended September 30, 2005	For the Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004
Net earnings (loss) as reported	$306,026	(258,015)	391,254	(780,178)
Deduct: Total stock-based employee compensation expense determined under fair-value based method for the vesting of the warrants	302,731	302,731	302,731	302,731

Pro forma net earnings (loss)	$3,295	(560,746)	88,523	(1,082,909)

Basic earnings (loss) per share
As reported	$.26	(.22)	.34	(.67)

Pro forma	$.003	(.48)	.08	(.94)

Diluted earnings (loss) per share
As reported	$.25	(.22)	.33	(.67)

Pro forma	$.003	(.48)	.08	(.94)

The fair value of each option and warrant is estimated on the date of grant using the Black-Scholes pricing model. The following assumptions were used to value the 2005 options granted: dividend yield of 0%, risk free interest rate of 4.20%, volatility of .1726, and an expected life of 10 years. The weighted average grant date fair value of options granted in 2005 was $3.94. There was no pro forma expense associated with the options because none of the options have vested. The pro forma expense above includes the impact from the previously granted warrants vesting in 2005 and 2004, respectively. There were no options or warrants granted in 2004.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION AS AMENDED,

BY AND BETWEEN

SECURITY BANK CORPORATION

AND

NEIGHBORS BANCSHARES, INC.

Dated as of November 22, 2005

and Amended December 22, 2005

A-i

A-ii

AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of November 22, 2005, by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and NEIGHBORS BANCSHARES, INC. (“Neighbors”), a corporation organized under the laws of the State of Georgia, with its main office in Alpharetta, Georgia.

Preamble

The respective Boards of Directors of Neighbors and SBKC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Neighbors with and into SBKC, with SBKC being the surviving corporation of the merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions of this Agreement, Neighbors shall be merged with and into SBKC in accordance with the provisions of Section 14-2-1101 et seq. of the GBCC (the “Merger”). SBKC shall be the surviving corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia.

1.2    Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308, or at such location as may be mutually agreed upon by the Parties.

1.3    Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles or Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1    Articles of Incorporation. The Articles of Incorporation of SBKC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation.

2.2    Bylaws. The Bylaws of SBKC in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation until duly amended or repealed.

2.3    Directors and Officers. The officers and directors of SBKC in office immediately prior to the Effective Time shall serve as the officers and directors of SBKC from and after the Effective Time, provided, that at the

Effective Time, one director (the “Appointed Director”) who is serving as a member of the Board of Directors of Neighbors immediately prior to the Effective Time shall be elected as a director of SBKC by the SBKC Board of Directors.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1    Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SBKC, Neighbors, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)    Each share of capital stock of SBKC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)    Subject to the conditions set forth herein, each Neighbors Common Stock Equivalent outstanding immediately prior to the Effective Time, other than shares held by Neighbors or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive (i) cash in an amount equal to a Pro Rata Share of the Cash Consideration and (ii) a number of shares of SBKC Common Stock equal to a Pro Rata Share of the Stock Consideration. Such Neighbors Common Stock Equivalents to be converted are sometimes referred to herein as the “Outstanding Neighbors Shares.”

(c)    If, on any proposed Closing Date agreed to by the Parties,

(i)    the average closing price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the 20 preceding trading days prior to the date that is five trading days before the proposed Closing Date as reported in The Wall Street Journal (corrected for any typographical errors) (the “Average Closing Price”) is less than or equal to $18.68; and

(ii)    the ratio (the “Index Ratio”) of the Average Closing Price to the weighted average closing price (based on market capitalization) for the banks listed in Appendix 1 for the 20 preceding trading days prior to the date that is five trading days before the proposed Closing Date is less than or equal to 80% of the Index Ratio calculated as of the date of the Agreement using $23.35 as the Average Closing Price, then Neighbors shall have the right to renegotiate the Merger Consideration with SBKC. If the Parties are unable to agree upon the Merger Consideration within 15 business days after such proposed Closing Date, then the Agreement will terminate without penalty to either Party.

(d)    Notwithstanding any other provision of this Agreement, each holder of Outstanding Neighbors Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBKC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBKC Common Stock multiplied by $23.35. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(e)    Each share of Neighbors Common Stock that is not an Outstanding Neighbors Share as of the Effective Time shall be canceled without consideration therefor.

(f)    No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of Neighbors Common Stock who at the Effective Time held Outstanding Neighbors Shares.

(g)    In the event SBKC or Neighbors changes the number of shares of SBKC Common Stock or Neighbors Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

ARTICLE 4

EXCHANGE OF SHARES

4.1    Exchange Procedures.

(a)    Outstanding Shares of Neighbors Common Stock. Prior to the Effective Time, SBKC shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Neighbors Common Stock. At the Effective Time, SBKC shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding Neighbors Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of Neighbors Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of cash and certificates representing SBKC Common Stock, which cash and certificates shall be deposited with the Exchange Agent by SBKC as of the Effective Time. If any certificates for shares of SBKC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SBKC, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SBKC for payment or delivery of such property. In no event will any holder of Neighbors Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SBKC of the Merger Consideration.

(b)    Outstanding Neighbors Stock Options and Warrants. Neighbors shall provide a schedule to the Exchange Agent which sets forth the Neighbors stock options and warrants that are converted in the Merger pursuant to Section 3.1(b). The Exchange Agent shall issue the consideration to which such holder is entitled under this Section 4.1(b) together with any consideration to be delivered to such holder pursuant to Section 4.1(a) upon his or her compliance with the procedures set forth herein. Neighbors shall be required to provide SBKC prior to the Closing Date copies of all agreements evidencing all stock options and warrants listed on the schedule to be provided to the Exchange Agent pursuant to this Section 4.1.

4.2    Rights of Former Neighbors Shareholders. At the Effective Time, the stock transfer books of Neighbors shall be closed as to holders of Neighbors Common Stock immediately prior to the Effective Time and no transfer of Neighbors Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding Neighbors Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former shareholders of record of Neighbors shall be entitled to vote after the Effective Time at any meeting of SBKC shareholders the number of whole shares of SBKC Common Stock into which their respective shares of Neighbors Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing SBKC Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by SBKC on the SBKC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SBKC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SBKC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the SBKC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NEIGHBORS

Neighbors hereby represents and warrants to SBKC as follows:

5.1    Organization, Standing, and Power. Neighbors is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act, and Neighbors Bank is a bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the Neighbors Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the Neighbors Entities have been made available to SBKC for its review and, except as disclosed in Section 5.1 of the Neighbors Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2    Authority of Neighbors; No Breach By Agreement.

(a)    Neighbors has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Neighbors. Subject to the requisite approval by Neighbors’ shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Neighbors, enforceable against Neighbors in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by Neighbors, nor the consummation by Neighbors of the transactions contemplated hereby, nor compliance by Neighbors with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Neighbors’ Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of Neighbors that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the Neighbors Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Neighbors Entity under, any Contract or Permit of the Neighbors Entities, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the Neighbors Entities or any of their

Assets (including any SBKC Entity or Neighbors Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or Neighbors Entity being reassessed or revalued by any Taxing authority).

(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Neighbors of the Merger and the other transactions contemplated in this Agreement.

5.3    Capital Stock.

(a)    The authorized capital stock of Neighbors consists of (i) 10,000,000 shares of $0.50 par value per share Neighbors Common Stock, of which 1,157,800 shares are issued and outstanding and (ii) 10,000,000 shares of no par value per share preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Neighbors are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Neighbors has been issued in violation of any preemptive rights of the current or past shareholders of Neighbors.

(b)    The authorized capital stock of Neighbors Bank consists of 10,000,000 shares of $5.00 par value per share common stock, of which 1,180,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Neighbors Bank are duly and validly issued and outstanding and are fully paid and nonassesable, and none of the outstanding shares of capital stock of Neighbors Bank has been issued in violation of any preemptive rights.

(c)    Except as set forth in Section 5.3(a) and (b) of this Agreement or in Section 5.3(c) of the Neighbors Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of Neighbors or Neighbors Bank outstanding and no outstanding Equity Rights relating to the capital stock of any Neighbors Entity. Any outstanding Equity Rights disclosed in Section 5.3(c) of the Neighbors Disclosure Memorandum will either be exercised or cancelled prior to the Closing or cancelled in connection with the conversion of the Neighbors Common Stock Equivalents in the Merger pursuant to Section 3.1(b) of this Agreement.

5.4    Neighbors Subsidiaries. Except as described in Section 5.4 of the Neighbors Disclosure Memorandum: (i) Neighbors has no Subsidiaries other than Neighbors Bank and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) Neighbors owns all of the issued and outstanding capital stock of Neighbors Bank and (iii) all of such shares are held free and clear of any Lien.

5.5    SEC Filings; Financial Statements.

(a)    Neighbors has timely filed and made available to SBKC all SEC Documents required to be filed by Neighbors since December 31, 2002 (the “Neighbors SEC Reports”). The Neighbors SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Neighbors SEC Reports or necessary in order to make the statements in such Neighbors SEC Reports, in light of the circumstances under which they were made, not misleading. Neighbors Bank is not required to file any SEC Documents.

(b)    Each of the Neighbors Financial Statements (including, in each case, any related notes) contained in the Neighbors SEC Reports, including any Neighbors SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q SB of the SEC), and fairly presented in all material respects the consolidated financial position of Neighbors and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6    Absence of Undisclosed Liabilities. Neighbors has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of Neighbors as of September 30, 2005, included in the Neighbors Financial Statements or reflected in the notes thereto. Neighbors has not incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7    Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the Neighbors Financial Statements were, and with respect to the Neighbors Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the Neighbors Disclosure Memorandum, no Neighbors Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the Neighbors Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Neighbors, Neighbors Bank, the FDIC or the Georgia Department of Banking and Finance, or (iv) an obligation of any director, executive officer or 10% shareholder of any Neighbors Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8    Absence of Certain Changes or Events. Since September 30, 2005, except as disclosed in the Neighbors Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Neighbors Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect, (ii) Neighbors has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Neighbors Common Stock and (iii) the Neighbors Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Neighbors Entities provided in Article 7. Except as may result from the transactions contemplated by this Agreement, none of the Neighbors Entities have, since the date of the Neighbors Financial Statements delivered prior to the date of this Agreement:

(a)    except as set forth in Section 5.8(a) of the Neighbors Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b)    suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)    experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)    except as set forth in Section 5.8(d) of the Neighbors Disclosure Memorandum, had any customer with a loan or deposit balance of more than $500,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a Neighbors Entity;

(e)    failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)    except as set forth in Section 5.8(f) of the Neighbors Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)    except as set forth in Section 5.8(g) of the Neighbors Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $100,000;

(h)    except as set forth in Section 5.8(h) of the Neighbors Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000;

(i)    except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Neighbors Financial Statements;

(j)    entered into any agreement, contract or commitment to do any of the foregoing; or

(k)    authorized or issued any additional shares of Neighbors Common Stock, preferred stock, or Equity Rights.

5.9    Tax Matters.

(a)    All Tax Returns required to be filed by or on behalf of the Neighbors Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Neighbors Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Neighbors Disclosure Memorandum. Neighbors’ federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Neighbors Entities.

(b)    The Neighbors Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)    The provision for any Taxes due or to become due for Neighbors for the period or periods through and including the date of the respective Neighbors Financial Statements that has been made and is reflected on such Neighbors Financial Statements is sufficient to cover all such Taxes.

(d)    Deferred Taxes of Neighbors have been provided for in accordance with GAAP.

(e)    The Neighbors Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)    None of the Neighbors Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

5.10    Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Neighbors included in the Neighbors Financial Statements and the Allowance shown on the consolidated balance sheets of Neighbors as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Neighbors and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Neighbors as of the dates thereof.

5.11    Assets.

(a)    Except as disclosed in Section 5.11 of the Neighbors Disclosure Memorandum or as disclosed or reserved against in the Neighbors Financial Statements delivered prior to the date of this Agreement, the Neighbors Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Neighbors Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the Neighbors Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such Neighbors Entity’s past practices. All Assets which are material to the Neighbors Entities’ business on a consolidated basis, held under leases or subleases by any of the Neighbors Entities, are held under valid Contracts enforceable against the Neighbors Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)    The Neighbors Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the Neighbors Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the Neighbors Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. None of the Neighbors Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Neighbors Entity under such policies.

(c)    With respect to each lease of any real property or personal property to which any Neighbors Entity is a party (whether as lessee or lessor), except for financing leases in which a Neighbors Entity is lessor, (i) such lease is in full force and effect in accordance with its terms by the Neighbors Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the Neighbors Entity; (iii) there exists no Default under such lease by the Neighbors Entity; and (iv) upon receipt of the consents described in Section 5.11(c) of the Neighbors Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d)    Neighbors has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e)    The Neighbors Entities’ Assets include all material Assets required to operate the business of the Neighbors Entities as presently conducted.

5.12    Intellectual Property. The Neighbors Entities own or have a license to use all of the Intellectual Property used by the Neighbors Entities in the course of their business. The Neighbors Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the Neighbors Entities in connection with the Neighbors Entities’ business operations, and the Neighbors Entities have the right to convey by sale or license any Intellectual Property so conveyed. The Neighbors Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the Neighbors Entities with respect to Intellectual Property used, sold or licensed by the Neighbors Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the Neighbors Entities’ business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the Neighbors Disclosure Memorandum, the Neighbors Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the Neighbors Disclosure Memorandum, no officer, director or employee of the Neighbors Entities is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Neighbors Entity.

5.13    Environmental Matters.

(a)    Except as disclosed in Section 5.13(a) of the Neighbors Disclosure Memorandum, the Neighbors Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)    Except as disclosed in Section 5.13(b) of the Neighbors Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the Neighbors Entities or any of their Operating Properties or Participation Facilities (or Neighbors in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the Neighbors Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)    During the period of (i) the Neighbors Entities’ ownership or operation of any of its Assets, (ii) the Neighbors Entities’ participation in the management of any Participation Facility, or (iii) the Neighbors Entities’ holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) the Neighbors Entities’ ownership or operation of any of its Assets, (ii) the Neighbors Entities’ participation in the management of any Participation Facility, or (iii) the Neighbors Entities’ holding of a security interest in a Operating Property, there was no Release of any

Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)    The Neighbors Entities have delivered to SBKC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Neighbors pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the Neighbors Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e)    There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the Neighbors Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Neighbors Entities at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14    Compliance with Laws. Neighbors Bank is a state bank whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the Neighbors Disclosure Memorandum, none of the Neighbors Entities are:

(a)    in Default under any of the provisions of their respective Articles of Incorporation or Bylaws (or other governing instruments);

(b)    in Default under any Laws, Orders, or Permits applicable to their business or employees conducting their respective businesses; or

(c)    since January 1, 2005, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Neighbors Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any Neighbors Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBKC.

5.15    Labor Relations. The Neighbors Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the Neighbors Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any Neighbors Entity. To the Knowledge of Neighbors, there is no activity involving any of Neighbors Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16    Employee Benefit Plans.

(a)    The Neighbors Entities have listed in Section 5.16 of the Neighbors Disclosure Memorandum, and have delivered or made available to SBKC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Neighbors Entities or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Neighbors Benefit Plans”). Any of the Neighbors Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Neighbors ERISA Plan.” No Neighbors ERISA Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(b)    All Neighbors Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. The Neighbors Entities have not engaged in a transaction with respect to any Neighbors Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Neighbors Entities to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c)    Except as disclosed in Section 5.16 of the Neighbors Disclosure Memorandum, the Neighbors Entities have no Liability for retiree health and retiree life benefits under any of the Neighbors Benefit Plans and there are no restrictions on the rights of the Neighbors Entities to amend or terminate any such retiree health or retiree life benefit Plan without incurring any Liability thereunder.

(d)    Except as disclosed in Section 5.16 of the Neighbors Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Neighbors Entities from any of the Neighbors Entities under any Neighbors Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Neighbors Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Neighbors Entities and their respective beneficiaries, have been fully reflected on the Neighbors Financial Statements to the extent required by and in accordance with GAAP.

(f)    Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by the Neighbors Entities on or after January 1, 2005, has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17    Material Contracts. Except as disclosed in Section 5.17 of the Neighbors Disclosure Memorandum or otherwise reflected in the Neighbors Financial Statements, neither the Neighbors Entities nor any of their respective Assets, businesses, or operations that they are a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Neighbors Entity or the guarantee by any Neighbors Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts the Neighbors Entities from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by the Neighbors Entities, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual

Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “Neighbors Contracts”). With respect to each Neighbors Contract and except as disclosed in Section 5.17 of the Neighbors Disclosure Memorandum: (i) the Contract is in full force and effect against the applicable Neighbors Entity; (ii) the Neighbors Entity is not in Default thereunder; (iii) the Neighbors Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the Neighbors Entities for money borrowed is prepayable at any time by the Neighbors Entities without penalty or premium.

5.18    Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against the Neighbors Entities, or against any employee benefit plan of the Neighbors Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Neighbors Entity. Section 5.18 of the Neighbors Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Neighbors Entity is a party and that names any Neighbors Entity as a defendant or cross-defendant or for which any Neighbors Entity has any potential Liability in excess of $50,000.

5.19    Reports. Since December 31, 2004, the Neighbors Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20    Accounting, Tax and Regulatory Matters. Neighbors has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21    Community Reinvestment Act. Neighbors has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22    Privacy of Customer Information.

(a)    Neighbors Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the SBKC Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)    The collection and use of such IIPI by Neighbors Bank, the transfer of such IIPI to the SBKC Entities, and the use of such IIPI by the SBKC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23    Technology Systems.

(a)    Except to the extent indicated in Schedule 5.23 of the Neighbors Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Neighbors Entities (collectively, the “Technology Systems”) to continue by the SBKC Entities to the same extent and in the same manner that it has been used by the Neighbors Entities.

(b)    The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Neighbors Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)    Details of Neighbors’ disaster recovery and business continuity arrangements have been provided to SBKC with the Neighbors Disclosure Memorandum.

(d)    The Neighbors Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the Neighbors Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24    Bank Secrecy Act Compliance. The Neighbors Entities are in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. The Neighbors Entities have implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.25    Neighbors Disclosure Memorandum. Neighbors has delivered to SBKC a memorandum (the “Neighbors Disclosure Memorandum”) containing certain information regarding the Neighbors Entities as indicated at various places in this Agreement. All information set forth in the Neighbors Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Neighbors under this Article 5. The information contained in the Neighbors Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.26    Affiliate Agreements. Each of the directors of Neighbors has executed and delivered to SBKC an agreement in substantially the form of Exhibit “A” (collectively, the “Neighbors Affiliate Agreements”).

5.27    Board Recommendation. The Board of Directors of Neighbors, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Neighbors Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Neighbors Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SBKC

SBKC hereby represents and warrants to Neighbors as follows:

6.1    Organization, Standing and Power. SBKC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a Bank holding company under the

BHC Act. SBKC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBKC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2    Authority; No Breach By Agreement.

(a)    SBKC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBKC. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SBKC, enforceable against SBKC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by SBKC, nor the consummation by SBKC of the transactions contemplated hereby, nor compliance by SBKC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SBKC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBKC Subsidiary or any resolution adopted by the board of directors or the shareholders of any SBKC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBKC Entity under, any Contract or Permit of any SBKC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBKC Entity or any of their respective material Assets (including any SBKC Entity or Neighbors becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or Neighbors being reassessed or revalued by any Taxing authority).

(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq National Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBKC of the Merger and the other transactions contemplated in this Agreement.

6.3    Capital Stock.

(a)    The authorized capital stock of SBKC consists of 25,000,000 shares of SBKC Common Stock, of which 12,912,427 shares are issued and outstanding. All of the issued and outstanding shares of SBKC Common Stock are, and all of the shares of SBKC Common Stock to be issued in exchange for shares of Neighbors Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBKC Common Stock has been, and none of the shares of SBKC Common Stock to be issued in exchange for shares of Neighbors Common Stock Equivalents upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SBKC.

(b)    Except as set forth in Section 6.3(a) of this Agreement or in Section 6.3(b) of the SBKC Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SBKC outstanding and no outstanding Equity Rights relating to the capital stock of SBKC.

6.4    SBKC Subsidiaries. Except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum, SBKC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBKC Subsidiary. No capital stock (or other equity interest) of any SBKC Subsidiary is or may become required to be issued (other than to another SBKC Entity) by reason of any Equity Rights, and there are no Contracts by which any SBKC Subsidiary is bound to issue (other than to another SBKC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any SBKC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SBKC Subsidiary (other than to another SBKC Entity). There are no Contracts relating to the rights of any SBKC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any SBKC Subsidiary. All of the shares of capital stock (or other equity interests) of each SBKC Subsidiary held by an SBKC Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national Banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the SBKC Entity free and clear of any Lien, except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum. Each SBKC Subsidiary is either a bank, a Connecticut Statutory Trust, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SBKC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each SBKC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5    SEC Filings; Financial Statements.

(a)    SBKC has timely filed and made available to Neighbors all SEC Documents required to be filed by SBKC since December 31, 2002 (the “SBKC SEC Reports”). The SBKC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBKC SEC Reports or necessary in order to make the statements in such SBKC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBKC Subsidiary is required to file any SEC Documents.

(b)    Each of the SBKC Financial Statements (including, in each case, any related notes) contained in the SBKC SEC Reports, including any SBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6    Absence of Undisclosed Liabilities. No SBKC Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of SBKC as of September 30, 2005, included in the SBKC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No SBKC Entity has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a SBKC Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7    Absence of Certain Changes or Events. Since September 30, 2005, except as disclosed in the SBKC Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the SBKC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an SBKC Material Adverse Effect, and (ii) none of the SBKC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SBKC provided in Article 7.

6.8    Legal Proceedings.

(a)    There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SBKC Entity, or against any director, employee or employee benefit plan of any SBKC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SBKC Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)    There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any SBKC Entity as a result of examination by any bank or bank holding company regulatory authority.

(c) No SBKC Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any SBKC Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.9    Community Reinvestment Act. SBKC has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1    Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and material Assets and maintain its rights and franchises, and (iii) take no action that would (A) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2    Negative Covenants of Neighbors. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SBKC shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Neighbors covenants and agrees that the Neighbors Entities will not do or agree or commit to do any of the following:

(a)    amend their Articles of Incorporation, Bylaws or other governing instruments, or

(b)    incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business of Neighbors consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the Neighbors Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Neighbors Disclosure Memorandum); or

(c)    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Neighbors’ capital stock, or declare or pay any dividend or make any other distribution in respect of Neighbors’ capital stock; or

(d)    issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Neighbors Common Stock or any other capital stock of any Neighbors Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)    adjust, split, combine or reclassify any shares of Neighbors Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Neighbors Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)    except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)    enter into or amend any employment Contract with any Person (unless such amendment is required by Law or this Agreement) that such Neighbors Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(h)    adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the Neighbors Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(i)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(j)    commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the Neighbors Entities for over $100,000 in money damages or any restrictions upon the operations of the Neighbors Entities; or

(k)    except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $100,000.

7.3    Negative Covenants of SBKC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Neighbors shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, SBKC covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of SBKC, in each case, in any manner adverse to the holders of Neighbors Common Stock.

7.4    Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5    Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6    Loan Portfolio Review. SBKC shall have the right to perform due diligence reviews of Neighbors’ lending activities at 45-day intervals between the date of this Agreement and the Effective Time. SBKC shall not perform more than three such reviews between the date of this Agreement and the Effective Time.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1    SBKC Registration Statement.

(a)    SBKC will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SBKC Common Stock that will be issued to the holders of Neighbors Common Stock pursuant to the Merger. SBKC shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the SBKC Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the SBKC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of Neighbors except to the extent that the transfer of any shares of SBKC Common Stock received by shareholders of Neighbors is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. Neighbors and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)    Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Neighbors’ shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Neighbors for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Neighbors’ shareholders and at the time of the Neighbors shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by Neighbors with respect to statements made or incorporated by reference therein based on information supplied by any SBKC Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2    Nasdaq Listing. SBKC shall list, prior to or at the Effective Time, on the Nasdaq National Market the shares of SBKC Common Stock to be issued to the holders of Neighbors Common Stock Equivalents pursuant to the Merger, and SBKC shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

8.3    Applications. SBKC shall prepare and file, and Neighbors shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4    Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SBKC shall execute and file Articles or a Certificate of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5    Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6    Investigation and Confidentiality.

(a)    Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)    Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

8.7    No Solicitations.

(a)    Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Neighbors shall not, without the prior written approval of SBKC,

(i)    directly or indirectly solicit or initiate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal; or

(ii)    withdraw its recommendation to the Neighbors shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)    Neighbors shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBKC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)    Nothing contained in this Section 8.7 shall prohibit any officer or director of Neighbors from taking any action that the Board of Directors of Neighbors shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to Neighbors and its shareholders.

(d)    Neighbors shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)    Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8    Press Releases. Prior to the Effective Time, Neighbors and SBKC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9    Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10    Charter Provisions. Neighbors shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Neighbors’ Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBKC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Neighbors that may be directly or indirectly acquired or controlled by them.

8.11    Agreement of Affiliates. Neighbors has disclosed in Section 8.11 of the Neighbors Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of Neighbors for purposes of Rule 145 under the 1933 Act. Neighbors shall use its reasonable efforts to cause each such Person to deliver to SBKC not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit “A.”

8.12    Indemnification and Insurance.

SBKC covenants and agrees that:

(a)    all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Neighbors’ Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBKC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBKC and the Indemnified Party.

(b)    Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBKC under such subparagraph, notify SBKC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBKC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBKC to such Indemnified Party of its election so to assume the defense thereof, SBKC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBKC elects not to assume such defense or if counsel for the Indemnified Party advises SBKC in writing that there are material substantive issues that raise conflicts of interest between SBKC or Neighbors and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBKC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBKC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c)    Neighbors shall cause the persons serving as officers or directors of Neighbors or Neighbors Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Neighbors with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBKC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with Neighbors’ consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by Neighbors for such insurance shall not exceed 150% of the most current annual premium paid by Neighbors for its directors and officers liability insurance, without SBKC’s prior approval.

(d)    If SBKC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBKC shall assume the obligations set forth in this Section 8.12.

(e)    The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13    Employee Benefits and Contracts. Following the Effective Time, SBKC shall provide generally to officers and employees of the Neighbors Entities (who continue employment with SBKC or any of its

Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by SBKC to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the Neighbors Entities prior to the Effective Date shall be counted. SBKC shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in Section 8.13 of the Neighbors Disclosure Memorandum between any Neighbors Entity and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by SBKC by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, SBKC shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Neighbors Entities employees participated immediately prior to the Effective Time (a “Neighbors Plan”), SBKC shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such Neighbors Entities employee’s participation in the Neighbors Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such Neighbors Entities employee under a Neighbors Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. SBKC also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any Neighbors Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the Neighbors Plan or any successor group health plan maintained by SBKC. At the request of SBKC, Neighbors will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by the Neighbors Entities that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1    Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)    Shareholder Approval. The shareholders of Neighbors shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)    Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)    Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the

Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)    Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)    Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SBKC Common Stock issuable pursuant to the Merger shall have been received.

(f)    Nasdaq Listing. The shares of SBKC Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

(g)    Tax Matters. Each Party shall have received a written opinion of counsel from Troutman Sanders LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of Neighbors Common Stock for SBKC Common Stock will not give rise to gain or loss to the shareholders of Neighbors with respect to such exchange (except to the extent of any cash received).

(h)    Opinion of Financial Advisor. Neighbors shall have received the opinion of Burke Capital Group, L.L.C., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Neighbors Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to SBKC.

(i)    Employment Agreements. SBKC shall have executed mutually satisfactory employment agreements with Messrs. Baldwin, Eason and Mynatt.

9.2    Conditions to Obligations of SBKC. The obligations of SBKC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBKC pursuant to Section 11.6(a):

(a)    Representations and Warranties. The representations and warranties of Neighbors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a Neighbors Material Adverse Effect.

(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of Neighbors to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. Neighbors shall have delivered to SBKC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Neighbors, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Neighbors’ Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBKC and its counsel shall request.

(d)    Opinion of Counsel. Neighbors shall have delivered to SBKC an opinion of Powell Goldstein LLP, dated as of the Closing Date, covering those matters set forth in Exhibit “C” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e)    Affiliate Agreements. SBKC shall have received from each director and executive officer of Neighbors disclosed in Section 8.11 of the Neighbors Disclosure Memorandum the affiliates letter referred to in Section 8.11.

(f)    Equity Rights. All outstanding Equity Rights relating to the capital stock of Neighbors shall either have been exercised prior to the Effective Time or shall be cancelled in the conversion of the Neighbors Common Stock Equivalents in the Merger pursuant to Section 3.1(b).

(g)    Noncompete Agreements. SBKC shall have received from each director and executive officer of Neighbors a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located within 15 miles of the main office of Neighbors in Alpharetta, Georgia.

9.3    Conditions to Obligations of Neighbors. The obligations of Neighbors to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Neighbors pursuant to Section 11.6(b):

(a)    Representations and Warranties. The representations and warranties of SBKC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an SBKC Material Adverse Effect.

(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBKC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. SBKC shall have delivered to Neighbors (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBKC, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SBKC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Neighbors and its counsel shall request.

(d)    Opinion of Counsel. SBKC shall have delivered to Neighbors an opinion of Troutman Sanders LLP, counsel to SBKC, dated as of the Closing Date, covering those matters set forth in Exhibit “B” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e)    Appointment of Director. SBKC shall have elected the Appointed Director to the SBKC Board of Directors.

ARTICLE 10

TERMINATION

10.1    Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Neighbors, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    By mutual written consent of the Boards of Directors of SBKC and Neighbors; or

(b)    By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, on the breaching Party; or

(c)    By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Neighbors fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)    By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)    By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)    By the Board of Directors of SBKC if the Board of Directors of Neighbors:

(i)    shall withdraw, modify or change its recommendation to the Neighbors shareholders with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing or;

(ii)    either recommends to the Neighbors shareholders or affirmatively approved any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g)    By the Board of Directors of Neighbors if Neighbors receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of Neighbors determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Neighbors’ shareholders than the transactions contemplated by this Agreement; or

(h)    By the Board of Directors of SBKC if the holders of more than 10% in the aggregate of the Neighbors Common Stock outstanding immediately prior to the record date for the Shareholders Meeting vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC; or

(i)    Pursuant to the provisions of Section 3.1(c) if the parties are unable to reach agreement as provided therein.

10.2    Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment.

10.3    Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6 and 8.12.

10.4    Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then Neighbors (or its successor) shall pay or cause to be paid to SBKC, as liquidated damages and not as a penalty, upon demand a termination payment of $1.4 million payable in same day funds.

10.5    Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1    Definitions.

(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Neighbors, or the beneficial ownership or 15% or more of any class of Neighbors capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Neighbors capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean an amount equal to (i) $1,819,000 less (ii) the dollar amount equal to (A) $1,819,000 multiplied by (B) the Dissenter Ratio.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of Neighbors Common Stock outstanding immediately prior to the Effective Time.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a

Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the value of the total consideration payable to holders of the Outstanding Neighbors Shares and Dissenting Shares pursuant to this Agreement, which shall have a deemed value of $30,619,000.

“Merger Consideration per Share” shall mean the Merger Consideration divided by the aggregate number of shares of Neighbors Shares and Neighbors stock options and warrants outstanding immediately prior to the Effective Time.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“Neighbors Common Stock” shall mean the $0.50 par value common stock of Neighbors.

“Neighbors Common Stock Equivalent” shall mean: (i) one share in the case of shares of Neighbors Common Stock that are outstanding immediately prior to the Effective Time; and (ii) for options or warrants to purchase Neighbors Common Stock that are outstanding immediately prior to the Effective Time, the Net Equivalent Value of such option or warrant divided by the Merger Consideration per share.

“Neighbors Disclosure Memorandum” shall mean the written information entitled “Neighbors Disclosure Memorandum” delivered prior to the date of this Agreement to SBKC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Neighbors Entities” shall mean, collectively, Neighbors and Neighbors Bank.

“Neighbors Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of Neighbors as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Neighbors in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Neighbors as of September 30, 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine month period ended September 30, 2005, as delivered by Neighbors to SBKC prior to execution of this Agreement.

“Neighbors Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Neighbors Entities, taken as a whole, or (ii) the ability of Neighbors to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Neighbors taken with the prior informed written Consent of SBKC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Neighbors, including expenses incurred by Neighbors in consummating the transactions contemplated by this Agreement.

“Net Equivalent Value” shall mean, for a given Neighbors stock option or warrant, the product of (A) the Merger Consideration per Share minus the option or warrant’s exercise price per share and (B) the number of shares of Neighbors Common Stock underlying such option or warrant.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Neighbors or SBKC, and “Parties” shall mean both Neighbors and SBKC.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) the number one by (ii) the total number of Outstanding Neighbors Shares as of the Effective Time.

“Proxy Statement” shall mean the proxy statement used by Neighbors to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBKC relating to the issuance of the SBKC Common Stock to holders of Neighbors Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBKC under the 1933 Act with respect to the shares of SBKC Common Stock to be issued to the shareholders of Neighbors in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the Office of Thrift Supervision and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Neighbors to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“SBKC Common Stock” shall mean the $1.00 par value common stock of SBKC.

“SBKC Disclosure Memorandum” shall mean the written information entitled “SBKC Disclosure Memorandum” delivered prior to the date of this Agreement to Neighbors describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SBKC Entities” shall mean, collectively, SBKC and all SBKC Subsidiaries.

“SBKC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBKC as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBKC in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBKC as of September 30, 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by SBKC to Neighbors prior to execution of this Agreement.

“SBKC Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of SBKC and its Subsidiaries, taken as a whole, or (ii) the ability of SBKC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of SBKC (or any of its Subsidiaries) taken with the prior informed written Consent of Neighbors in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of SBKC, including expenses incurred by SBKC in consummating the transactions contemplated by this Agreement.

“SBKC Subsidiaries” shall mean the Subsidiaries of SBKC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SBKC in the future and held as a Subsidiary by SBKC at the Effective Time.

“Stock Consideration” shall mean the number of shares of SBKC Common Stock equal to (i) 1,233,404 minus (ii) the product of (A) 1,233,404 and (B) the Dissenter Ratio. Solely for purposes of calculating the deemed value of the Merger Consideration, each share of SBKC Common Stock issued as stock consideration shall have a fixed deemed value of $23.35.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2    Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3    Brokers and Finders. Except as disclosed in Section 11.3 of the Neighbors Disclosure Memorandum and of the SBKC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Neighbors or by SBKC, each of Neighbors and SBKC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4    Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5    Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Neighbors Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of Neighbors Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Neighbors Common Stock will be exchanged for shares of SBKC Common Stock shall not be amended after the Neighbors Shareholders’ Meeting in a manner adverse to the holders of Neighbors Common Stock without any requisite approval of the holders of the issued and outstanding shares of Neighbors Common Stock entitled to vote thereon.

11.6    Waivers.

(a)    Prior to or at the Effective Time, SBKC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Neighbors, to waive or extend the time for the compliance or fulfillment by Neighbors of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBKC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBKC.

(b)    Prior to or at the Effective Time, Neighbors, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBKC, to waive or extend the time for the compliance or fulfillment by SBKC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Neighbors under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Neighbors.

(c)    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7    Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Neighbors:	NeighborsBancshares, Inc. 2380 Old Milton Parkway Alpharetta, Georgia 30004 Attention:Chairman

With a copy to:	WalterG. Moeling, IV, Esq. Powell Goldstein LLP 1201 West Peachtree Street, N.E Atlanta, Georgia 30309

SBKC:	Security Bank Corporation P. O. Box 4748 Macon, Georgia 31208-4748 Attention:H. Averett Walker, President and Chief Executive Officer

With a copy to:	ThomasO. Powell, Esq. Troutman Sanders LLP 600 Peachtree Street NE Suite 5200 Atlanta, Georgia 30308-2216

11.9    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11    Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12    Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. Averett Walker President and Chief Executive Officer

NEIGHBORS BANCSHARES, INC.

By:	/s/ Phil Baldwin
Phil Baldwin President and Chief Executive Officer

APPENDIX 1

Bank Stocks to be Used in Calculation of Index Ratio

Name	Symbol	City	State
Capital City Bank Group Inc.	CCBG	Tallahassee	FL

First Community Bancshares Inc	FCBC	Bluefield	VA

Union Bankshares Corp.	UBSH	Bowling Green	VA

Bank of the Ozarks Inc.	OZRK	Little Rock	AR

First Bancorp	FBNC	Troy	NC

Virginia Financial Group	VFGI	Culpeper	VA

Seacoast Banking Corp. of FL	SBCF	Stuart	FL

SCBT Financial Corp.	SCBT	Columbia	SC

GB&T Bancshares Inc.	GBTB	Gainesville	GA

Fidelity Southern Corp.	LION	Atlanta	GA

Southern Community Financial	SCMF	Winston-Salem	NC

Cardinal Financial Corp.	CFNL	McLean	VA

BancTrust Financial Group Inc.	BTFG	Mobile	AL

Virginia Commerce Bancorp Inc.	VCBI	Arlington	VA

Bank of Granite Corp.	GRAN	Granite Falls	NC

EXHIBIT “A”

AFFILIATE AGREEMENT

Security Bank Corporation

Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of Neighbors (“Neighbors”), a corporation organized under the laws of the State of Georgia and located in Alpharetta, Georgia, and will become a shareholder of Security Bank Corporation (“SBKC”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of November 22, 2005 (the “Agreement”), by and between Neighbors and SBKC. Under the terms of the Agreement, Neighbors will be merged into and with SBKC (the “Merger”), and the shares of the $0.50 par value common stock of Neighbors (“Neighbors Common Stock”) will be converted into and exchanged for cash and shares of the $1.00 par value common stock of SBKC (“SBKC Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and SBKC regarding certain rights and obligations of the undersigned in connection with the shares of SBKC Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Neighbors and the mutual covenants contained herein, the undersigned and SBKC hereby agree as follows:

1.    Vote on the Merger. The undersigned agrees to vote all shares of Neighbors Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless SBKC is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Neighbors Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than Neighbors, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.    Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of SBKC, transfer any shares of Neighbors Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3.    Affiliate Status. The undersigned understands and agrees that as to Neighbors the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4.    Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that SBKC has informed the undersigned that any distribution by the undersigned of SBKC Common Stock has not been registered under the 1933 Act and that shares of SBKC Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SBKC is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of SBKC Common Stock.

5.    Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or

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otherwise dispose of the shares of SBKC Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Neighbors.

6.    Filing of Reports by SBKC. SBKC agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SBKC Common Stock issued to the undersigned pursuant to the Merger.

7.    Miscellaneous. This Affiliate Agreement is the complete agreement between SBKC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

8.    Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and between Security Bank Corporation and Neighbors.

This Affiliate Agreement is executed as of the      day of                     , 2005.

Very truly yours,

Signature

Print Name

Address Telephone No.

AGREED TO AND ACCEPTED as of

                    , 2005

SECURITY BANK CORPORATION

By:

Its:

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EXHIBIT “B”

MATTERS AS TO WHICH

TROUTMAN SANDERS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.    SBKC is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.    SBKC’s authorized capital stock consists of              shares of SBKC Common Stock, of which, to our knowledge,             shares were outstanding as of             , 2005 and             shares were outstanding as of the Closing Date. To our knowledge, the shares of SBKC Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

3.    The execution and delivery by SBKC of the Agreement do not, and if SBKC were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of SBKC or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any SBKC Entity is a party or by which either is bound.

4.    The Agreement has been duly and validly executed and delivered by SBKC, and, assuming valid authorization, execution and delivery by Neighbors, constitutes a valid and binding agreement of SBKC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5.    The shares of SBKC Common Stock to be issued to the shareholders of Neighbors as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

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EXHIBIT “C”

MATTERS AS TO WHICH

POWELL GOLDSTEIN LLP OR WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.    Neighbors is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.    Neighbors’ authorized capital stock consists of              shares of Neighbors Common Stock, of which, to our knowledge,             shares were outstanding as of             , 2005 and             shares were outstanding as of the Closing Date. To our knowledge, the shares of Neighbors Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Neighbors to issue or acquire any of its equity securities.

3.    The execution and delivery by Neighbors of the Agreement do not, and if Neighbors were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Neighbors or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which Neighbors is a party or by which either is bound.

4.    The Agreement has been duly and validly executed and delivered by Neighbors and assuming valid authorization, execution and delivery by SBKC, constitutes a valid and binding agreement of Neighbors enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

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FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF REORGANIZATION

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this “first amendment”) is entered into effective as of December 22, 2005, by and between security bank corporation (“sbkc”), a georgia corporation, and neighbors bancshares, inc. (“neighbors”), a georgia corporation.

W I T N E S S E T H:

WHEREAS, SBKC and Neighbors entered into that certain Agreement and Plan of Reorganization dated November 22, 2005 (the “Agreement”), pursuant to which Neighbors will be merged with and into SBKC; and

WHEREAS, the parties hereto desire to amend the Agreement pursuant to Section 11.5 thereof as provided herein to make a technical change to the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Section 11.1 of the Agreement is hereby amended by deleing the definition of Merger Consideration per Share set forth therein in its entirety and inserting the following in lieu thereof:

“Merger Consideration per Share” shall mean (i) the Merger Consideration plus the product of (A) the average exercise price of the Neighbors stock options and warrants outstanding immediately prior to the Effective Time and (B) the total number of Neighbors stock options and warrants outstanding immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of Neighbors Common Stock and Neighbors stock options and warrants outstanding immediately prior to the effective time.

2. This First Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the choice of law principles thereof.

3. Other than as amended by this First Amendment, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control.

4. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute a single original.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

SECURITY BANK CORPORATION

/S/ H. AVERETT WALKER
H. Averett Walker President and Chief Executive Officer

NEIGHBORS BANCSHARES, INC.

/S/ PHIL BALDWIN
Phil Baldwin President and Chief Executive Officer

Appendix B

Opinion of Burke Capital Group, L.L.C.

November 22, 2005

Board of Directors

Neighbors Bancshares, Inc.

2380 Old Milton Parkway

Alpharetta, GA 30004

Members of the Board of Directors:

Neighbors Bancshares, Inc., Inc. (“Neighbors”) and Security Bank Corporation (“Security”) have agreed to enter into an Agreement and Plan of Reorganization dated November 22, 2005 (the “Agreement”), whereby Neighbors will merge with a wholly owned subsidiary of Security (the “Merger”), with Security being the surviving corporation and with the issued and outstanding shares of common stock of Neighbors (“Neighbors Common Stock”) and options spread to purchase Neighbors common stock being converted into the right to receive $1.37 in cash and 0.9256 shares of Security (“Security Stock”) for each share of Neighbors Common Stock and equivalent option share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that Security will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. Neighbors has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i)	the Agreement and certain of the schedules thereto;

(ii)	certain publicly available financial statements and other historical financial information of Neighbors and Security that we deemed relevant;

(iii)	projected earnings budgets and estimates for Neighbors and Security, prepared by management of Neighbors and Security;

(iv)	the views of senior management of Neighbors, based on discussions with members of senior management, regarding Neighbors’ business, financial condition, results of operations and future prospects;

(v)	the pro forma financial impact of the Merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Neighbors and BCG;

(vi)	a comparison of certain financial information for Neighbors with similar publicly available information for certain other companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current market environment generally and the banking environment in particular; and

(ix)	such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant.

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Neighbors and Security or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of

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management of Neighbors and Security that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Neighbors, Security or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Neighbors or Security, nor have we reviewed any individual credit files relating to Neighbors or Security. We have assumed, with your consent, that the respective allowances for loan losses for both Neighbors and Security are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for Neighbors and Security and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of Neighbors, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Neighbors and Security and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Neighbors’ or Security’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is September 30, 2004. We have assumed in all respects material to our analysis that Neighbors and Security will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Neighbors’ common stock may trade at any time.

We will receive a fee for our services as financial advisor to Neighbors and for rendering this opinion. BCG has not had an investment banking relationship with Security; nor does it have any contractual relationship with Security.

This opinion is directed to the Board of Directors of Neighbors and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.

Burke Capital Group, L.L.C.

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Appendix C

Article 13 of the Georgia Business Corporation Code

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.     Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.    Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters’ rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14 2 1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.    Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The articles of incorporation of Security Bank Corporation, as amended, provide that Security Bank Corporation may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code. Article Nine of Security’s bylaws provides that Security may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of Security, or by reason of such person serving, at the request of Security, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, Security will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Security, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of Security. In addition, Security will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of Security Bank Corporation; or (c) a majority of disinterested directors then in office.

Article Nine of Security’s bylaws further authorizes Security, upon approval by its Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to Security that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of Security, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Security’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization between Security Bank Corporation and Neighbors Bancshares, Inc., dated November 22, 2005 and amended December 22, 2005 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

3.1	Articles of Incorporation of Security Bank Corporation, as amended (incorporated by reference to Exhibit 3.1 to Security’s registration statement on Form S-4 (File No. 333-128767) filed with the commission on October 4, 2005).

3.2	Bylaws of Security Bank Corporation (incorporated by reference to Exhibit 3.2 to Security’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

Exhibit		Description of Exhibit
4.1		See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, as amended, which define the rights of its shareholders.

4.2		Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

5.1	*	Opinion of Troutman Sanders LLP, dated December 23, 2005, regarding legality of securities being registered (including its consent).

8.1		Opinion of Troutman Sanders LLP regarding certain tax matters (including its consent).

21.1		Schedule of subsidiaries of Security Bank Corporation (incorporated by reference from Exhibit 21.1 of Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

23.1		Consent of Troutman Sanders LLP (included in Exhibits 5.1 and 8.1).

23.2		Consent of Burke Capital Group, L.L.C.

23.3		Consent of McNair, McLemore, Middlebrooks & Co., LLP.

23.4		Consent of Porter Keadle Moore, LLP.

99.1		Form of Proxy of Neighbors Bancshares, Inc.

*	Previously filed.

(b) Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Security Bank Corporation has filed this Amendment to be signed on its behalf by the undersigned duly authorized in the City of Macon, State of Georgia, on February 1, 2006.

SECURITY BANK CORPORATION

By:	/S/ H. AVERETT WALKER
H. AVERETT WALKER, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons on February 1, 2006, in the capacities indicated.

* Edward M. Beckham Director

* Alford C. Bridges Director

* Frank H. Childs, Jr. Director

* Thad G. Childs, Jr. Director

Benjamin W. Griffith, III Director

* Ruthie G. McMichael Director

* Robert T. Mullis Director

* Ben G. Porter Director

* T. Kevin Reece Director

* John W. Ramsey Director

* Robert M. Stalnaker Director

* H. Cullen Talton, Jr. Director

* Joe E. Timberlake, III Director

/S/ H. AVERETT WALKER H. Averett Walker President, Chief Executive Officer and Director (Principal Executive Officer)

* Larry C. Walker Director

* Richard W. White Director

/S/ JAMES R. MCLEMORE James R. McLemore Chief Financial Officer (Principal Financial and Accounting Officer)

* By:	/S/ JAMES R. MCLEMORE
James R. McLemore, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description of Exhibit
2.1		Agreement and Plan of Reorganization between Security Bank Corporation and Neighbors Bancshares, Inc., dated November 22, 2005 and amended December 22, 2005 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

5.1	*	Opinion of Troutman Sanders LLP, dated December 23, 2005, regarding legality of securities being registered (including its consent).

8.1		Opinion of Troutman Sanders LLP regarding certain tax matters (including its consent).

23.2		Consent of Burke Capital Group, L.L.C.

23.3		Consent of McNair, McLemore, Middlebrooks & Co., LLP.

23.4		Consent of Porter Keadle Moore, LLP.

99.1		Form of Proxy of Neighbors Bancshares, Inc.

*	Previously filed.